   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997
                                                      REGISTRATION NO. 333-40295
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            HAWKER PACIFIC AEROSPACE
               (Exact name of registrant as specified in charter)

          CALIFORNIA                         3728                  95-3528840
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                         ------------------------------
                               11240 SHERMAN WAY
                          SUN VALLEY, CALIFORNIA 91352
                                 (818) 765-6201
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------
                                DAVID L. LOKKEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            HAWKER PACIFIC AEROSPACE
                               11240 SHERMAN WAY
                          SUN VALLEY, CALIFORNIA 91352
                              TEL: (818) 765-6201
                              FAX: (818) 765-8073
           (Name, address and telephone number of agent for service)
                         ------------------------------
                                   COPIES TO:

       YVONNE E. CHESTER, ESQ.                     MARK A. KLEIN, ESQ.
       ROBERT E. BENFIELD, ESQ.                   SUSAN B. KALMAN, ESQ.
TROY & GOULD PROFESSIONAL CORPORATION     FRESHMAN, MARANTZ, ORLANSKI, COOPER &
                                                          KLEIN
  1801 CENTURY PARK EAST, SUITE 1600        9100 WILSHIRE BOULEVARD, 8TH FLOOR
    LOS ANGELES, CALIFORNIA 90067            BEVERLY HILLS, CALIFORNIA 90212
         TEL. (310) 553-4441                       TEL. (310) 273-1870
         FAX. (310) 201-4746                       FAX. (310) 274-8357

                         ------------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF SECURITIES                         AGGREGATE OFFERING                AMOUNT OF
                          TO BE REGISTERED                                       PRICE(1)                REGISTRATION FEE(2)
Common Stock, no par value...........................................          $31,816,670                    $9,641.41
Representatives' Warrants(3)(4)......................................              223                           0.07
Common Stock, no par value(4)(5).....................................           2,227,160                       674.90
    Total Registration Fee...........................................                                        $10,316.38*

 *  Previously paid.

(1) Estimated solely for the purpose of calculating the registration fee, and based upon a proposed maximum offering price per share of $10.00. Includes the offering price of up to 415,000 shares that may be purchased at the option of the Underwriters solely to cover over-allotments, if any.
(2) Computed in accordance with Rule 457(o).
(3) To be issued to the Representatives of the several Underwriters.
(4) Pursuant to Rule 416, there are also being registered such indeterminate number of shares and warrants as may become issuable pursuant to antidilution provisions of the Warrants registered hereunder.
(5) Issuable upon the exercise of the Representatives' Warrants at an assumed maximum exercise price per share of $10.00.
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 24, 1997

                                     [LOGO]

                                2,766,667 SHARES

                                  COMMON STOCK
                               ------------------

    Of the 2,766,667 shares of Common Stock offered hereby, 2,600,000 are being sold by Hawker Pacific Aerospace, a California corporation ("Hawker Pacific" or the "Company") and 166,667 are being sold by a shareholder of the Company (the "Selling Shareholder"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholder. Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be in the range of $8 to $10 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. Immediately following the Offering, the shareholders of Unique Investment Corp. will beneficially own in the aggregate approximately 47.5% (or 40.4% if the over-allotment option is exercised in full) of the Company's outstanding Common Stock, and by virtue of such ownership will have effective control over all matters requiring a vote of shareholders, including the election of a majority of directors. See "Risk Factors--Control by Existing Shareholders and Anti-Takeover Provisions." The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "HPAC" subject to official notice of issuance.
                            ------------------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN INFORMATION THAT SHOULD BE
                                   CONSIDERED
         BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           UNDERWRITING                               PROCEEDS TO
                                        PRICE TO           DISCOUNTS AND         PROCEEDS TO            SELLING
                                         PUBLIC           COMMISSIONS(1)         COMPANY(2)           SHAREHOLDER
Per Share........................           $                    $                    $                    $
Total(3).........................           $                    $                    $                    $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses estimated at $      payable by the Company and
    $      payable by the Selling Shareholder.

(3) The Selling Shareholder has granted to the Underwriters a 30-day option to purchase up to an aggregate of 415,000 additional shares of Common Stock at the price to the public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to the Selling Shareholder will be $         ,
    $       and $         , respectively. See "Principal and Selling
    Shareholders" and "Underwriting." The Company will not receive any portion of the proceeds from the sale of the shares by the Selling Shareholder.
                            ------------------------

    The shares of Common Stock are offered by the Underwriters named herein, subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriters and subject to certain prior conditions including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of EVEREN Securities, Inc., or through the facilities of The Depository
Trust Company, New York, New York on or about            , 1998.

EVEREN SECURITIES, INC.                                    THE SEIDLER COMPANIES
                                                        INCORPORATED

               The date of this Prospectus is            , 1998.

                                   [ART WORK]

LANDING GEAR

    Large air transport landing gear, which are comprised of thousands of component parts and may stand over seven feet tall and require sophisticated information systems technology, skilled labor and heavy machinery to complete the repair and overhaul processes performed by the Company.

    THE COMPANY'S BORING MILLS, PERFORMING TIGHT TOLERANCE MACHINING OF A WIDEBODY LANDING GEAR COMPONENT

    PLASTIC MEDIA BLASTING FOR EFFICIENT PAINT REMOVAL

PRECISION TRACKING

    The Company utilizes advanced systems including computerized material requirements planning, bar-coded routing systems and electronic data order processing.

    These systems enable the Company to instantaneously track any job through all repair operations and provide a direct link between facilities, allowing a real-time view of work orders and associated material requirements.

    DC10 MAIN LANDING GEAR ASSEMBLY, OVERHAULED BY HAWKER PACIFIC

    SA365 DAUPHIN MAIN CONTROL

    AS332 PUMA LOAD ABSORBING LANDING GEAR SHOCK STRUT

    MD-11 WHEEL & TIRE ASSEMBLY

    AS332 SUPER PUMA MAIN SERVO CONTROL

HYDROMECHANICS

    Hawker Pacific's broad array of services include repair and overhaul of hydraulic systems, flight controls, constant speed drives and integrated drive generators for a variety of fixed wing aircraft and helicopters.

WHEELS TIRES & BRAKES

    Hawker Pacific's United States facility offers one stop, full service wheel, tire and brake (steel and carbon) overhaul and repair, Aircraft On the Ground and technical support for a wide range of commercial and corporate aircraft.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK.

                                  THE COMPANY

    Hawker Pacific repairs and overhauls aircraft and helicopter landing gear, hydromechanical components and wheels, brakes and braking system components for a diverse international customer base, including commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, aircraft parts distributors and original equipment manufacturers ("OEMs"). In addition, the Company distributes and sells new and overhauled spare parts and components for both fixed wing aircraft and helicopters. During the nine months ended September 30, 1997, the Company had in excess of 440 customers, several of which have entered into long-term service contracts with the Company, including Federal Express Corporation, American Airlines, Inc., the United States Coast Guard, and US Airways, Inc. In September 1997, the Company entered into a comprehensive letter of intent to purchase, for approximately L13.0 million (approximately $21.1 million at September 30, 1997), substantially all of the assets of British Airways' landing gear repair and overhaul operations. The Company has entered into a definitive purchase agreement with British Airways and expects to close the transaction immediately following completion of this Offering using approximately $10 million of the net proceeds. As part of the BA Acquisition, the Company and British Airways have agreed to enter into a seven-year exclusive service agreement to provide landing gear and related repair and overhaul services to substantially all of the aircraft currently operated by British Airways. The Company believes that the BA Acquisition will provide it with a base in the United Kingdom from which to expand its international repair and overhaul operations significantly and position itself to become the global leader in its markets. See "Acquisition of Certain Assets of British Airways" and "Use of Proceeds."

    The Company believes it is well positioned to benefit from the following aviation industry trends that are driving increased demand for third-party repair, overhaul and spare parts inventory management services: (i) an increase in worldwide air traffic associated with the addition of new aircraft and more frequent use of existing aircraft; (ii) the outsourcing by aircraft operators of services previously handled internally; (iii) the break-up of monopolistic aircraft maintenance consortiums; and (iv) an increase in regulatory and customer emphasis on the traceability of aircraft parts.

GROWTH STRATEGY

    PURSUE ADDITIONAL INTERNATIONAL GROWTH OPPORTUNITIES. The Company believes that the international aviation aftermarket presents the greatest potential for substantial growth. With the hydromechanical repair and overhaul services that it performs from its Netherlands facility and the large air transport repair and overhaul operations that it will establish through the BA Acquisition, the Company believes it will be able to provide customers with a full range of repair and overhaul services in Europe. In addition, the Company believes that the break-up of aircraft maintenance consortiums will create opportunities for the Company to expand its European, Middle Eastern and Asian customer bases. With facilities located in the United Kingdom and California, the Company believes that it will be geographically positioned to pursue additional growth opportunities in both the European and Asian aviation aftermarkets.

    FOCUS ON LONG-TERM SERVICE AGREEMENTS. Through increased sales and marketing efforts, the Company is actively seeking to enter into long-term service agreements with its existing and potential customers to provide its services for all of their respective aircraft. A recent example of the Company's success in this area includes the Company's September 1997 seven-year exclusive agreement with American Airlines to service landing gear on all Boeing 757 aircraft within its fleet. While long-term agreements are often terminable on short notice, the Company believes that securing long-term service agreements with customers will provide Hawker Pacific with a more predictable and consistent flow of business and enable it to improve its profit margins from fixed wing operations.

    EXPAND EXISTING OPERATIONS. Hawker Pacific seeks to increase sales, margins and operating income by marketing its landing gear repair and overhaul services to new and existing customers and expanding its hydromechanical component product lines. Boeing projects that the global aircraft fleet will grow from approximately 11,500 aircraft at the end of 1996 to over 16,000 aircraft in 2006 and 23,000 aircraft in 2016. The Company plans to expand its landing gear repair and overhaul operations in order to capitalize on this growth trend. The Company also intends to expand hydromechanical component service offerings particularly through increased capabilities resulting from the BA Acquisition.

    SUPPLEMENT GROWTH THROUGH ACQUISITION. The Company intends to evaluate and pursue strategically located acquisition prospects with technology, equipment and inventory that complement or expand the Company's existing operations and that may enable it to expand into new geographic or product markets.

COMPETITIVE STRENGTHS

    - STRONG MARKET POSITION. The Company through its predecessors has been providing aftermarket products and services to the aviation industry for over 30 years and believes it has gained an international reputation for high quality and reliability. The Company believes that its customers select Hawker Pacific based on its superior quality of service, competitive pricing, rapid turnaround time and extensive industry experience. Using its engineering expertise, the Company has developed proprietary or specialized repair and overhaul equipment and techniques, including the ability to manufacture certain replacement parts in-house, that enable it to reduce costs in providing its customers with repair and overhaul services.

    - EXPERIENCED MANAGEMENT TEAM. The Company's senior executives have on average over 20 years of industry experience and have served the Company for an average of seven years. In addition, the Company believes that its customers highly value the extensive experience of its 15 managers, who have served the Company on average for 12 years.

    - ADVANCED MANAGEMENT INFORMATION SYSTEMS. The Company has developed proprietary systems to manage and schedule work flow and coordinate many aspects of operations. The Company believes that its management information systems are among the most advanced in its industry, permitting the Company to achieve greater operating efficiencies, offer a higher level of customer service than its competitors and provide complete traceability of aircraft parts.

    Hawker Pacific was incorporated in 1980 in California as a distributor of aircraft parts and certain other consumer products and began providing aircraft repair and overhaul services in 1987. In November 1996, BTR Dunlop, Inc. sold all of the outstanding capital stock of the Company to the Company's current shareholders. See "Certain Transactions--Acquisition of the Company from BTR." Unless the context otherwise requires, all references henceforth to the "Company" or "Hawker Pacific" shall include Hawker Pacific Aerospace Limited, a wholly-owned United Kingdom subsidiary formed in November 1997. The Company's principal executive offices are located at 11240 Sherman Way, Sun Valley, California 91352, and its telephone number is (818) 765-6201.

                                  THE OFFERING

Common Stock Offered:
    By the Company..............................................  2,600,000 shares

    By the Selling Shareholder..................................  166,667 shares

Common Stock Outstanding after the Offering.....................  5,822,222 shares

Use of Proceeds.................................................  The net proceeds will be used to finance a portion of the BA Acquisition, to repay a
                                                                  portion of certain indebtedness and for working
                                                                  capital and general corporate purposes. See "Use
                                                                  of Proceeds."

Risk Factors....................................................  Prospective investors should consider carefully the factors set forth under "Risk Factors."

Nasdaq National Market Symbol...................................  HPAC

                            ------------------------

    UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE COMPANY ARE TO HAWKER PACIFIC AEROSPACE ("HAWKER PACIFIC" OR THE "COMPANY"). "BA ASSETS" REFERS TO THE ASSETS OF BRITISH AIRWAYS PLC'S ("BRITISH AIRWAYS") LANDING GEAR REPAIR AND OVERHAUL OPERATIONS TO BE ACQUIRED BY THE COMPANY IMMEDIATELY FOLLOWING THE CLOSING OF THE OFFERING (THE "BA ACQUISITION"). UNLESS OTHERWISE INDICATED, THE INFORMATION SET FORTH HEREIN (I) REFLECTS A 579.48618 FOR ONE STOCK SPLIT (ASSUMING AN INITIAL PUBLIC OFFERING PRICE OF $9 PER SHARE) TO BE EFFECTED PRIOR TO THIS OFFERING, (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, THE REPRESENTATIVES' WARRANTS TO PURCHASE UP TO 222,716 SHARES OF COMMON STOCK, OR OPTIONS TO PURCHASE UP TO AN AGGREGATE OF 756,888 SHARES OF COMMON STOCK GRANTED OR RESERVED UNDER THE COMPANY'S 1997 STOCK OPTION PLAN AND PURSUANT TO MANAGEMENT STOCK OPTIONS GRANTED IN NOVEMBER 1997, AND (III) GIVES EFFECT TO THE CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S SERIES A PREFERRED STOCK (THE "PREFERRED STOCK") INTO 222,222 SHARES OF COMMON STOCK (ASSUMING AN INITIAL PUBLIC OFFERING PRICE OF $9 PER SHARE).

                           FORWARD-LOOKING STATEMENTS

    When included in this Prospectus, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. For a discussion of certain of such risks, see "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                             SUMMARY FINANCIAL DATA
                (In thousands, except share and per share data)

                                         PREDECESSOR(1)                               SUCCESSOR(1)
                                   --------------------------  -----------------------------------------------------------
                                       YEAR       TEN MONTHS    TWO MONTHS         YEAR                NINE MONTHS
                                       ENDED         ENDED        ENDED           ENDED                   ENDED
                                   DECEMBER 31,   OCTOBER 31,  DECEMBER 31,    DECEMBER 31,           SEPTEMBER 30,
                                      1995(2)       1996(3)        1996            1996              1996          1997
                                   -------------  -----------  ------------  ----------------  ----------------  ---------
                                                                                   (PRO              (PRO
                                                                               FORMA)(3)(4)      FORMA)(3)(4)
STATEMENT OF OPERATIONS DATA:
  Revenues.......................    $  35,012     $  32,299    $    6,705      $   39,004        $   29,567     $  30,060
  Cost of revenues...............       28,993        27,027         4,599          31,799            25,157        23,083
                                   -------------  -----------  ------------  ----------------  ----------------  ---------
  Gross profit...................        6,019         5,272         2,106           7,205             4,410         6,977
  Selling, general and
    administrative(5)............        4,837         5,044         1,059           6,161             4,406         4,118
  Restructuring charges(3).......       --             1,196        --               1,196             1,196        --
                                   -------------  -----------  ------------  ----------------  ----------------  ---------
  Income (loss) from
    operations...................        1,182          (968)        1,047            (152)           (1,192)        2,859
  Interest expense, net..........       (1,598)       (1,609)         (196)         (2,305)           (1,734)       (1,802)
  Income tax expense
    (benefit)(6).................         (680)         (971)          382            (934)           (1,112)          392
                                   -------------  -----------  ------------  ----------------  ----------------  ---------
  Net income (loss)..............    $     264     $  (1,606)   $      469      $   (1,523)       $   (1,814)    $     665
                                   -------------  -----------  ------------  ----------------  ----------------  ---------
                                   -------------  -----------  ------------  ----------------  ----------------  ---------
  Pro forma net income (loss) per
    share........................                               $     0.15      $    (0.43)       $    (0.58)    $    0.21
                                                               ------------  ----------------  ----------------  ---------
  Pro forma supplemental net
    income per share(7)..........                               $    (0.14)                                      $   (0.25)
  Weighted average shares
    outstanding..................                                3,119,627       3,119,627         3,119,627     3,119,811
OPERATING AND OTHER DATA:
  Capital expenditures...........    $   4,114     $   1,199    $   28,553                                       $   1,576
  Depreciation and
    amortization.................          854           819           200                                             866
  EBITDA(8)......................        2,036          (149)        1,254                                           3,727

                                                                                               SEPTEMBER 30, 1997
                                                                                           --------------------------
                                                                                            ACTUAL    AS ADJUSTED(9)
                                                                                           ---------  ---------------
BALANCE SHEET DATA:
  Working capital........................................................................  $   5,582     $  21,344
  Total assets...........................................................................     39,399        52,518
  Total long-term debt (excluding current portion).......................................     18,063        13,063
  Total shareholders' equity.............................................................      3,674        24,936

------------------------------

(1) Predecessor information represents the historical financial data of the Company when it was owned by BTR Dunlop, Inc. ("BTR"). Successor information represents the historical financial data after the acquisition of the Company by its existing shareholders (the "BTR Transaction"). See "Certain Transactions-- Acquisition of the Company from BTR" and Note 1 of Notes to Financial Statements.

(2) Fiscal 1995 includes a charge to cost of revenues of $927,000 for disposal of inventory related to the merger (the "Dunlop Merger") of certain operations of Dunlop Aviation, Inc., a wholly-owned subsidiary of BTR Dunlop Holdings, Inc. ("Dunlop Aviation"), which had operations in Chatsworth, CA ("Dunlop Chatsworth") and Miami, FL ("Dunlop Miami"). Fiscal 1995 also includes a net gain of approximately $300,000 in selling, general and administrative expenses which represents an operating expense of $700,000 offset by an insurance reimbursement of $1,000,000 related to an environmental liability incurred by the Company (the "EPA Claim"), for which it has been fully indemnified by BTR. The estimated total net cost of the EPA Claim recorded in fiscal 1995 was based on the information available at that time. See "Business--Environmental Matters and Proceedings" and Notes 1 and 7 of Notes to Financial Statements.

(3) Restructuring charges during the ten months ended October 31, 1996 relate to costs incurred to shut down discontinued operations of Dunlop Miami. See
    Note 10 of Notes to the Financial Statements. In addition, the ten months ended October 31, 1996, pro forma year ended December 31, 1996 and pro forma nine months ended September 30, 1996 include a charge of $489,000 to cost of revenues for the disposal of inventory related to the shutdown of Dunlop Miami and a charge to cost of revenues of $574,000 for non-productive inventory of the Company.

(4) The pro forma presentation gives effect to the BTR Transaction as though it had occurred on January 1, 1996.

(5) Included in selling, general and administrative expenses for the ten months ended October 31, 1996, the pro forma nine months ended September 30, 1996, and the pro forma year ended December 31, 1996 are expenditures related to the EPA Claim of

    $947,000. No such costs were incurred during the two months ended December 31, 1996 or the nine months ended September 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Results of Operations."

(6) Income tax expenses for the two months ended December 31, 1996 and nine months ended September 30, 1997 include provisions of $382,000 and $391,000, respectively, resulting from the reduction of deferred tax assets. No tax is actually payable for such provisions. See Note 4 of Notes to Financial Statements.

(7) Pro forma supplemental earnings per share reflect what earnings would have been if the debt retired with the proceeds from the Offering had been retired at the beginning of the period. The number of shares of Common Stock to be sold in this Offering, the proceeds from which will be used to retire debt, are included in this calculation with a corresponding reduction in interest expense. See Note 1 of Notes to Financial Statements.

(8) EBITDA represents earnings before taking into consideration interest expense, income tax expense and depreciation and amortization expense and is not a measurement of income under generally accepted accounting principles ("GAAP"). EBITDA may not provide an accurate comparison among companies because it is not necessarily computed identically by all companies. The use of such information is intended only to supplement the conventional income statement presentation and is not to be considered as an alternative to net income, cash flows or any other indicator of the Company's operating performance which is presented in accordance with GAAP.

(9) Adjusted to give effect to the receipt of the net proceeds from the sale by the Company of 2,600,000 shares of Common Stock to be sold in this Offering (at an assumed initial public offering price of $9.00 per share) and the application of the estimated net proceeds to working capital and repayment of a portion of certain debt. Does not give effect to the BA Acquisition which is expected to be completed immediately following the Offering. The Company plans to use $10 million from the proceeds of this Offering and approximately $12 million from a new credit facility to fund the purchase price of the BA Assets. See "Acquisition of Certain Assets of British Airways" and "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS WHEN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

AVIATION INDUSTRY RISKS

    The Company derives all of its sales and operating income from the services and parts that it provides to its customers in the aviation industry. Therefore, the Company's business is directly affected by economic factors and other trends that affect its customers in the aviation industry, including a possible decrease in aviation activity, a decrease in outsourcing by aircraft operators or the failure of projected market growth to materialize or continue. When such economic and other factors adversely affect the aviation industry, they tend to reduce the overall demand for the Company's products and services, thereby decreasing the Company's sales and operating income. There can be no assurance that economic and other factors that might affect the aviation industry will not adversely affect the Company's results of operations. See "Business--Market and Industry Overview."

FLUCTUATIONS IN RESULTS OF OPERATIONS

    The Company's operating results are affected by a number of factors, including the timing of orders for the repair and overhaul of landing gear and fulfillment of such contracts, the timing of expenditures to manufacture parts and purchase inventory in anticipation of future services and sales, parts shortages that delay work in progress, general economic conditions and other factors. Although the Company has secured several long-term agreements to service multiple aircraft, the Company receives sales under these agreements only when it actually performs a repair or overhaul. Because the average time between landing gear overhauls is seven years, the work orders that the Company receives and the number of repairs or overhauls that the Company performs in particular periods may vary significantly causing the Company's quarterly sales and results of operations to fluctuate substantially. The Company is unable to predict the timing of the actual receipt of such orders and, as a result, significant variations between forecasts and actual orders will often occur. In addition, the Company's need to make significant expenditures to support new aircraft in advance of generating revenues from repairing or overhauling such aircraft may cause the Company's quarterly operating results to fluctuate. Furthermore, the rescheduling of the shipment of any large order, or portion thereof, or any production difficulties or delays by the Company, could have a material adverse effect on the Company's quarterly operating results.

RISKS RELATING TO ACQUISITION STRATEGY; ESTABLISHMENT OF UNITED KINGDOM
  OPERATIONS

    Immediately following completion of this Offering, the Company will acquire the BA Assets using approximately $10 million of the proceeds from this Offering. See "Acquisition of Certain Assets of British Airways" and "Use of Proceeds." In the future, the Company may attempt to grow by acquiring other service and parts providers whose operations or inventories complement or expand the Company's existing repair and overhaul businesses or whose strategic locations enable the Company to expand into new geographic markets. The Company's ability to grow by acquisition depends upon, and may be limited by, the availability of suitable acquisition candidates and the Company's capital resources. Acquisitions involve risks that could adversely affect the Company's operating results, including the assimilation of the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. Although the Company investigates the operations and assets that it acquires, there may be liabilities that the Company fails or is unable to discover, and for which the Company as a successor owner or operator may be liable. In addition, costs and charges, including legal and accounting fees and reserves and write-downs relating to an acquisition, may be incurred by the Company or may be reported in connection with any such acquisition, including the BA Acquisition. The Company evaluates acquisition opportunities from time to time, but the Company has not entered into any commitments or binding agreements to date, except with respect to the BA Acquisition. There can be no assurance that the Company will be able to consummate acquisitions on satisfactory terms, or at all, or that it will be successful in integrating any such acquisitions, including the BA Acquisition, into its operations. The Company has no history or experience operating in the United Kingdom. Accordingly, establishing operations in the United Kingdom will subject the Company to all of the risks inherent in the establishment of a new business enterprise. The likelihood of the success of the Company's United Kingdom operations must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business. These include, without limitation, the need to establish manufacturing, marketing and administrative capabilities, the need to implement the Company's management information systems in its new location, the need to locate and move into a new facility, unanticipated marketing problems, new competitive pressures and expenses.

RISKS ASSOCIATED WITH EXPANSION OF INTERNATIONAL OPERATIONS

    The Company's growth strategy is based in large part on the Company's ability to expand its international operations, which will require significant management attention and financial resources. The Company currently has a division in the Netherlands, and through the BA Acquisition, the Company plans to expand further its international customer base. There can be no assurance that the Company's efforts to expand operations internationally, including the BA Acquisition, will be successful. Failure to increase revenue in international markets could have a material adverse effect on the Company's business, operating results and financial condition. In addition, international operations are subject to a number of risks, including longer receivable collection periods and greater difficulty in accounts receivable collections, unexpected changes in regulatory requirements, foreign currency fluctuations, import and export restrictions and tariffs, difficulties and costs of staffing and managing foreign operations, potentially adverse tax consequences, political instability, the burdens of complying with multiple, potentially conflicting laws and the impact of business cycles and economic instability outside the United States. Moreover, the Company's operating results could also be adversely affected by seasonality of international sales, which are typically lower in Asia in the first calendar quarter and in Europe in the third calendar quarter. In addition, inflation in such countries could increase the Company's expenses. These international factors could have a material adverse effect on future sales of the Company's products to intentional end-users and, consequently, the Company's business, operating results and financial condition.

    The Company's sales are principally denominated in United States dollars and to some extent in Dutch guilders, and the Company expects to make material sales in British pounds following the BA Acquisition. The Company makes substantial inventory purchases in French francs from such suppliers as Messier-Bugatti, Societe D'Applications Des Machines Motrices ("SAMM") and Eurocopter France. The Company's Netherlands facility's inventory purchases are primarily United States dollar denominated while sales and operating expenses are partially denominated in Dutch guilders. To date, the Company's business has not been significantly affected by currency fluctuations or inflation. However, the Company conducts business in the Netherlands and expects to conduct business in the United Kingdom, and thus fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive in particular countries, leading to a reduction in sales in that country. Upon completion of the BA Acquisition, the Company may engage in additional foreign currency denominated sales or pay material amounts of expenses in foreign currencies that may generate gains and losses due to currency fluctuations. The Company's operating results could be adversely affected by such fluctuations or as result of inflation in particular countries where material expenses are incurred. The Company's payment of the purchase price for the BA Acquisition will be denominated in pounds, and, therefore, the actual purchase price may fluctuate depending on the currency conversion factor in effect at the time the BA Acquisition is consummated.

SUBSTANTIAL COMPETITION

    Numerous companies compete with the Company in the aviation services industry. The Company primarily competes with various repair and overhaul organizations, which include the service arms of OEMs, the maintenance departments or divisions of large commercial airlines (some of which also offer maintenance services to third parties) and independent organizations such as the Landing Gear Services Division of the B.F. Goodrich Company ("BFG"), the Landing Gear Division of AAR Corporation ("AAR"), Revima, a company organized and operating under the laws of France ("Revima") and Dowty Aerospace Aviation Services ("Dowty"). The Company's major competitors in its hydromechanical components business include AAR and OEMs such as Sunstrand, Aeroquip Vickers, Inc. ("Vickers"), Parker-Hannifin Corporation ("Parker-Hannifin"), Messier-Bugatti and Lucas. The Company expects that competition in its industry will increase substantially as a result of industry consolidations and alliances in response to the trend in the aviation industry toward outsourcing of repair and overhaul services. In addition, as the Company moves into new geographic or product markets it will encounter new competition.

    The Company believes that the primary competitive factors in its marketplace are quality, price, rapid turnaround time and industry experience. Certain of the Company's competitors have substantially greater financial, technical, marketing and other resources than the Company. These competitors may have the ability to adapt more quickly to changes in customer requirements, may have stronger customer relationships and greater name recognition and may devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations. See "Business--Competition."

GOVERNMENT REGULATION

    The Company is highly regulated worldwide by the Federal Aviation Administration ("FAA"), the Joint Airworthiness Authority, a consortium of European regulatory authorities ("JAA"), and various other foreign regulatory authorities, including the Dutch Air Agency, which regulates the Company's Netherlands' operations. Upon completion of the BA Acquisition, the Company's British operations will be regulated by the Civil Aviation Authority ("CAA"). These regulatory authorities require aircraft to be maintained under continuous condition monitoring programs and to periodically undergo thorough inspection. In addition, all parts must be certified by the FAA and equivalent regulatory agencies in foreign countries and conformed to regulatory standards before they are installed on an aircraft. The Company is a certified FAA and JAA approved repair station and has been granted Parts Manufacturer Approvals by the FAA Manufacturing Inspectors District Office. In addition, the Company's operations are regularly audited and accredited by the Coordinating Agency for Supplier Evaluation, formed by commercial airlines to approve FAA approved repair stations and aviation parts suppliers. If material authorizations or approvals were revoked or suspended, the Company's operations would be materially and adversely affected. As the Company attempts to commence operations in countries in which it has not previously operated, it will need to obtain new certifications and approvals, and any delay or failure in attaining such certifications or approvals could have a material adverse effect on the Company's business, financial conditions and results of operations. In addition, if in the future new and more stringent regulations are adopted by foreign or domestic regulatory agencies, the Company's business may be materially and adversely affected.

DEPENDENCE ON KEY SUPPLIERS

    The Company purchases landing gear spare parts and components for a variety of fixed wing aircraft and helicopters. The Company has separate 10-year agreements that each expire in October 2006 with (i) Dunlop Limited, Aviation Division, (ii) Dunlop Limited, Precision Rubber and (iii) Dunlop Equipment Division (collectively, "Dunlop"). Under two of these agreements, the Company is entitled to purchase at a discount from list price Dunlop parts for resale and for use in the repair and overhaul of a variety of fixed wing aircraft and helicopters. For the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997, the Company's single largest supplier was Dunlop, accounting for approximately $5,005,000 (22.3%), $5,634,000 (27%) and $2,846,000
(19%), respectively, of the spare parts and components that the Company purchased in such periods. Failure by any one of these divisions of Dunlop to renew its agreement on similar terms when it expires could have a material adverse affect on the Company's business, financial condition and results of operations. In addition, the Company has agreements with Messier-Bugatti, SAMM and Eurocopter France that enable the Company to purchase new aircraft parts at discounts from list price. Many of the Company's supplier agreements, other than its agreements with Dunlop, are short-term and can be terminated by the suppliers upon providing 90 days prior written notice. A decision by any one of these suppliers to terminate their agreements would eliminate the competitive advantage the Company derives therefrom and could have a material adverse effect on the Company's business, financial condition and results of operations.

SHORTAGES OF SUPPLY; INVENTORY OBSOLESCENCE

    The Company's inventory consists principally of new, overhauled, serviceable and repairable aircraft landing gear parts and components that it purchases primarily from OEMs, parts resellers and customers. The Company believes it maintains a sufficient supply of inventory to meet its current and immediately foreseeable production schedule. However, the Company may fail to order sufficient parts in advance to meet its work requirements, a particular part may be unavailable when the Company needs it from its suppliers or the Company unexpectedly may receive one or more large orders simultaneously for repair and overhaul services. As a result, the Company may on occasion face parts shortages that delay its production schedule and prevent it from meeting required turnaround times. Any such part shortage could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, regulatory standards may change in the future, causing parts which are currently included in the Company's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in the Company's inventory. In all such cases, to the extent that the Company has such parts or excess parts in its inventory, their value will be reduced, which would adversely affect the Company's financial condition.

CUSTOMER CONCENTRATION; CONCENTRATION OF CREDIT RISKS

    A small number of customers have historically accounted for a substantial part of the Company's revenue in any given fiscal period. Sales derived from sales to Federal Express Corporation ("FedEx") and the United States Coast Guard (the "USCG") accounted for 18.4%, and 11.2%, respectively, of product sales for the year ended December 31, 1996 and 18.2% and 7.0%, respectively, of product sales for the nine months ended September 30, 1997. Some of the Company's long-term service agreements may be terminated by the customers upon providing the Company with 90 days prior written notice, and the Company's agreement with the USCG is subject to termination at any time at the convenience of the government. In addition, the Company's sales are made primarily on the basis of purchase orders rather than long-term agreements. The Company expects that a small number of customers will continue to account for a substantial portion of its sales for the foreseeable future. As a result, the Company's business, financial condition and results of operations could be materially adversely affected by the decision of a single customer to cease using the Company's products. In addition, there can be no assurance that sales from customers that have accounted for significant sales in past periods, individually or as a group, will continue, or if continued, will reach or exceed historical levels in any future period. See "Business-- Customers."

    At September 30, 1997, 20.9% and 11.1%, respectively of the Company's total accounts receivable were associated with two customers, FedEx and United Airlines, Inc. ("United Airlines"). At December 31, 1996, 7.4% and 9.3%, respectively of the Company's total accounts receivable were associated with FedEx and the USCG. Following the BA Acquisition, the Company expects that British Airways will account for a significant percentage of both its products sales and accounts receivable. Although the Company has not had any material difficulties in collecting its accounts receivable during the past three years, the Company cannot ensure that it will not have difficulty collecting receivables in the future. Any inability by the Company to collect receivables under its service agreements would have a material adverse effect on the Company's business, financial condition and results of operations.

ENVIRONMENTAL REGULATIONS

    The Company's operations are subject to extensive and frequently changing federal, state and local environmental laws and substantial related regulation by government agencies, including the United States Environmental Protection Agency ("EPA"), the California Environmental Protection Agency and the United States Occupational Safety and Health Administration. Among other matters, these regulatory authorities impose requirements that regulate the operation, handling, transportation and disposal of hazardous materials generated by the Company during the normal course of its operations, govern the health and safety of the Company's employees and require the Company to obtain and maintain permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on the Company and, as a result, substantially affects its operational costs. In addition, the Company may become liable for the costs of removal or remediation of certain hazardous substances released on or in its facilities without regard to whether or not the Company knew of, or caused, the release of such substances. The Company believes that it currently is in material compliance with applicable laws and regulations and is not aware of any material environmental problem at any of its current or former facilities. There can be no assurance, however, that its prior activities did not create a material problem for which the Company could be responsible or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulation, or an increase in the amount of hazardous substances generated by the Company's operations) will not result in any material environmental liability to the Company and materially and adversely affect the Company's financial condition and results of operations. The Company's plating operations, which use a number of hazardous materials and generate a significant volume of hazardous waste, increase the Company's regulatory compliance burden and compound the risk that the Company may encounter a material environmental problem in the future. Furthermore, compliance with laws and regulations in foreign countries in which the Company locates its operations may cause future increases in the Company's operating costs or otherwise adversely affect the Company's results of operations or financial condition. See "Business--Environmental Matters and Proceedings."

PRODUCT LIABILITY RISKS

    The Company's business exposes it to possible claims for personal injury, death or property damage which may result from the failure or malfunction of landing gear, hydromechanical components or aircraft spare parts repaired or overhauled by the Company. Many factors beyond the Company's control could lead to liability claims, including the failure of the aircraft on which landing gear or hydromechanical components overhauled by the Company is installed, the reliability of the customer's operators of the aircraft and the maintenance of the aircraft by the customers. The Company currently has in force aviation products liability and premises insurance, which the Company believes provides coverage in amounts and on terms that are generally consistent with industry practice. The Company has not experienced any material product liability claims related to its products. However, the Company may be subject to a material loss to the extent that a claim is made against the Company that is not covered in whole or in part by insurance and for which any third-party indemnification is not available. There can be no assurance that the amount of product liability insurance that the Company carries at the time a product liability claim may be made will be sufficient to protect the Company. A product liability claim in excess of the amount of insurance carried by the Company could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost.

DEPENDENCE ON KEY PERSONNEL

    The continued success of the Company depends to a large degree upon the services of certain of its executive officers and upon the Company's ability to attract and retain qualified managerial and technical personnel experienced in the various operations of the Company's business. Loss of the services of such employees, particularly David Lokken, President and Chief Executive Officer, Brian Aune, Vice President and Chief Financial Officer, Brian Carr, Managing Director of Sun Valley Operations, or Michael Riley, Vice President--Hydromechanical Business Unit, could adversely affect the operations of the Company. The Company has entered into an employment agreement expiring October 31, 2001 with Mr. Lokken and into employment agreements expiring October 31, 1999 with Messrs. Aune, Carr and Riley. The Company intends to obtain key person insurance on the life of Mr. Lokken in the amount of $1,000,000 prior to the consummation of this Offering. There can be no assurance that the proceeds of such insurance will be sufficient to compensate the Company in the event that Mr. Lokken dies. Competition for qualified technical personnel is intense and from time to time, the Company has experienced difficulty in attracting and retaining personnel skilled in its repair and overhaul operations. There can be no assurance that these individuals will continue employment with the Company. The loss of certain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees and Employee Training" and "Management."

CURRENT DEPENDENCE ON PRIMARY FACILITIES; RISK ASSOCIATED WITH FACILITIES
  REORGANIZATION

    The Company's ability to manufacture repair parts and components and to perform its repair and overhaul operations depends upon the use of the Company's machinery and equipment at its Sun Valley, California, facility. Accordingly, any material disruption in the operations of its Sun Valley, California facility would have a material adverse effect on the Company's business, financial condition and results of operations. Such interruption or disruption could occur due to malfunctions in machinery or equipment, or to natural disasters, such as earthquakes or fires.

    The Company is in the process of reorganizing and reconfiguring its Sun Valley facilities to meet its growth needs and increase the efficiency of its operations. The Company expects to complete its facilities reorganization in early 1998 and then plans to begin expanding its plating operations, which is not expected to be completed until the end of 1998. Any failure or delay in completing the reorganization of its facilities or the expansion of its plating operations as currently planned, however, could significantly impair the Company's ability to manage its rapid growth and could have a material adverse affect on the Company's business, financial condition and results of operations. See "Business--Facilities."

CONTROL BY EXISTING SHAREHOLDERS AND ANTI-TAKEOVER PROVISIONS

    Prior to the Offering, and assuming an initial public offering price of $9 per share, the five shareholders (the "Unique Shareholders") of Unique Investment Corp. ("Unique") beneficially owned approximately 91% of the Company's outstanding Common Stock, and the executive officers of the Company beneficially owned approximately 10.4% of the Company's outstanding Common Stock, including the vested management options to purchase 116,444 shares of Common Stock. Upon consummation of the Offering, the Unique Shareholders will beneficially own in the aggregate approximately 47.5% (or 40.4% if the overallotment option is exercised in full) of the Company's outstanding Common Stock, and by virtue of such ownership, will have effective control over all matters requiring a vote of shareholders, including the election of a majority of directors. The ownership positions of the existing shareholders, together with the authorization of blank check preferred stock and the implementation, if certain conditions are met, of a staggered board and elimination of cumulative voting in the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. See "Principal and Selling Shareholders" and "Description of Capital Stock."

BENEFITS OF OFFERING TO CURRENT SHAREHOLDERS AND MANAGEMENT

    As a result of this Offering, assuming an initial public offering price per share of $9.00, the Company's existing shareholders, including certain members of the Company's management, will realize an immediate increase of $3.10 in the net tangible book value per share of their investment in the Company. See "Dilution." In addition, a portion of the Company's net proceeds of this Offering will be used to repay a portion of subordinated debt owed to Melanie L. Bastian, a principal shareholder of the Company and the Selling Shareholder in this Offering. It is also expected that Ms. Bastian will be released from certain bank guarantees that she has heretofore provided for the Company. See "Use of Proceeds," "Certain Transactions" and "Principal and Selling Shareholders."

ABSENCE OF PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; STOCK PRICE
  VOLATILITY

    Prior to this Offering there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering. The initial public offering price has been determined by negotiations between the Company and the representatives of the Underwriters and does not necessarily bear a relationship to assets, book value, earnings history or other established criteria of value. See "Underwriting." In addition, in recent years, the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performances of specific companies, have had a substantial effect on the market price of stocks, particularly for many small capitalization companies. Accordingly, the factors described in this Risk Factors section or market conditions in general may cause the market price of the Company's Common Stock to fluctuate, perhaps substantially.

IMMEDIATE AND SUBSTANTIAL DILUTION

    Investors in this Offering will experience immediate and substantial dilution in the net tangible bank value of the shares of Common Stock in this Offering. At an assumed initial public offering price of $9.00 per share, purchasers of the Common Stock offered hereby will incur dilution of $4.80 in the pro forma net tangible book value per share of Common Stock. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, 3,055,555 shares of Common Stock outstanding prior to this Offering (less any shares sold by the Selling Shareholder upon exercise of the over-allotment option) will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. All of the restricted securities will become available for immediate sale in the public market following the expiration of lock-up agreements between certain security holders and the Representatives of the Underwriters beginning 180 days after the date of this Prospectus, subject in certain cases to the volume, holding period and other restrictions of Rule 144. Sales of substantial amounts of Common Stock in the public market following this Offering or even the potential of such sales could have an adverse effect on the market price of the Common Stock.

                ACQUISITION OF CERTAIN ASSETS OF BRITISH AIRWAYS

    On December 20, 1997, the Company signed a definitive acquisition agreement (the "Acquisition Agreement") with British Airways to purchase the BA Assets, which consist of substantially all of the assets of British Airways' landing gear repair and overhaul operations. The Company expects to close the transaction immediately following completion of this Offering. The Company plans to use approximately $10 million from the net proceeds of this Offering to fund a portion of the purchase price for the BA Assets. The balance of the purchase price will be provided by new bank financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The purchase price for the BA Assets is approximately L13.0 million (approximately $21.1 million at September 30, 1997), subject to adjustment to reflect certain changes to the quantities and condition of the assets and the potential exclusion of one landing gear shipset priced at L1.8 million ($2.9 million at September 30, 1997). The BA Acquisition represents the purchase of assets of British Airways Engineering used to service landing gear primarily on British Airways' aircraft. The Company is acquiring assets utilized exclusively to provide general repair and overhaul services for landing gear, flap tracks and flap carriages, including machining and plating operations. The BA Acquisition does not include British Airways' facilities or business support functions, such as purchasing, accounting, human resources, management information systems, quality assurance, training, transportation, property management and legal, which are currently provided by British Airways' centralized departments. As a result, the Company will be required to integrate its support systems into the BA Assets and provide facilities for its United Kingdom operations following the BA Acquisition. See "Risk Factors--Risks Relating to Acquisition Strategy; Establishment of United Kingdom Operations."

    The Company will not assume any debt or liabilities of British Airways except liability for two contracts between British Airways and a supplier and a third party customer, respectively. Under United Kingdom labor laws, approximately 130 of British Airways' current employees (the "British Airways Employees") will become employees of the Company. In addition, the Company has agreed in the Acquisition Agreement to establish a new pension plan that provides the British Airways Employees with benefits the same as those they currently receive under British Airways' pension plan. The Acquisition Agreement provides that British Airways and the Company will agree to indemnify one another against certain losses that could arise as a result of the transfer of the British Airways Employees.

    As part of the BA Acquisition, the Company and British Airways have agreed to enter into an exclusive seven-year Landing Gear Overhaul Services Agreement (the "Services Agreement") with British Airways pursuant to which the Company expects to provide British Airways with landing gear, flap track and flap carriage repair and overhaul services, and related spare parts and component overhaul services for substantially all of the aircraft currently operated by British Airways. In exchange for the Company's repair and overhaul services, British Airways will pay the Company a fixed overhaul fee per individual landing gear, flap track and flap carriage, and variable fees for "over and above" work and other services. In addition, the Services Agreement will obligate British Airways to pay the Company an annual inventory access fee based on the value of rotable spares which the Company is required to dedicate to the support of British Airways' fleet, estimated to be L1.8 ($2.9 million at September 30, 1997) in the first year based upon the amount of rotable inventory sold to the Company pursuant to the Acquisition Agreement, which is expected to fluctuate over the term of the Services Agreement. Repair and overhaul of spare parts and components will be separately charged on a time and materials basis. The Services Agreement provides that British Airways will have the right to terminate the Services Agreement with respect to a specific type of aircraft or the entire agreement, in the event that the Company's services fail to meet certain standard performance and quality criteria. In addition, the Company will be required to indemnify British Airways against losses arising from material breaches of the Services Agreement, the Company's failure to comply with certain United Kingdom regulatory requirements, willful or grossly negligent acts of the Company and infringement of any intellectual property rights of third parties.

    The Services Agreement provides that the Company will be permitted to occupy temporarily the premises in which the BA Assets are currently housed while relocating to a new United Kingdom facility. The Company will be required to make monthly rental payments aggregating L1.8 million ($2.9 million at September 30, 1997) to British Airways from June 1, 1998 through June 30, 1999, which amount is payable whether or not the Company continues to occupy the premises during such period. In addition, rental payments of L8,500 ($13,770 at September 30, 1997) per day from July 1, 1999, through the expiration of the rental term on December 31, 1999, will be paid by the Company to British Airways if the Company occupies the premises, which L8,500 per day rental will be proportionately reduced as the Company returns space to British Airways. The Company anticipates that it will need to occupy a portion of British Airways' premises until at least March to June 1999. The Services Agreement provides that the Company will indemnify British Airways against losses resulting from failure to comply with any United Kingdom environmental laws or regulations, or any expenditures required to bring the facilities in compliance with any such laws or regulations, while it occupies British Airways' premises. It also provides that British Airways will indemnify the Company against any losses resulting from any failure by British Airways to comply with such environmental laws or regulations prior to the closing of the BA Acquisition.

                                USE OF PROCEEDS

    The net proceeds to the Company from its sale of the 2,600,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $20.8 million. The Company will not receive any proceeds from the sale of the shares by the Selling Shareholder.

    The Company intends to use approximately $10 million of the net proceeds to fund a portion of the purchase price for the BA Assets, approximately $6 million to repay a portion of the revolving and term debt outstanding under the Company's credit facility and $1.5 million to repay a portion of subordinated debt to the Company's principal shareholder. See "Acquisition of Certain Assets of British Airways," "Certain Transactions" and "Principal and Selling Shareholders." The total balance outstanding under the credit facility was $20.3 million as of September 30, 1997. Advances under the revolving portion of the credit facility bear interest at the Inter-bank Offer Rate ("IBOR") plus 1.5% (7.51% at September 30, 1997) and on the term debt portion of the credit facility bear interest at the IBOR plus 1.875% (7.6% at September 30, 1997) and have been used primarily to fund the BTR Transaction. The total balance outstanding under the subordinated debt at September 30, 1997, was $6.5 million. The note bears interest at 11.8% per annum and matures January 1, 2001. The proceeds of the subordinated debt were used to acquire the Company in the BTR Transaction. See "Certain Transactions."

    The Company is in the process of negotiating a new credit facility to increase the amount of its available borrowings to $45.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company plans to use $10 million from the proceeds of this Offering and approximately $12 million from the new credit facility to fund the purchase price of the BA Assets. See "Acquisition of Certain Assets of British Airways."

    The Company intends to use any remaining net proceeds for working capital and general corporate purposes. Prior to their eventual use, the net proceeds will be invested in high quality, short-term investment instruments such as short-term corporate investment grade or United States Government interest-bearing securities.

                                DIVIDEND POLICY

    The Company has not paid cash dividends on its Common Stock since its inception and has no current plans to pay dividends on the Common Stock in the foreseeable future. The Company intends to reinvest future earnings, if any, in the development and expansion of its business. The Company's current bank credit facility prohibits the payment of dividends. Any future determination to pay dividends will depend upon the Company's combined results of operations, financial condition and capital requirements and such other factors deemed relevant by the Company's Board of Directors.

                                 CAPITALIZATION

    The following table sets forth: (i) the actual short-term debt and capitalization of the Company as of September 30, 1997; (ii) the pro forma short-term debt and capitalization of the Company giving effect to the conversion of the Company's outstanding shares of preferred stock into 222,222 additional shares of Common Stock and the filing of the Amended and Restated Articles of Incorporation, the receipt of $500,000 in proceeds from the issuance of Common Stock in October 1997; and (iii) the pro forma capitalization as adjusted to give effect to the sale of the 2,600,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9 per share and the application of the estimated net proceeds from the Offering to working capital and the repayment of a portion of its bank account.

                                                                                     SEPTEMBER 30, 1997
                                                                           --------------------------------------
                                                                                                     PRO FORMA
                                                                                                    AS ADJUSTED
                                                                            ACTUAL     PRO FORMA        (1)
                                                                           ---------  -----------  --------------
                                                                                (IN THOUSANDS, EXCEPT SHARE
                                                                                        INFORMATION)
Short-term debt..........................................................  $   8,779   $   8,779     $    6,279
                                                                           ---------  -----------       -------
                                                                           ---------  -----------       -------

Long-term debt, less current portion.....................................  $  18,063   $  18,063     $   13,063
Shareholders' equity:
  Series A Preferred Stock, $2,000,000 liquidation value; 400 shares authorized; 400 shares issued and outstanding, actual; none issued
    and outstanding pro forma and pro forma as adjusted..................      2,000      --             --
  Preferred Stock, no par value; 5,000,000 shares authorized pro forma
    and pro forma as adjusted; none issued and outstanding...............     --          --             --
  Common Stock, no par value; (1) 20,000,000 shares authorized;
    20,000,000 shares authorized pro forma and pro forma as adjusted;
    2,947,820 shares issued and outstanding, actual; 3,222,222 issued and outstanding, pro forma; 5,822,222 issued and outstanding, pro forma
    as adjusted..........................................................        540       3,040         23,802
  Retained earnings......................................................      1,134       1,134          1,134
                                                                           ---------  -----------       -------
    Total shareholders' equity...........................................      3,674       4,174         24,936
                                                                           ---------  -----------       -------
      Total capitalization...............................................  $  21,737   $  22,237     $   37,999
                                                                           ---------  -----------       -------
                                                                           ---------  -----------       -------

------------------------

(1) Does not give effect to the BA Acquisition. The Company is in the process of negotiating a new credit facility to increase the amount of its available borrowings to $45.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company plans to use $10 million from the proceeds of this Offering and approximately $12 million from the new credit facility to fund the purchase price of the BA Assets. Total pro forma as adjusted capitalization as presented above at September 30, 1997, giving effect to the anticipated new credit facility and the BA Acquisition, would be increased by approximately $12 million. See "Acquisition of Certain Assets of British Airways" and "Use of Proceeds."

                                    DILUTION

    The pro forma net tangible book value of the Company at September 30, 1997 (giving effect to the conversion of Preferred Stock outstanding as of September 30, 1997 into 222,222 shares of Common Stock assuming an initial public offering price of $9.00 per share and the receipt of $500,000 in proceeds from the issuance of 52,154 shares of Common Stock in October 1997), was $3.5 million or $1.10 per share. Pro forma net tangible book value per share is determined by dividing the net tangible book value of the Company (total assets net of goodwill less total liabilities of the Company) by the number of shares of Common Stock outstanding (giving effect to the conversion of Preferred Stock outstanding as of September 30, 1997 into 222,222 shares of Common Stock). After giving effect to the sale of 2,600,000 shares offered by the Company hereby at an assumed public offering price of $9 per share (after deduction of estimated underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of September 30, 1997 would have been $24.4 million, or $4.20 per share. This represents an immediate increase in the net tangible book value of $3.10 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $4.80 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price.........................................             $    9.00
  Pro forma net tangible book value before this Offering......................  $    1.10
  Increase in net tangible book value attributable to this Offering...........       3.10
                                                                                ---------
Pro forma net tangible book value after this Offering.........................                  4.20
                                                                                           ---------
Dilution to new investors.....................................................             $    4.80
                                                                                           ---------
                                                                                           ---------

    The following table sets forth on a pro forma basis as of September 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the existing shareholders and by purchasers of the shares of Common Stock offered hereby (giving effect to the conversion of Preferred Stock outstanding as of September 30, 1997 into 222,222 shares of Common Stock and assuming the sale of 2,600,000 shares by the Company at an assumed initial public offering price of $9.00 per share, before deduction of underwriting discounts and commissions and offering expenses):

                                                         SHARES PURCHASED         TOTAL CONSIDERATION
                                                      -----------------------  --------------------------   AVERAGE PRICE
                                                        NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                                                      ----------  -----------  -------------  -----------  ---------------
Existing shareholders...............................   3,222,222        55.3%  $   3,040,000        11.5%     $    0.94
New public investors................................   2,600,000        44.7      23,400,000        88.5      $    9.00
                                                      ----------       -----   -------------       -----
  Total.............................................   5,822,222       100.0%  $  26,440,000       100.0%
                                                      ----------       -----   -------------       -----
                                                      ----------       -----   -------------       -----

                            SELECTED FINANCIAL DATA

    The following table sets forth for the periods and the dates indicated certain financial data which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere herein. For the years ended December 31, 1993, 1994, 1995 and the ten months ended October 31, 1996 the Company was a wholly owned subsidiary of BTR Dunlop Holdings, Inc. and is presented below as the "Predecessor" financial data. Effective November 1, 1996, the Company was acquired by the Unique Shareholders and the Company's executive officers. All financial data subsequent to October 31, 1996 is presented below as the "Successor" financial data.

    The balance sheet data as of December 31, 1995 and 1996 and September 30, 1997 and the statement of operations data for the fiscal year ended December 31, 1995, the ten months ended October 31, 1996, two months ended December 31, 1996 and nine months ended September 30, 1997 are derived from the financial statements of the Company which have been audited by Ernst & Young LLP, independent accountants, and are included elsewhere in this Prospectus. The balance sheet data as of December 31, 1993 and 1994 and the statement of operations for the year ended December 31, 1993 and 1994 are derived from unaudited financial statements, which are not presented elsewhere herein. The pro forma statements of operations data for the nine months ended September 30, 1996 and the year ended December 31, 1996 is derived from the unaudited pro forma statement of operations included elsewhere herein. The unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's results of operations for the period. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results for the year ending December 31, 1997 or any other future period.

                                           PREDECESSOR(1)                                    SUCCESSOR(1)
                                -------------------------------------   -------------------------------------------------------
                                                           TEN MONTHS                                          NINE MONTHS
                                                             ENDED       TWO MONTHS                               ENDED
                                 YEAR ENDED DECEMBER 31,    OCTOBER        ENDED             YEAR             SEPTEMBER 30,
                                -------------------------     31,       DECEMBER 31,         ENDED         --------------------
                                1993(2)  1994(2)  1995(3)   1996(4)         1996       DECEMBER 31, 1996     1996       1997
                                -------  -------  -------  ----------   ------------   -----------------   ---------  ---------
                                                                                       (PRO FORMA)(4)(5)    (PRO FORMA)(4)(5)
                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATION DATA:
  Revenues....................  $29,757  $31,743  $35,012   $32,299      $   6,705         $  39,004       $  29,567  $  30,060
  Cost of revenues............   25,055   24,825   28,993    27,027          4,599            31,799          25,157     23,083
                                -------  -------  -------  ----------   ------------   -----------------   ---------  ---------
  Gross profit................    4,702    6,918    6,019     5,272          2,106             7,205           4,410      6,977
  Selling, general and
    administrative(6).........    3,861    5,332    4,837     5,044          1,059             6,161           4,406      4,118
  Restructuring charges(4)....    --       --       --        1,196         --                 1,196           1,196     --
                                -------  -------  -------  ----------   ------------   -----------------   ---------  ---------
  Income (loss) from
    operations................      842    1,586    1,182      (968)         1,047              (152)         (1,192)     2,859
  Interest expense, net.......   (1,033)    (507)  (1,598)   (1,609)          (196)           (2,305)         (1,734)    (1,802)
                                -------  -------  -------  ----------   ------------   -----------------   ---------  ---------
                                   (192)   1,079     (416)   (2,577)           851            (2,457)         (2,926)     1,057
  Income tax expense
    (benefit)(7)..............      (24)      29     (680)     (971)           382              (934)         (1,112)       392
                                -------  -------  -------  ----------   ------------   -----------------   ---------  ---------
  Net income (loss)...........  $   168  $ 1,050  $   264   $(1,606)     $     469         $  (1,523)      $  (1,814) $     665
                                -------  -------  -------  ----------   ------------   -----------------   ---------  ---------
                                -------  -------  -------  ----------   ------------   -----------------   ---------  ---------
  Pro forma net income (loss)
    per share.................                                           $    0.15         $   (0.43)      $   (0.58) $    0.21
                                                                        ------------   -----------------   ---------  ---------
                                                                        ------------   -----------------   ---------  ---------
  Pro forma supplemental net
    income per share(8).......                                           $    0.14                                    $    0.25
                                                                        ------------                                  ---------
                                                                        ------------                                  ---------
  Weighted average shares
    outstanding...............                                           3,119,627         3,119,627       3,119,627  3,119,811
OPERATING AND OTHER DATA:
  Capital expenditures........           $   996  $ 4,114   $ 1,199      $  28,553                                    $   1,576
  Depreciation and
    Amortization..............               756      854       819            200                                          866
  EBITDA(9)...................             2,342    2,036      (149)         1,254                                        3,727

                                                                     PREDECESSOR(1)
                                                             -------------------------------
                                                                                                     SUCCESSOR(1)
                                                                      DECEMBER 31,            --------------------------
                                                             -------------------------------   DECEMBER    SEPTEMBER 30,
                                                               1993       1994       1995      31, 1996        1997
                                                             ---------  ---------  ---------  -----------  -------------
BALANCE SHEET DATA:
  Working capital..........................................  $   4,070  $   9,966  $  13,289   $   7,225     $   5,582
  Total assets.............................................     22,802     25,865     35,455      35,178        39,399
  Total long-term debt (excluding current portion).........     13,754     21,404     27,310      19,150        18,063
  Total shareholders' equity...............................        266     (1,182)      (917)      2,509         3,674

------------------------------

(1) Predecessor information represents the historical financial data of the Company when it was owned by BTR Dunlop, Inc. ("BTR"). Successor information represents the historical financial data after the BTR Transaction. See "Certain Transactions-- Acquisition of the Company from BTR" and Note 1 of Notes to Financial Statements.

(2) Effective January 1, 1994 certain assets, liabilities and operations of Dunlop Aviation were merged into the Company. The merger was treated similarly to a pooling of interest for accounting purpose and, accordingly, the financial data as of and for the year ended December 31, 1993 includes those assets, liabilities and operations as if the merger occurred on January 1, 1993. Included in general and administrative expense for the year ended December 31, 1994 is approximately $501,000 of merger related expenses.

(3) Fiscal 1995 includes a charge to cost of revenues of $927,000 for disposal of inventory related to the Dunlop Merger which had operations in Chatsworth, CA and Miami, FL. Fiscal 1995 also includes a net gain of approximately $300,000 included in selling, general and administrative expenses, which represents an operating expense of $700,000 offset by an insurance reimbursement of $1,000,000 related to the EPA Claim for which it has been fully indemnified by BTR. The estimated total net cost of the EPA Claim recorded in fiscal 1995 was based on the information available at that time. See "Business--Environmental Matters and Proceedings" and Notes 1 and 7 of Notes to Financial Statements.

(4) Restructuring charges during the ten months ended October 31, 1996 relate to costs incurred to shut down discontinued operations of Dunlop Miami. See
    Note 10 of Notes to Financial Statements. In addition, the ten months ended October 31, 1996, pro forma year ended December 31, 1996 and pro forma nine months ended September 30, 1996 include a non-recurring charge of $489,000 to cost of revenues for the disposal of inventory related to the shutdown of Dunlop Miami and a charge to cost of revenues of $574,000 for non-productive inventory of the Company.

(5) The pro forma presentation gives effect to the BTR Transaction as though it had occurred on January 1, 1996.

(6) Included in selling, general and administrative expenses for the ten months ended October 31, 1996, the pro forma nine months ended September 30, 1996 and the pro forma year ended December 31, 1996 are expenditures related to the EPA Claim of approximately $947,000. For the year ended December 31, 1993 and 1994 selling, general and administrative expenses included $122,000 and $410,000, respectively, for expenditures related to the EPA Claim. No such costs were incurred during the two months ended December 31, 1996 or the nine months ended September 30, 1997. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(7) Income tax expenses for the two months ended December 31, 1996 and the nine months ended September 30, 1997 include provisions of $382,000 and $391,000, respectively, primarily due to changes in deferred tax assets. No tax is actually payable for such provisions. See Note 4 of Notes to Financial Statements.

(8) Pro forma supplemental earnings per share reflects what earnings would have been if the debt retired with the proceeds from the Offering had been retired at the beginning of the period. The number of shares of Common Stock to be sold in this Offering, the proceeds from which will be used to retire debt, are included in this calculation with a corresponding reduction in interest expense. See Note 1 of Notes to Financial Statements.

(9) EBITDA represents earnings before taking into consideration interest expense, income tax expense and depreciation and amortization expense and is not a measurement of income under generally accepted accounting principles ("GAAP"). EBITDA may not provide an accurate comparison among companies because it is not necessarily computed by all companies in an identical manner. The use of such information is intended only to supplement the conventional statement of operations presentation and is not to be considered as an alternative to net income, cash flows or any other indicator of the Company's operating performance which is presented in accordance with GAAP.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. WHEN USED IN THE FOLLOWING DISCUSSIONS, THE WORDS "BELIEVES", "ANTICIPATES", "INTENDS", "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN "RISK FACTORS." READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

OVERVIEW

    CORPORATE HISTORY. The Company was organized in August 1980 as a California corporation to provide aircraft parts distribution and sales to the aviation industry and began providing repair and overhaul services in 1987. In 1991, BTR, a United Kingdom company, acquired the Company, and in January 1994, BTR merged the Company with the operations of another wholly-owned subsidiary of BTR, Dunlop Aviation, Inc., which had operations in Chatsworth, California and Miami, Florida. The more profitable operations of Dunlop were absorbed into the Company's Sun Valley business to achieve economies of scale and full service capability. The Company closed Dunlop Chatsworth in February 1994 and, as a result, incurred significant integration expenses during 1994. The Company incurred inventory obsolescence costs during 1995 and closed Dunlop Miami in 1996 and as a result, incurred restructuring expenses and inventory valuation charges during 1996. These charges adversely impacted financial results for 1994, 1995 and 1996. In November 1996, BTR sold the Company for $29.8 million to Aqhawk, Inc., an entity wholly-owned by the Unique Shareholders and the Company's executive officers ("Aqhawk"). See "Certain Transactions--Acquisition of the Company from BTR."

    EXPANSION INTO WIDE-BODY COMMERCIAL AIRCRAFT. The Company's operating strategy has been to increase higher margin large air transport landing gear repair and overhaul services. In that regard, revenue for the years ended December 31, 1996 (pro forma) and December 31, 1995 increased 51.5% and 30.7%, respectively, over their respective prior years and 14.5% for the nine months ended September 30, 1997 over the comparable period in 1996. This increase resulted from the Company's $6.3 million capital investment program in 1994 and 1995 to expand its landing gear repair and overhaul capabilities to support wide-body commercial aircraft, such as the Boeing models 747, 757, 767, DC10, MD10 and MD11, and Airbus models A310 and A320. These expenditures included expenses for facility improvements, purchase of machinery and equipment to handle larger landing gear components and the purchase of rotable assets (i.e., landing gear shipsets exchanged with customers for an exchange fee).

    The Company's efforts to increase its wide-body business have led to a number of key new contracts. On September 9, 1997, the Company signed a seven-year exclusive contract with American Airlines to service landing gear on all Boeing 757 aircraft within its fleet (the "AA Fleet"). Performance under this new contract is anticipated to begin in February 1998. The Company is in the process of negotiating an amendment to its existing contract with FedEx to include support of FedEx's fleet of Airbus A310 aircraft and FedEx's program to convert DC10 aircraft to MD10 cargo carriers.

    As part of the BA Acquisition, the Company and British Airways have agreed to enter into a seven-year exclusive service agreement to provide landing gear and related component repair and overhaul services to substantially all of the aircraft currently operated by British Airways.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain statement of operations data (in thousands) of the Company.


                                                                               SUCCESSOR
                                               PREDECESSOR       -------------------------------------
                                           --------------------
                                                                 YEAR ENDED
                                                YEAR ENDED        DECEMBER       NINE MONTHS ENDED
                                               DECEMBER 31,          31,      ------------------------
                                           --------------------  -----------   SEPTEMBER    SEPTEMBER
                                             1994       1995        1996       30, 1996     30, 1997
                                           ---------  ---------  -----------  -----------  -----------
                                                                 (PRO FORMA)  (PRO FORMA)
Revenues.................................  $  31,743  $  35,012   $  39,004    $  29,567    $  30,060
Cost of revenues.........................     24,825     28,993      31,799       25,157       23,083
                                           ---------  ---------  -----------  -----------  -----------
Gross profit.............................      6,918      6,019       7,205        4,410        6,977
Selling, general and administrative
  expenses...............................      5,332      4,837       6,161        4,406        4,118
Restructuring charges related to closure
  of Miami operations....................     --         --           1,196        1,196       --
                                           ---------  ---------  -----------  -----------  -----------
Operating income (loss)..................      1,586      1,182        (152)      (1,192)       2,859
Interest expense, net....................       (507)    (1,598)     (2,305)      (1,734)      (1,802)
                                           ---------  ---------  -----------  -----------  -----------
Income (loss) before income taxes........      1,079       (416)     (2,457)      (2,926)       1,057
Income tax expense (benefit).............         29       (680)       (934)      (1,112)         392
                                           ---------  ---------  -----------  -----------  -----------
Net income (loss)........................  $   1,050  $     264   $  (1,523)   $  (1,814)   $     665
                                           ---------  ---------  -----------  -----------  -----------
                                           ---------  ---------  -----------  -----------  -----------

    The following table sets forth, for the periods indicated, the percentage of sales represented by certain items in the Company's statement of operations.


                                                                                    SUCCESSOR
                                                                    ------------------------------------------
                                                                                       NINE MONTHS ENDED
                                                 PREDECESSOR                      ----------------------------
                                            ----------------------                SEPTEMBER 30,  SEPTEMBER 30,
                                               1994        1995         1996          1996           1997
                                            ----------  ----------  ------------  -------------  -------------
                                                                    (PRO FORMA)    (PRO FORMA)
Revenues..................................      100.0%      100.0%       100.0%        100.0%         100.0%
Cost of revenues..........................       78.2        82.8         81.5          85.1           76.8
                                                -----       -----        -----         -----          -----
Gross profit..............................       21.8        17.2         18.5          14.9           23.2
Selling, general and administrative
  expenses................................       16.8        13.8         15.8          14.9           13.7
Restructuring charges related to closure
  of Miami operations.....................      --          --             3.1           4.0          --
                                                -----       -----        -----         -----          -----
Operating income (loss)...................        5.0         3.4         (0.4)         (4.0)           9.5
Interest expense, net.....................       (1.6)       (4.6)        (5.9)         (5.9)          (6.0)
                                                -----       -----        -----         -----          -----
Income (loss) before income taxes.........        3.4        (1.2)        (6.3)         (9.9)           3.5
Income tax expense (benefit)..............        0.1        (1.9)        (2.4)         (3.8)           1.3
                                                -----       -----        -----         -----          -----
Net income (loss).........................        3.3%        0.7%        (3.9)%        (6.1)%          2.2%
                                                -----       -----        -----         -----          -----
                                                -----       -----        -----         -----          -----

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO PRO FORMA NINE MONTHS ENDED
  SEPTEMBER 30, 1996

    REVENUES. Revenues for the nine months ended September 30, 1997 increased 1.7% to $30,060,000 from $29,567,000 for the nine months ended September 30, 1996. Repair and overhaul revenues accounted for 91.1% of sales for the nine months ended September 30, 1997, as compared to 89.5% for the comparable period in 1996. Revenues from spare parts distribution and sales accounted for 7.7% of total revenue for the nine months ended September 30, 1997, as compared to 9.1% for the comparable period in 1996. This decline was a result of the Company's decision to close Dunlop Miami and discontinue its low-margin tire distribution agreement with Dunlop Aircraft Tyres, United Kingdom. Dunlop Miami contributed $2,048,000 of revenues for the nine months ended September 30, 1996.

    Large air transport landing gear repair and overhaul revenue increased 14.5% to $13,715,000 and accounted for 45.6% of total revenues, as compared to $11,978,000 or 40.5% of total revenue for the nine months ended September 30, 1996. This increase in landing gear repair and overhaul revenue was attributable to increases in business from FedEx's MD10 freighter conversion program and new wide-body repair and overhaul business from British Airways and American Airlines, Inc. ("American Airlines").

    Fixed wing aircraft and helicopter repair and overhaul declined 1.1% to $9,755,000 or 32.5% of total revenues for the nine months ended September 30, 1997 from $9,859,000 or 33.3% of total revenues for the comparable period in 1996. This decline was attributable to a reduction in helicopter repair and overhaul business from the USCG, in part due to the modifications performed by the Company in 1996 and 1997 to extend the time between overhauls for the USCG fleet of Dauphin II helicopters. Wheels, brakes and braking system component repair and overhaul increased 14.6% to $3,942,000 or 13.1% of total revenues for the nine months ended September 30, 1997 from $3,439,000 or 11.6% of total revenues for the comparable period in 1996.

    GROSS PROFIT. Gross profit for the nine months ended September 30, 1997 increased 58.2% to $6,977,000 from $4,410,000 for the nine months ended September 30, 1996. Gross profit as a percent of sales increased to 23.2% for the nine months ended September 30, 1997 compared to 14.9% for the comparable period in the prior year. This increase was primarily due to (i) a 14.5% increase in revenues from large air transport landing gear repair and overhaul services, (ii) developing the Company's higher margin fixed wing aircraft and helicopter hydromechanics products and (iii) discontinuing Dunlop Miami, which adversely impacted gross profit in 1996 as a result of charges to cost of revenues for non-productive inventory.

    Gross profit for the nine months ended 1996 included a nonrecurring charge of $489,000 to dispose of certain obsolete and non-productive inventory related to closing Dunlop Miami and a charge of $574,000 primarily related to other non-productive inventory at the Company's Sun Valley operations, including inventory related to Dunlop Aviation. Gross profit, excluding these charges would have been $5.5 million or 18.5% of revenue for the nine months ended September 30, 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the nine months ended September 30, 1997 decreased $288,000, or 6.5% to $4,118,000 from $4,406,000 for the nine months ended
September 30, 1996. Selling, general and administrative expense decreased as a percent of revenues to 13.7% from 14.9% for the comparable period in the prior year. The decrease was due to approximately $947,000 of costs related to the EPA Claim included in the pro forma nine months ended September 30, 1996 but not included in the nine months ended September 30, 1997. BTR indemnified the Company for costs incurred in connection with the EPA Claim. This decrease was offset by additional costs incurred during the nine months ended September 30, 1997 resulting from the Company's efforts to expand its international market presence through overseas representatives in Europe, the Middle East and China, management fees paid to Unique and for expenses incurred in connection with developing the Company's relationship with British Airways.

    OPERATING INCOME. Operating income for the nine months ended September 30, 1997 increased $4,051,000 to $2,859,000 or 9.5% of total revenues compared to an operating loss of $1,192,000 for the comparable period in 1996. Operating income for the nine months ended September 30, 1996 was negatively impacted by nonrecurring restructuring charges of $1,196,000, charges to cost of revenues of $1,063,000 related to the closure of Dunlop Miami and approximately $947,000 in costs related to the EPA Claim. Excluding these charges, pro forma operating income for the nine months ended September 30, 1996 would have been $2,014,000 or 6.8% of revenues.

    NET INTEREST EXPENSE. Net interest expense for the nine months ended September 30, 1997 increased $68,000, or 4.0%, to $1,802,000 from $1,734,000 for the nine months ended September 30, 1996. This is a result of increased average borrowings under the Company's working capital credit facilities as well as additional indebtedness incurred in connection with the BTR Transaction. Interest income was not significant in either period.

    INCOME TAXES. Income taxes for the nine months ended September 30, 1997 were $392,000 compared to an income tax benefit of $1,112,000 for the comparable period in the prior year. The effective tax rate for the nine months ended September 30, 1997 was 37.0% compared to 38.0% for the comparable period in the prior year. The effective tax rate for the periods differs from the federal statutory tax rate of 34.0% due to certain nondeductible expenses. At September 30, 1997, the Company had net operating loss carry-forwards of $7,768,000. The utilization of these operating loss carryforwards is limited due to changes in the Company's ownership resulting from the BTR Transaction.

    NET INCOME. As a result of the factors described above, the net income for the nine months ended September 30, 1997 of $665,000 represents an increase of $2,479,000 as compared to the net loss of $1,814,000 for the nine month's ended September 30, 1996.

    PRO FORMA YEAR ENDED DECEMBER 31, 1996 ("FISCAL 1996") COMPARED TO YEAR ENDED DECEMBER 31, 1995 ("FISCAL 1995")

    REVENUES. Revenues for Fiscal 1996 increased 11.4% to $39,004,000 from $35,012,000 for Fiscal 1995. Repair and overhaul revenues accounted for 90.2% of revenues for Fiscal 1996 as compared to 84.0% for Fiscal 1995. Revenues from spare parts distribution and sales accounted for 8.6% of total revenues for Fiscal 1996, as compared to 13.8% for Fiscal 1995. The increase in repair revenue and a percentage of total revenue was a result of the Company's decision to discontinue the low margin Dunlop Miami aircraft tire spare parts and distribution business in May 1996.

    Large air transport landing gear repair and overhaul increased 51.5% to $15,745,000 or 40.4% of total revenues in Fiscal 1996 compared to $10,394,000 or 29.7% of total revenues for Fiscal 1995. The increase in revenues for landing gear repair and overhaul was attributable to increases in revenues from the Company's largest customer, FedEx, and to new wide-body repair and overhaul business from other customers including US Airways, Inc. ("US Airways"), Air Canada, Trans World Airlines and American Airlines.

    Fixed wing aircraft and helicopter hydromechanics repair and overhaul increased 12.7% to $13,310,000 or 34.1% of total revenues for Fiscal 1996, as compared to $11,811,000 or 33.7% of Fiscal 1995 sales. This increase in revenues was attributable to increases in helicopter repair and overhaul business from the USCG for Fiscal 1996. The Dunlop Miami operation, which operated at a loss, was closed in May 1996 and contributed $2,048,000 or 5.3% of total revenues for Fiscal 1996 compared to $7,404,000 or 21.1% of revenues for Fiscal 1995.

    GROSS PROFIT. Gross profit for Fiscal 1996 increased 19.7% to $7,205,000 from $6,019,000 for Fiscal 1995. Gross profit increased as a percent of revenues to 18.5% for Fiscal 1996 compared to 17.2% for Fiscal 1995. This increase was primarily due to (i) a 51.5% increase in revenues from large air transport landing gear repair and overhaul services, (ii) development of higher margin fixed wing aircraft and helicopter hydromechanics products and (iii) discontinuation of Dunlop Miami.

    Gross profit for Fiscal 1996 included a nonrecurring charge of $489,000 to dispose of certain non-productive inventory related to closing the Dunlop Miami operations and a charge of $574,000 primarily related to other non-productive inventory related to Dunlop Aviation at the Company's Sun Valley operations. Excluding these charges, gross profit would have been $8,268,000 or 21.2% of revenue for Fiscal 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for Fiscal 1996 increased $1,324,000 or 27% to $6,161,000 from $4,837,000 for Fiscal 1995. This was a result of the Company's efforts to expand its international market presence through overseas representatives in Europe, the Middle East and China. In addition, Fiscal 1996 includes approximately $947,000 of costs related to the EPA Claim and Fiscal 1995 included a net gain of approximately $300,000 due to an insurance reimbursement of $1,000,000 for legal defense costs related to the EPA Claim, for which the Company has been fully indemnified by BTR. Selling, general and administrative expense increased as a percent of revenues to 15.8% for Fiscal 1996 from 13.8% for Fiscal 1995 as a result of the above items offset by increased revenues in Fiscal 1996 over Fiscal 1995.

    OPERATING INCOME. Operating income for Fiscal 1996 declined $1,334,000 to a loss of $152,000 or 0.4% of revenues, as compared to an operating income of $1,182,000 for Fiscal 1995. Operating income for Fiscal 1996 was negatively impacted by nonrecurring restructuring charges of $1,196,000 and charges to cost of revenues of $1,063,000 related to the winding down of the Dunlop Miami operation and approximately $947,000 in costs related to the EPA Claim. Excluding these charges, pro forma operating income for Fiscal 1996 would have been $3,054,000 or 7.8% of revenues.

    NET INTEREST EXPENSE. Net interest expense for Fiscal 1996 increased by 44.2% to $2,305,000 from $1,598,000 for Fiscal 1995. Interest expense for 1996 has been adjusted, on a pro forma basis, to give effect to the BTR Transaction as if it happened on January 1, 1996. As a result of this pro forma adjustment, interest expense was increased to give effect to the Company's existing credit facilities, which are at higher interest rates than charged to the Company by BTR for inter-company advances. Interest income was not significant in either period.

    INCOME TAXES. The income tax benefit for Fiscal 1996 was $934,000 compared to an income tax benefit of $680,000 for Fiscal 1995. The effective tax rate for Fiscal 1996 was 38% compared to 164% for Fiscal 1995. The effective tax rate for Fiscal 1995 includes a benefit of $525,000 from the reduction of a deferred tax valuation allowance that was no longer required in 1995 since the Company was part of a consolidated group, and the deferred tax assets became recoverable.

    NET INCOME. As a result of the factors described above, the net loss for Fiscal 1996 of $1,523,000 represented a decrease of $1,787,000 from net income of $264,000 for Fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

    Since the BTR Transaction, the Company's working capital and funds for capital expenditures have been provided by cash generated from operations, borrowings under the Company's working capital credit facilities and cash received from the sale of Common Stock. In November 1996, the Company entered into a loan agreement with Bank of America National Trust and Savings Association ("Bank of America") for a $10.0 million revolving line of credit, a $13.5 million term loan and a $3.0 million capital expenditures facility. A portion of the credit facility and the entire term loan were used to finance partially the acquisition of the Company from BTR. At the Company's election, each of the facilities under the agreement bears interest at a fixed bank reference rate or variable rate above IBOR. As of September 30, 1997, $7.5 million was outstanding under the revolving credit facility, and $12.9 million was outstanding under the term loan. The Company has obtained a commitment letter from Bank of America for a new credit facility to increase the amount of its available borrowings to $45.5 million. The Company plans to use $10 million from the proceeds of this Offering and approximately $12 million from the new credit facility to fund the purchase price of the BA Assets. See "Acquisition of Certain Assets of British Airways" and "Use of Proceeds."

    As part of the BA Acquisition, the Company and British Airways have agreed to enter into the Services Agreement which the Company anticipates will result in substantial revenue from the repair and overhaul services and related spare parts provided to the aircraft currently operated by British Airways. The Company also expects to incur additional operating and interest costs as a result of the BA Acquisition. Such increases in operating costs will include additional depreciation expense associated with the allocation of the purchase price to the assets acquired, additional rent expense associated with leasing facilities in the United Kingdom and additional salary and overhead costs associated with establishing operations using the BA Assets. In addition, interest expense will increase due to the initial borrowing to fund the acquisition of the BA Assets and subsequent borrowings for working capital and to fund capital expenditures.

    Cash (used) by the Company for operating activities amounted to $(4,223,000), $(230,000) and $(976,000) for fiscal 1995, the ten months ended
October 31, 1996 and the nine months ended September 30, 1997, respectively. Cash used by the Company for investing activities amounted to $4,114,000, $1,199,000 and $1,576,000 for fiscal 1995, the ten months ended October 31, 1996 and the nine months ended September 30, 1997, respectively. These activities were for the purchase of machinery, leasehold improvements and landing gear rotable assets, net of proceeds received for disposal of equipment and rotable assets. In September 1997, the Company acquired $3.2 million in Boeing 757 rotable assets and inventory from American Airlines in connection with the seven-year exclusive contract to support the AA Fleet. A deposit of 10% of the $3.2 million was made to American Airlines in September 1997. The balance of $2.8 million was included in accounts payable and is due to American Airlines when work under the contract commences in February 1998. The Company plans to pay this balance from additional borrowing under the Company's new credit facilities. Cash provided by the Company from financing activities in Fiscal 1995 and the ten months ended October 31, 1996 primarily related to additional borrowings from the Company's parent, BTR, for investments in wide-body Boeing 747 and DC10 landing gear shipsets and working capital. Cash generated from financing activities in the two months ended December 31, 1996 primarily related to the borrowings under the current credit facilities and the issuance of preferred stock for $2.0 million to fund the acquisition of the Company from BTR. Cash provided from financing activities for the nine months ended September 30, 1997 related to leasehold improvements at a new facility and expenditures to increase landing gear repair and overhaul capacity.

    In April 1997, the Company entered into a 13-year lease for a 77,800 square foot facility adjacent to its existing location. Occupancy costs under the Company's existing facilities in Sun Valley, California and in the Netherlands amount to approximately $1.1 million per year. See Note 7 of Notes to Financial statements. The Company is seeking to lease or construct a facility in the United Kingdom in connection with the BA Acquisition, and has identified a possible construction site. The Services Agreement permits the Company to occupy the premises in which the BA Assets are currently housed through December 31, 1999. Rent payments aggregating L1.8 million ($2.9 million at September 30,
1997) will be paid to British Airways on a monthly basis from June 1, 1998 through June 30, 1999, whether or not the Company continues to occupy the premises during such period. Beginning July 1, 1999, rental amounts will increase to L8,500 ($13,770 at September 30, 1997) per day, which amount will be proportionately reduced as the Company returns space to British Airways. Assuming the Company can enter into a lease or begin construction of a new facility by February 1998, the Company believes it will be able to relocate a substantial portion of the facilities during the first quarter of 1999, but that plating operations as well as certain other areas will remain at the British Airways location through at least the second quarter of 1999. The Company has budgeted approximately $1.4 million in occupancy expenses for the remainder of 1998 following the BA Acquisition, although there can be no assurance that this estimate will not be exceeded.

    The Company anticipates making capital expenditures of approximately $4 million during 1998 at its Sun Valley operations for plating shop expansion, rotable assets, large air transport landing gear handling equipment and leasehold improvements to expand the Company's repair and overhaul capacity. This expansion is a continuation of the Company's 1997 facilities expansion, which included a 70% increase in square footage primarily devoted to landing gear repair and overhaul in addition to expansion of its Constant Speed Drive and Integrated Drive Generator Shop. The majority of the expenditure in 1998 and 1999 will be to expand the electro-plating shop capacity at the Sun Valley operations. This expenditure will be financed from cash flow from operations and borrowings under new credit facilities.

    In connection with the BA Acquisition, the Company anticipates making approximately $1 million in capital expenditures in 1998 for the purchase of rotable assets and $2 million in 1999 to relocate the British Airways' landing gear operations to a new facility, which include expenditures for leasehold improvements, handling equipment and machinery. Capital expenditures related to new facility leasehold improvements will be financed by cash flow from operations and borrowings under new credit facilities.

    The Company believes that funds generated from operations, the net proceeds of the Offering and available borrowings under new credit facilities will be sufficient to meet operating needs and other capital equipment requirements of the Company under its existing business plan for at least 12 months following the Offering.

FOREIGN EXCHANGE

    To date, the Company's business has not been significantly affected by currency fluctuations. However, the Company conducts business in the Netherlands and will conduct business in the United Kingdom, and thus fluctuations in currency exchange rate could cause the Company's products to become relatively more expensive in those countries, leading to a reduction in sales in that country.

    The Company makes substantial inventory purchases in French francs from such suppliers as Messier-Dowty, SAMM and Eurocopter France. During 1996 and 1997, the United States dollar has strengthened against the French franc, creating a favorable exchange rate variance for the Company. The Company's Netherlands facility's transactions are primarily United States dollar denominated for inventory purchases and are partially Dutch guilder denominated for sales and operating expenses. The Company's sales are primarily denominated in United States dollars and to some extent in Dutch guilders, and the Company expects to make material sales in British pounds sterling following the BA Acquisition.

    The Company has, at times, hedged against currency exchange risks and will continue to evaluate such options in the future. Upon completion of the BA Acquisition, the Company may engage in additional foreign currency denominated sales or pay material amounts of expenses in foreign currencies that may generate gains and losses due to currency fluctuations. See "Risk Factors--Risks Associated with Expansion of International Operations."

QUARTERLY SALES FLUCTUATIONS

    The Company's operating results are affected by a number of factors, including the timing of orders for the repair and overhaul of landing gear and fulfillment of such contracts, the timing of expenditures to manufacture parts and purchase inventory in anticipation of future services and sales, parts shortages that delay work in progress, general economic conditions and other factors. Although the Company has secured several long-term agreements to service multiple aircraft, the Company receives sales under those agreements only when it actually performs a repair or overhaul. Because the average time between landing gear overhauls is seven years, the work orders that the Company receives and the number of repairs or overhauls that the Company performs in particular periods may vary significantly causing the Company's quarterly sales and results of operations to fluctuate substantially. The Company is unable to predict the timing of the actual receipt of such orders and, as a result, significant variations between forecasts and actual orders will often occur. In addition the Company's need to make significant expenditures to support new aircraft in advance of generating revenues from repairing or overhauling such aircraft may cause the Company's quarterly operating results to fluctuate. Furthermore, the rescheduling of the shipment of any large order, or portion thereof, or any production difficulties or delays by the Company, could impact the Company's quarterly operating results.

INFLATION

    Although the Company cannot accurately anticipate the effect of inflation on its operations, the Company does not believe that inflation has had, or is likely in the foreseeable future to have, a material effect on its results of operations or financial condition.

YEAR 2000

    The Company does not expect a significant disruption in operations or any significant expenditures as a result of computer software issues related to the year 2000.

                                    BUSINESS

GENERAL

    Hawker Pacific repairs and overhauls aircraft and helicopter landing gear, hydromechanical components and wheels, brakes and braking system components for a diverse international customer base, including commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, aircraft parts distributors and OEMs. In addition, the Company distributes and sells new and overhauled spare parts and components for both fixed wing aircraft and helicopters. During the nine months ended September 30, 1997, the Company had in excess of 440 customers, several of which have entered into long-term service contracts with the Company, including FedEx, American Airlines, the USCG, and US Airways. On December 20, 1997, the Company entered into the Acquisition Agreement to purchase, for approximately L11.3 million (approximately $18.3 million at September 30, 1997), substantially all of the assets of British Airways' landing gear repair and overhaul operations. The Company expects to close the transaction immediately following completion of this Offering using a substantial portion of the net proceeds. As part of the BA Acquisition, the Company and British Airways have agreed to enter into a seven-year exclusive service agreement for the Company to provide landing gear and related repair and overhaul services to substantially all of the aircraft currently operated by British Airways. The Company believes that the BA Acquisition will provide it with a base in the United Kingdom from which to expand its international repair and overhaul operations significantly and position itself to become the global leader in its markets. See "Acquisition of Certain Assets of British Airways" and "Use of Proceeds."

    The Company believes it is well positioned to benefit from the following aviation industry trends that are driving increased demand for third-party repair, overhaul and spare parts inventory management services: (i) the increase in worldwide air traffic associated with the addition of new aircraft and more frequent use of existing aircraft; (ii) the outsourcing by aircraft operators of services previously handled internally; (iii) the break-up of monopolistic aircraft maintenance consortiums; and (iv) an increase in regulatory pressure and consumer emphasis on the traceability of aircraft parts.

MARKET AND INDUSTRY OVERVIEW

    The aviation aftermarket consists of the servicing and support of aircraft after delivery of aircraft to operators by OEMs. Within the aviation aftermarket, the Company provides landing gear repair and overhaul services and related spare parts to a variety of customers in the aviation industry. In March 1997, Dillon Read & Co., Inc. ("Dillon Read") estimated the current global aviation aftermarket to be $47 billion annually and projected that it would grow to $60 billion by the year 2000.

    INCREASED AVIATION ACTIVITY. Boeing's 1997 Current Market Outlook (the "Boeing Outlook") projects that global air travel will increase by 75% through the year 2006. Average passenger seat miles flown are also expected to increase significantly over the next few years. Further, many new airlines are expected to commence operations in the United States and abroad, especially in China and other Asian nations where only a small percentage of the population has flown to date. In order to accommodate growing demand, aircraft operators will be required to increase the size of their aircraft fleets. The Boeing Outlook projects that the global fleet of aircraft will grow from 11,500 aircraft at the end of 1996 to over 16,000 aircraft in 2006 and 23,000 aircraft in 2016. Increases in passenger travel, air cargo services and the number of aircraft in service increase the demand for repair and overhaul services. In addition, the FAA requires aircraft landing gear to be overhauled every seven to ten years. As a result, the growth in the number of aircraft over the past 15 years is expected to create immediate and consistent demand for landing gear repair and overhaul services, which will most likely continue as the number of new aircraft in service grows. Further, because start-up airlines generally do not invest in the infrastructure necessary to service their aircraft, such airlines outsource all or most of their repair and overhaul services.

    OUTSOURCING OF REPAIR AND OVERHAUL SERVICES. While the overall air transportation industry has grown significantly over the past decade, commercial airlines have not experienced consistent earnings growth over the same period. As a result, many aircraft operators have recognized outsourcing as an opportunity to reduce operating costs, working capital investment and turnaround time. In March 1997, Dillon Read estimated the outsourced military and government market to be $9 billion and the third party market to be $12 billion. Outsourcing allows aircraft operators to benefit from the expertise of service providers such as the Company who have developed specialized repair techniques and achieved economies of scale unavailable to individual operators. Additionally, outsourcing allows aircraft operators to limit their capital investment in infrastructure and personnel by eliminating the need for the equipment, sophisticated information systems technology and inventory required to repair and overhaul landing gear and hydromechanical components effectively. Dillon Read also estimated in March 1997 that approximately 40%, 35% and 95%, respectively, of commercial, military and general aviation functions are currently outsourced. Having recently awarded to the Company large contracts for outsourcing of repair and overhaul services, American Airlines and British Airways exemplify this growing trend. As aircraft operators continue to become more cost and value conscious, the Company expects the trend toward outsourcing to continue.

    BREAK-UP OF MONOPOLISTIC AIRCRAFT MAINTENANCE CONSORTIUMS. Until recently, European aircraft operators attempted to realize cost savings by forming repair consortiums to provide maintenance, repair and overhaul services for their aircraft. The KSSU consortium, formed in the early 1970s, included, KLM, Swiss Air, SAS and UTA, and the ATLAS consortium included, Alitalia, Lufthansa, Air France and Sabena. Within each consortium, each member was responsible for providing the consortium's other members with maintenance, repair and overhaul services for certain specified aircraft components. Over time, these members have begun subcontracting their maintenance, repair and overhaul services to independent service providers whom they subject to a competitive bidding process to obtain the work. The Company believes that this trend will provide it with opportunities to expand substantially its European customer base.

    GREATER EMPHASIS ON TRACEABILITY. Due to concerns regarding unapproved aircraft spare parts, regulatory authorities have focused on the level of documentation which must be maintained on aircraft spare parts. As a result, aircraft operators increasingly demand that third party service providers provide complete traceability of all parts used in the repair and overhaul process. The sophistication required to track the parts histories of an inventory consisting of thousands of aircraft spare parts is considerable. For example, an overhaul of a 747 aircraft shipset requires the handling and tracking of over 2,500 parts. This has required companies to invest heavily in information systems technology. The Company has developed and maintains a proprietary management information system that enables it to comply with its customer's contract specifications and enables its customers to comply with governmental regulations concerning traceability of spare parts.

COMPANY OPERATIONS

REPAIR AND OVERHAUL

    The primary reasons for removing landing gear or hydromechanical components from an aircraft for servicing are: (i) the number of takeoffs and landings or years since a landing gear's last overhaul have reached the time between overhaul limit and it must be overhauled or (ii) the landing gear or hydromechanical component has been damaged or is not performing optimally. The cost of servicing landing gear or hydromechanical components that have been removed varies depending upon the age and type of aircraft and the extent of the repairs being performed.

    Each overhaul of landing gear can involve numerous separate parts and work orders. For example, the Boeing 737 nose landing gear calls for over 290 parts and related work orders while the Boeing 747-200 nose gear calls for over 650 parts and related work orders. Generally, the Company performs these overhauls in approximately six to eight weeks. Hydromechanical component overhauls can involve 200 or more parts and over 25 separate work orders and are performed in approximately two to four weeks. In order to achieve this throughput, the Company must perform many parallel processes and integrate numerous components just before final assembly. Completing this complex overhaul work within the time constraints set by aircraft operators has led the Company to develop a highly managed systems-driven process, which is facilitated by its highly specialized management information systems described in more detail below. The stages of the overhaul process include the following:

    DISASSEMBLY, CLEANING AND INSPECTION. Upon receiving a landing gear shipset or a hydromechanical component, the Company's technicians disassemble the unit into its parts, a process which requires special tooling and expertise. Each part is completely cleaned to allow for comprehensive inspection, testing and evaluation of part size, structural integrity and material tolerances. The Company uses a detailed checklist and reporting procedure to create a work order documenting the state of each part inspected and indicating the extent of repair or overhaul to be performed. Technicians tag all parts which need to be replaced or reworked and electronically prepare bills of material and requisitions to the Company's parts and production departments for inventory and scheduling purposes. An internal sales order is created concurrently with the work order for shipping, pricing, billing and delivery purposes. The Company utilizes its management information system throughout this process to reduce the amount of detailed inspection time required. See "--Management Information Systems and Quality Assurance."

    The work completed in the disassembly and inspection process enables the Company to obtain detailed information concerning which parts can be reused or repaired and which must be replaced, as well as the approximate labor needed to complete the job. The Company's computer system identifies and tracks the parts and associated work orders from each landing gear or hydromechanical component throughout the overhaul process in order to maintain the integrity of the landing gear or hydromechanical component the Company services. Shop travelers provide a complete, detailed listing of all repair and overhaul work steps and processes. Once disassembled, the individual parts are washed, visually inspected for obvious damage and permanently identified using the internal work order number assigned to that delivery order. Major and minor parts are then processed for engineering evaluation and disposition of required repair work steps.

    PARTS REWORK, REPLACEMENT AND REASSEMBLY. The next phase of an overhaul involves reworking existing parts to specifications set by the Company's customers. This entails a combination of machining, plating, heat treatment, metal reshaping, surface finishing and restoration of organic finish. At this phase, each part is accompanied by the customized bar-coded traveler which facilitates the computerized prioritization and tracking of a part through the rework phase. Tight control is maintained over scheduling for each part, enabling the Company to remain within its required turnaround time. The Company performs the majority of the repair and overhaul procedures in its facilities using proprietary or specialized repair techniques. In addition, the Company utilizes in-house manufacturing capabilities to fabricate certain parts used in the overhaul process that are otherwise difficult to obtain. If a part cannot be reclaimed, the Company may install either a new part or a previously-reworked part from inventory. The Company maintains an inventory of serviceable parts that it has reworked for this purpose. Overhauling parts or using serviceable parts from inventory in lieu of new parts generally lowers customer costs and increases the Company's margins in comparison to an overhaul that consists of exclusively new spare parts. In addition, these manufacturing and service capabilities are integral to the Company's competitive position because they enable the Company to maintain or increase the quality of work performed and significantly reduce cost and turnaround time relative to its competitors.

    INSPECTION AND SHIPPING. After completing the rework phase of the overhaul/repair process, each part is delivered to the assembly area where the end unit is assembled, tested and final inspection is completed. Once the end unit assembly has been accepted through final inspection it is moved to shipping, where it is packaged and prepared for dispatch.

    PRICING. The Company offers its customers different pricing arrangements for its repair and overhaul services. Pricing generally depends on the volume and complexity of the work performed, the kind and number of new or remanufactured spare parts used in the repair or overhaul and the required turnaround time. For many of its customers, the Company exchanges a previously overhauled shipset from its inventory for an as-removed shipset from customer's aircraft upon which the Company charges the customer a fixed overhaul fee. Upon completing the overhaul of the as-removed shipset, the Company charges the customer an additional fee for spare parts or extra services required to overhaul the landing gear to the customer's specifications. The Company typically bills a substantial portion of the repair and overhaul fee to the customer up-front upon receiving its as-removed shipset and generally receives payment for this portion of the overhaul fee before completing the overhaul. When the Company overhauls a shipset without exchanging an overhauled gear assembly from its inventory, the Company charges one fee, which includes all parts and labor charges, upon delivering the overhauled shipset to the operator. Pursuant to the Company's standard payment terms, invoices are due within 30 days after receipt. The Company typically offers a discount of up to 2% on payment made within 30 days of receipt of an invoice.

    With certain of its customers for whom the Company regularly provides parts and services on entire fleets or large numbers of aircraft, the Company utilizes a flat fee fixed price arrangement which it typically sets forth in long-term service agreements. For the nine months ended September 30, 1997, approximately $7.4 million, or 54% of the Company's landing gear repair and overhaul sales, were received under long-term service agreements, which is expected to increase in 1998 following the BA Acquisition. Pursuant to the Company's service agreements, the Company performs repair and overhaul services on a scheduled or as-needed basis. Pricing depends on the volume and type of aircraft landing gear or hydromechanical component to be serviced and the required turnaround time. Under its long-term service agreements, the Company is able to plan in advance for equipment and inventory requirements and can achieve efficiencies in labor hours and materials usage relative to the estimate on which the contract price was based.

    The following table sets forth: (i) the type of aircraft landing gear the Company overhauls; (ii) management's estimate of the cost to purchase new landing gear, which is not commonly purchased separately from an aircraft; (iii) the typical charge by the Company to overhaul such landing gear; (iv) management's estimate of the average time between overhauls; and (v) the Company's primary customers for each type of aircraft:

                               TYPICAL
            ESTIMATED COST      COST      AVERAGE TIME
 TYPE OF        OF NEW       OF COMPLETE    BETWEEN
AIRCRAFT     LANDING GEAR     OVERHAUL     OVERHAULS        CUSTOMERS
---------  ----------------  -----------  ------------  -----------------
   727          Not in        $ 165,000      7 yrs.     Fed Ex
              Production

   737         $.9 mil        $ 130,000     6-8 yrs.    United Airlines
                                                        British Airways

   747         $7.4 mil       $ 500,000     7-9 yrs.    Air Canada
                                                        Tower Air
                                                        British Airways

   757         $2.8 mil       $ 250,000     7-9 yrs.    U.S. Airways
                                                        American
                                                        British Airways

   767         $3.6 mil       $ 360,000     7-9 yrs.    U.S. Airways
                                                        British Airways

  MD80         $.8 mil        $ 180,000     7-8 yrs.    Delta

  DC10         $4.5 mil       $ 400,000    7-10 yrs.    Fed Ex
                                                        British Airways
                                                        United Airlines

  A300         $5.5 mil       $ 400,000    8-10 yrs.    Fed Ex

  A310         $4.5 mil       $ 400,000    8-10 yrs.    Fed Ex

PARTS DISTRIBUTION

    GENERAL. Aircraft spare parts are classified within the industry as (i) factory new, (ii) new surplus, (iii) overhauled, (iv) serviceable, and (v) as-removed. A factory new or new surplus part is one that has never been installed or used. Factory new parts are purchased from manufacturers or their authorized distributors. New surplus parts are purchased from excess stock of airlines, repairs facilities or other distributors. An overhauled part has been disassembled, inspected, repaired, reassembled and tested by a licensed repair facility. An aircraft spare part is classified serviceable if it is repaired by a licensed repair facility rather than completely disassembled as in an overhaul. A part may also be classified serviceable if it is removed by the operator from an aircraft or engine while operating under an approved maintenance program and is functional and meets any manufacturer or time and cycle restrictions applicable to the part. A factory new, new surplus, overhauled or serviceable part designation indicates that the part can be immediately utilized on an aircraft. A part in as-removed condition requires functional testing, repair or overhaul by a licensed facility prior to being returned to service in an aircraft.

    PARTS SALES. The Company sells factory new, FAA-approved parts manufactured by approximately 80 OEMs, including SAMM, Dunlop, Parker Hannifin and Messier-Bugatti and overhauled aircraft spare parts to a diverse base of customers in the aviation industry. The Company believes that it provides customers with value added parts distribution services by offering immediate availability, broad product lines, technical assistance and additional services.

CUSTOMERS

    COMMERCIAL. The Company serves a broad base of over 450 domestic and international customers in the aviation industry. The Company's customers include FedEx, American Airlines, US Airways, United Airlines, Continental Airlines, Inc., Continental Express, Inc. and Westair Commuter Airlines, Inc. The Company's largest customer, FedEx, accounted for approximately 18.4% of its sales for the year ended December 31, 1996 and 18.2% for the nine months ended September 30, 1997. The Company has a five-year agreement with FedEx expiring in August 1999 to provide spare parts and repair and overhaul services at a fixed price for most aircraft in FedEx's fleet. The Company is currently negotiating an amendment to this agreement to extend the term until August 2007 and expand it to include additional aircraft. The Company also has a seven-year exclusive agreement with American Airlines to service landing gear on all Boeing 757 aircraft within its fleet on a flat-fee basis expiring in June 30, 2005. The Company believes that the long-term relationships that it has developed with many of its customers provide the Company with an ongoing base of business and an excellent source of new business opportunities.

    GOVERNMENT CONTRACTS. Sales to the United States government and its agencies were approximately $4,491,000 (11.5% of revenues) and $2,163,000 (7.2% of revenues) in the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The Company's largest government customer has been the USCG with which the Company has an agreement to provide repair and overhaul services and spare parts on an as-needed, fixed price basis for the USCG's Dauphin II helicopters. The agreement is for a one-year term which the USCG may renew for additional one-year terms through the year 2000. For the year ended December 31, 1996, and the nine months ended September 30, 1997 sales to the USCG accounted for approximately 11.2% and 7.0%, respectively, of the Company's revenues. Because government sales are subject to competitive bidding and government funding, there can be no assurance that such sales will continue at previous levels. Although the Company's government contracts are subject to termination at the election of the government, in the event of such a termination the Company would be entitled to recover from the government all allowable costs incurred by the Company through the date of termination.

    MATERIAL CUSTOMERS. FedEx and the USCG were the only customers who accounted for 10% or more of the Company's total revenues for the year ended December 31, 1996 (pro forma) and FedEx was the only customer who accounted for 10% or more of the Company's total revenues for the nine months ended September 30, 1997. See "Risk Factors--Customer Concentration; Concentration of Credit Risks."

MANAGEMENT INFORMATION SYSTEM AND QUALITY ASSURANCE

    The Company believes that its management information system are among the most advanced in its industry. The Company utilizes its system to shorten turnaround times for customer orders, increase output, improve inventory management and reduce costs by eliminating duplication of work and reducing errors in ordering of parts. The system consists of an automated inspection and routing system, a material resources planning module, a bar-coded shop floor control module, an inventory control and parts tracing module, a tooling calibration module and a general accounting module.

    The system enables the Company to shorten lead times, increase output and improve inventory management by allowing the Company to manage and control the process of detailed parts inspection, materials requisitioning and work order scheduling and release. The system's database contains much of the information required to perform landing gear inspection activities, including illustrated parts catalogues, parts specifications and other technical data. This has largely eliminated the need to update parts catalogues manually and allows an inspector using a personal computer located at his workstation to (i) refer to computer based parts manuals and catalogues to identify needed parts, (ii) access inventory to check on the availability of needed parts, (iii) requisition needed parts from inventory and (iv) create and record an audit trail for all inspected parts and processes. These features of the system have substantially reduced total detailed inspection time required in the overhaul process.

    Using the system, all materials utilized and labor performed in connection with a work order are recorded using bar code scanners located throughout the Company's facility. Work order travelers are generated upon commencement of a repair or overhaul and accompany the separate parts of each landing gear or hydromechanical component throughout the overhaul process. After each stage of the process is completed, the employee who performed the work records, using the bar code system, the date of completion, his or her employee identification number, critical dimensions and the quantity processed, accepted or rejected. For each repair or overhaul that it performs, the Company records all essential operations and tests conducted, inspection data on all components repaired, overhauled or exchanged for new components and the sources of all materials issued during the course of the work. This function allows the company to provide more accurate cost and timing estimates to customers, facilitates faster and more accurate preparation of customer invoices and forms the basis of the Company's comprehensive quality assurance program. In addition, shoploading and material requisition personnel receive more accurate planning data. Using the system, management can plan for material requirements in advance so that required materials for a specific unit are on hand in time to facilitate on-time delivery and based upon sales forecasts and actual orders can optimize daily manpower and materials utilization.

EQUIPMENT MAINTENANCE AND TOOLING

    The Company performs all of the maintenance and repair on the equipment used in the repair and overhaul process. The Company's maintenance personnel perform various regularly scheduled maintenance procedures on the Company's equipment on a weekly, monthly and annual basis, and shift operators perform daily preventive maintenance. Precision measurement accessories installed on certain machines, which require periodic calibration, are maintained and serviced by approved vendors and closely monitored by the Company.

    The Company invests significant material and resources to design and construct tooling and fixtures to support its current product line and improve the efficiency of the repair and overhaul process. Manufacturer-designed tooling is typically limited to specialized tools to aid in the disassembly, assembly and testing of a landing gear assembly, such as spanner wrenches and seal installation tools. From time to time, the Company's employees may develop modifications to existing tooling or ideas for new tooling and fixtures in order to accomplish a specific machining or testing operation or to improve the performance of the overhaul process. Tooling and fixtures used in machining and plating operations are conceived, designed and fabricated in-house by the technical personnel involved in the Company's daily operations to improve the labor efficiency of a process and reduce the cost of performing a repetitive process. The

Company believes that its ability to design and fabricate tooling used in its operations allows it to maximize efficiencies and enables its customers to realize cost savings and improved turnaround time.

SUPPLIERS AND PROCUREMENT PRACTICES

    The primary sources of parts and components for the Company's overhaul operations and parts distribution business are domestic and foreign airlines, OEMs and aircraft leasing companies. The supply of parts and components for the Company's aftermarket sales is affected by the availability of excess inventories that typically become available for purchase as a result of new aircraft purchases by commercial airlines, which reduce the airline's need for spares supporting the aircraft that have been replaced. Aftermarket supply is also affected by the availability of new parts from OEMs and the availability of older, surplus aircraft that can be purchased for the value of the major parts and components. Although the Company does not have fixed agreements with the majority of its suppliers, it is frequently able to obtain significant price discounts from many of its suppliers because of the volume and regularity of its purchases. Under two of the Company's three ten-year agreements with Dunlop, however, the Company purchases Dunlop parts at a discount from list price for resale and for use in the repair and overhaul of a variety of fixed wing aircraft and helicopters. For the year ended December 31, 1996 and the nine months ended September 30, 1997, Dunlop accounted for approximately 27% and 19%, respectively, of the total dollar amount of parts purchased by the Company. The Company also has agreements with Messier-Bugatti, SAMM and Eurocopter France that enable the Company to purchase new aircraft parts at discounts from list price.

    Although the Company does not have agreements with many of its suppliers and competes with other parts distributors for production capacity, the Company believes that its sources of supply and its relationships with its suppliers are satisfactory. While the loss of any one supplier could have a material adverse effect on the Company until alternative suppliers are located and have commenced providing products, alternative suppliers exist for substantially all of the parts purchased by the Company. See "Risk Factors--Dependence on Key Suppliers."

    The Company has developed procurement practices to ensure that all supplies received conform to contract specifications. For cost, quality control and efficiency reasons, the Company generally purchases supplies only from vendors with whom the Company has on-going relationships and/or whom the Company's customers have previously approved. The Company has qualified second sources or has identified alternate sources for all of its supplies. However, the inability or delay in obtaining needed parts on a timely basis could have a material adverse effect on the Company. The Company chooses it vendors primarily based on the quality of the parts supplied and record for on-time performance. The Company regularly evaluates and audits its approved vendors based on their performance. Repeated failures to comply with the Company's quality and delivery requirements may ultimately cause the Company to remove a vendor from its approved vendor list.

SALES AND MARKETING

    The Company's sales and marketing strategy is designed to target commercial and government customers with large fleets of aircraft that require regular repair and overhaul of landing gear parts and components. In recent years, the Company has significantly expanded its direct sales efforts toward the goal of increasing its sales from its existing customer base as well as attracting new customers. In particular, the Company focuses its sales efforts on encouraging its existing and prospective customers to enter into long-term agreements with the Company for the repair and overhaul of landing gear on all aircraft within a fleet, or alternatively, to engage the Company to perform repair and overhaul services on several aircraft at once. In its sales and marketing efforts, the Company emphasizes its competitive strengths, including its superior quality of service, competitive pricing, rapid turnaround time and extensive industry experience.

    The Company markets and sells its products and services worldwide both directly through an in-house sales staff and indirectly through a network of independent sales representatives which at September 30, 1997 consisted of approximately five employees and 11 sales representatives, respectively. Air

Resources, Inc., an aviation sales representative agency ("Air Resources"), markets and sells the Company's products and services to a number of domestic airlines in return for a commission on sales made through Air Resources' efforts. The Company's domestic sales are conducted primarily by Air Resources, which focuses its efforts on major domestic commercial carriers as well as the Company's in-house sales force. The Company conducts its international sales and marketing through a number of independent agencies based worldwide in such countries as France, Sweden, Mexico and India. Additionally, senior management plays an active role in marketing several of the Company's product lines. The Company's President and Chief Executive Officer, David Lokken oversees its sales activities, while the Company's indirect and direct sales representatives report directly to Brian Carr, Managing Director of Sun Valley Operations, for landing gear sales and Michael Riley, Vice President--Hydromechanical Business Unit, for hydromechanical component sales. The Company's sales staff works closely with engineering and customer support personnel to provide cost effective solutions to maintaining landing gear, stressing the Company's repair and overhaul engineering expertise, turnaround times and component overhauling capabilities.

    In addition, the Company actively participates in many of the major aviation industry gatherings and air shows globally and hosts groups of aircraft operators at technical and other meetings. In certain instances, the Company bids on government contracts for certain lines through its government contracts department, which coordinates with the Company's sales and marketing team.

    The Company does not consider backlog meaningful to its business.

GROWTH STRATEGY

    The Company seeks to become the leading provider of landing gear repair and overhaul services to the global aviation industry. The Company's strategies for accomplishing this objective include the following:

    PURSUE ADDITIONAL INTERNATIONAL GROWTH OPPORTUNITIES. The Company believes that the international aviation aftermarket presents the greatest potential for substantial growth. With the hydromechanical repair and overhaul services that it performs from its Netherlands facility and the large air transport repair and overhaul operations that it will establish through the BA Acquisition, the Company believes it will be able to provide customers with a full range of repair and overhaul services in Europe. In addition, the Company believes that the break-up of aircraft maintenance consortiums will create opportunities for the Company to expand its European, Middle Eastern and Asian customer bases. With facilities located in the United Kingdom and California, the Company believes that it will be geographically positioned to pursue additional growth opportunities in both the European and Asian aviation aftermarkets.

    FOCUS ON LONG-TERM SERVICE AGREEMENTS. Through increased sales and marketing efforts, the Company is actively seeking to enter into long-term service agreements with its existing and potential customers to provide its services for all of their respective aircraft. A recent example of the Company's success in this area includes the Company's September 1997 seven-year exclusive agreement with American Airlines to service landing gear on all Boeing 757 aircraft within its fleet. While long-term agreements are often terminable on short notice, the Company believes that securing long-term service agreements with customers will provide Hawker Pacific with a more predictable and consistent flow of business and enable it to improve its profit margins from fixed wing operations.

    EXPAND EXISTING OPERATIONS. Hawker Pacific seeks to increase sales and operating income by marketing its landing gear repair and overhaul services to new and existing customers and expanding its hydromechanical component product lines. Boeing projects that the global fleet of aircraft will grow from 11,500 aircraft at the end of 1996 to over 16,000 in 2006 and 23,000 aircraft in 2016. The Company plans to expand its landing gear repair and overhaul operations in order to capitalize on this growth trend. Because the Company believes that improved profit margins in fixed wing operations are primarily a function of increased volume, it plans to expand its capacity to perform fixed wing landing gear repair and overhaul services. The Company also intends to expand its hydromechanical component service offerings particularly through increased capabilities resulting from the BA Acquisition. The Company recently began to offer repair and overhaul of constant speed drive-integrated drive generators after having expended minimal funds to initiate these operations.

    ACCELERATE GROWTH THROUGH ACQUISITION. The Company intends to evaluate and pursue strategically located companies with technology, equipment and inventory that complement or expand the Company's existing operations and that may enable it to expand into new geographic or product markets. In particular, the Company seeks to acquire companies that will enable it to expand its international operations or to increase its product offerings.

COMPETITIVE STRENGTHS

    The Company believes that it is well-positioned to achieve its strategic objectives because of the following competitive strengths:

    STRONG MARKET POSITION. The Company through its predecessors has been providing aftermarket products and services to the aviation industry for over 30 years and believes it has gained an international reputation for high quality and reliability. The Company believes that its customers select Hawker Pacific based on its superior quality of service, competitive pricing, rapid turnaround time and extensive industry experience. Using its engineering expertise, the Company has developed proprietary or specialized repair and overhaul equipment and techniques, including the ability to manufacture certain replacement parts in-house, that enable it to reduce costs in providing its customers with repair and overhaul services.

    EXPERIENCED MANAGEMENT TEAM. The Company's senior executives have on average over 20 years industry experience and have served the Company for an average of seven years. In addition, the Company believes that its customers highly value the extensive experience of its 15 managers, who have served the Company on average for 12 years.

    ADVANCED MANAGEMENT INFORMATION SYSTEMS. The Company has developed proprietary systems to manage and schedule work flow and coordinate many aspects of operations. The Company believes that its management information systems are among the most advanced in its industry, permitting the Company to achieve greater operating efficiencies, offer a higher level of customer service than its competitors and provide complete traceability of aircraft parts.

    BROAD ARRAY OF PRODUCTS AND SERVICES. The Company services and sells a broad array of landing gear and hydromechanical components for fixed wing aircraft and helicopters. The Company provides services and parts for several large air transport aircraft, including the full line of Boeing, McDonnell Douglas, Lockheed and Airbus jets, in addition to a variety of smaller fixed wing aircraft and helicopters, including Embraer aircraft and Bell, and Eurocopter helicopters. The Company believes that this breadth of products and services gives it a competitive advantage in winning business from new customers and affords an opportunity to expand its business with existing customers. It also positions the Company to respond to aircraft operators' desire to focus on a select group of suppliers to control costs, increase quality and enhance timeliness of delivery.

    KEY RELATIONSHIPS. The Company actively seeks to develop close relationships with its customers and suppliers. The Company has been providing repair and overhaul services and spare parts to the USCG for its Dauphin II helicopters since 1979. The Company believes that the long-term relationships that it has developed with many of its customers provide it with an ongoing base of business and a source of new business opportunities. In addition, the Company's relationships with certain key parts suppliers and OEMs enable it to purchase parts at discounts from list price and, therefore, provide the Company with a competitive advantage. Under two of the Company's three ten-year agreements with Dunlop, each of which expires in October 2006, the Company purchases Dunlop parts at a discount to list price for resale and for use in the repair and overhaul of a variety of fixed wing aircraft and helicopters. In addition, the

Company has agreements with Messier-Bugatti, SAMM and Eurocopter France that enable the Company to purchase new aircraft parts at discounts from list price.

COMPETITION

    Numerous companies compete with the Company in the aviation services industry. The Company primarily competes with various repair and overhaul organizations, which include the service arms of OEMs, the maintenance departments or divisions of large air carriers (some of which also offer maintenance services to third parties) and independent organizations such as the Aerospace Division of BFG, the Landing Gear Division of AAR, Revima, and Dowty. The Company's major competitors in its hydromechanical components business include AAR and OEMs such as Sunstrand, Vickers, Parker-Hannifin, Messier-Bugatti and Lucas. The Company expects that competition in its industry will increase substantially as a result of industry consolidations and alliances in response to the trend in the aviation industry toward outsourcing of repair and overhaul services. In addition, as the Company moves into new geographic or product markets it will encounter new competition.

    The Company believes that the primary competitive factors in its marketplace are quality price, the ability to perform repairs and overhauls within a rapid and reliable turnaround time and industry experience. Certain of the Company's competitors have substantially greater financial, technical, marketing and other resources than the Company. These competitors may have the ability to adapt more quickly to changes in customer requirements, may have stronger customer relationships and greater name recognition and may devote greater resources to the development, promotion and sale of their products than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations. See "Risk Factors--Substantial Competition."

GOVERNMENT REGULATION

    The Company is highly regulated worldwide by the FAA, the JAA, and various other foreign regulatory authorities, including the Dutch Air Agency, which regulates the Company's Netherlands' operations, and the CAA, which will regulate the Company's United Kingdom operations upon consummation of the BA Acquisition. These regulatory authorities require all aircraft to be maintained under continuous condition monitoring programs and to periodically undergo thorough inspection. In addition, all parts must be certified by the FAA and equivalent regulatory agencies in foreign countries and conformed to regulatory standards before they are installed on an aircraft. The Company is a certified FAA and JAA approved repair station and has been granted Parts Manufacturer Approvals by the FAA Manufacturing Inspectors District Office. In addition, the Company's operations are regularly audited and accredited by the Coordinating Agency for Supplier Evaluation, formed by commercial airlines to approve FAA approved repair stations and aviation parts suppliers. If material authorizations or approvals were revoked or suspended, the Company's operations would be materially and adversely affected. As the Company attempts to commence operations in countries in which it has not previously operated, it will need to obtain new certifications and approvals, and any delay or failure in attaining such certifications or approvals could have a material adverse effect on the Company's business, financial conditions and results of operations. In addition, if new and more stringent regulations are adopted by foreign or domestic regulatory agencies or oversight of the aviation industry is increased in the future the Company's business may be materially and adversely affected. See "Risk Factors--Government Regulation."

ENVIRONMENTAL MATTERS AND PROCEEDINGS

    The Company's operations are subject to extensive and frequently changing federal, state and local environmental laws and substantial related regulation by government agencies, including the United States Environmental Protection Agency, the California Environmental Protection Agency and the United States Occupational Safety and Health Administration. Among other matters, these regulatory authorities impose requirements that regulate the operation, handling, transportation and disposal of hazardous materials generated by the Company during the normal course of its operations, govern the health and safety of the Company's employees and require the Company to obtain and maintain permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on the Company and, as a result, substantially affects its operational costs. In addition, the Company may become liable for the costs of removal or remediation of certain hazardous substances released on or in its facilities without regard to whether or not the Company knew of, or caused, the release of such substances. The Company believes that it currently is in material compliance with applicable laws and regulations and is not aware of any material environmental problem at any of its current or former facilities. There can be no assurance, however, that its prior activities did not create a material problem for which the Company could be responsible or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations, or an increase in the amount of hazardous substances generated by the Company's operations) will not result in any material environmental liability to the Company and materially and adversely affect the Company's financial condition and results of operations. The Company's plating operations, which use a number of hazardous materials and generate significant hazardous waste, increase the Company's regulatory compliance burden and compound the risk that the Company may encounter a material environmental problem in the future. Furthermore, compliance with laws and regulations in foreign countries in which the Company locates its operations may cause future increases in the Company's operating costs or otherwise adversely affect the Company's results of operations or financial condition. See "Risk Factors--Environmental Regulations."

    In October 1993, the United States of America and the State of California each filed lawsuits in the United States District Court for the Central District of California, against the Company and the owners (the "Owners") of the Company's former facility (the "Site"). The lawsuits (the "SFVB Actions") alleged that the groundwater in the San Fernando Valley Basin ("SFVB") had been contaminated with volatile organic compounds and other hazardous substances released from the Site, requiring costly investigation, evaluation and remediation efforts for which the Company and the Owners were liable. In February 1997, the Company entered into settlements with the United States of America and State of California pursuant to which the Company paid the EPA $382,500 and the State of California $40,950 in June 1997. The Company believes that it will not be liable for any future costs to the United States government or the State of California related to this matter, and the California Regional Water Quality Control Board recently notified the Company of its conclusion that soil contamination at the Site does not represent a significant threat to groundwater quality and cannot be determined with certainty. BTR has agreed to indemnify the Company against any future amounts for which the Company may be responsible in connection with the SFVB Actions. See "Certain Transactions--Acquisition of the Company from BTR."

EMPLOYEES AND EMPLOYEE TRAINING

    As of September 30, 1997 the Company had 241 employees of whom approximately 16 are in management, 40 are engineering and technical personnel, 141 are direct labor personnel, 2 are in sales and marketing and 25 are administrative personnel. The Company is not currently a party to any collective bargaining agreements; however, in connection with the BA Acquisition, the Company may be required to enter into collective bargaining agreements in the United Kingdom. The Company believes that its relationships with its employees are generally good. Competition for employees in the Company's industry is intense, and the Company cannot give any assurance that it will be able to attract or retain highly qualified personnel in the future. See "Risk Factors--Dependence on Key Employees."

    Each of the Company's technical employees receives specific training in the individual repair and overhaul functions that he or she performs in addition to comprehensive general training in total quality management procedures, statistical process control and material resource planning. The Company also regularly conducts in-house training programs, which the Company's management designs using standard industry practice manuals, for its technical and engineering employees on a number of subjects, including materials handling, corrosion prevention and control, surface tension etch inspection and shot peening.

FACILITIES

    The Company's principal executive offices and production facilities are located in Sun Valley, California. The Company occupies the premises, comprising approximately 193,000 square feet and nine buildings pursuant to various long-term leases that expire on dates ranging between 2004 and 2010 and require the Company to make monthly rent payments ranging from $4,560 to $38,200.

    The Company also leases a facility comprising approximately 8,000 square feet near Amsterdam, Netherlands from which it performs hydraulic repairs on rotor and fixed wing aircraft. The lease expires in 1998 after which the Company plans to move to new and larger facilities. The Company believes that a facility will be available on terms acceptable to the Company.

    The Company believes that its facilities satisfy its current needs. However, as part of its internal growth strategy, the Company is in the process of reorganizing and reconfiguring its Sun Valley, California location to meet its growth needs and increase the efficiency of its operations, which it expects to complete in early 1998. Beginning in 1998, the Company plans to expand its plating operations at this facility. In addition, the Company is currently looking for a facility in the United Kingdom to house its new United Kingdom operations. See "Acquisition of Certain Assets of British Airways." Any failure or delay in completing the reorganization or expansion of plating operations as currently planned, or locating and organizing a facility in the United Kingdom, however, could significantly impair the Company's ability to manage its growth and could have a material adverse affect on the Company's business, financial condition and results of operations. See "Risk Factors--Risk Associated With Facilities Reorganization."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following sets forth certain information regarding the Company's executive officers and directors:

NAME                                              AGE                                 POSITION
--------------------------------------------  -----------  --------------------------------------------------------------
Scott W. Hartman............................          34   Chairman of the Board(1)(2)
David L. Lokken.............................          51   President, Chief Executive Officer and Director(2)
Brian S. Aune...............................          42   Vice President and Chief Financial Officer
Brian S. Carr...............................          40   Managing Director of Sun Valley Operations
Michael A. Riley............................          51   Vice President--Hydromechanical Business Unit
Daniel J. Lubeck............................          35   Secretary and Director(2)
John G. Makoff..............................          34   Director
Joel F. McIntyre............................          59   Director Nominee(1)(3)(4)
Daniel C. Toomey, Jr........................          34   Director Nominee(1)(3)(4)

------------------------

(1) Member of Compensation Committee
(2) Member of Nominating Committee

(3) Member of Audit Committee

(4) Position to be held with the Company following the Offering

    SCOTT W. HARTMAN became a director of the Company in December 1996 and became Chairman of the Board of the Company in March 1997. Since March 1995, Mr. Hartman has served as Chief Operating Officer of Unique. From December 1993 until he joined Unique, Mr. Hartman served as Chief Executive Officer of Nucor World Industries, a private holding company. From December 1991 until December 1993, Mr. Hartman served as a Vice President of Business Development for City National Bank, and from May 1983 until he joined City National Bank, he held various management positions with Emerson Electric Company. Mr. Hartman earned a B.S. from Indiana University.

    DAVID L. LOKKEN joined the Company in May 1989 as Executive Vice President and Chief Operating Officer and has served as President and Chief Executive Officer of the Company since June 1993. From November 1985 until he joined the Company, Mr. Lokken served a Vice President and General Manager of Cleveland Pneumatic's Product Service Division. Mr. Lokken holds a B.S. in Electrical Engineering from North Dakota State University and an M.B.A. from Arizona State University.

    BRIAN S. AUNE joined the Company as Vice President of Finance and Administration in 1992 and has served as Vice President and Chief Financial Officer of the Company since August 1994. Before joining the Company, Mr. Aune held various finance and management positions with Dunlop Aviation, BEI Motion Systems Electronics and Eastman Kodak. Mr. Aune has a B.A. in Accounting from Eastern Washington University and an M.B.A. from the University of San Diego.

    BRIAN S. CARR became Managing Director of Sun Valley Operations in November 1997 after having served as Vice President--Landing Gear Business Unit since he joined the Company in January 1993. From 1980 until he joined the Company, Mr. Carr held various engineering, technical sales and management positions with Cleveland Pneumatic's Product Service Division and Dowty Aerospace. Mr. Carr holds a B.S. in Aerospace Engineering Technology from Kent State University.

    MICHAEL A. RILEY joined the Company's predecessor as Vice President of Marketing in October 1989 and has served as Vice President--Hydromechanical Business Unit since January 1994. From 1982 until he joined the Company, Mr. Riley held various positions in the aerospace/aircraft industry with Abex Aerospace and Dunlop Aviation. Mr. Riley served as a helicopter pilot in the United States Navy and received a B.S. in Engineering from the United States Naval Academy, Annapolis, Maryland.

    DANIEL J. LUBECK joined the Company as Secretary and a director in December 1996. Since July 1996, Mr. Lubeck has served as President of Unique. From March 1993 until he joined Unique, Mr. Lubeck was an attorney with McIntyre, Borgess & Burns, a multi-service law firm, after having worked as an attorney with Paul, Hastings, Janofsky & Walker from 1987 until 1992 and with Manatt, Phelps & Philips, LLP from 1992 until 1993. Mr. Lubeck earned a J.D. from University of Southern California and holds a B.A. from University of California San Diego.

    JOHN G. MAKOFF became a director of the Company in December 1996. Mr. Makoff founded Unique in June 1993 and currently serves as its Chief Executive Officer. From June 1991 until he founded Unique, Mr. Makoff served as Manager for Computerland of Pasadena, Inc., a computer reseller. Mr. Makoff holds a B.A. from Lewis & Clark University.

    RICHARD ADEY is expected to become the Company's Managing Director of UK Operations following the BA Acquisition. Since March 1996, Mr. Adey has been a Senior Manager for British Airways Engineering, in charge of overhauling landing gear, flap tracks and flap carriages on British Airways' aircraft. From 1994 until he joined British Airways Engineering, Mr. Adey served as Operations Director for Woodhead Manufacturing Ltd. From 1984 through 1993, Mr. Adey served as a Senior Consultant with Coopers & Lybrand, specializing in operations management and process improvement within commercial organizations. Mr. Adey holds a BSc in Production Engineering and Engineering Management from the University of Nottingham and an MSc in Manufacturing Technology and Business Management from Cranfield Institute.

    JOEL F. MCINTYRE has been nominated to become a director of the Company following the Offering. From 1963 through 1993, Mr. McIntrye was an attorney with the law firm of Paul, Hastings, Janofsky and Walker. In 1993, Mr. McIntyre founded the law firm of McIntyre, Borges & Burns LLP and currently serves as its Managing Partner. Mr. McIntyre currently serves on the Board of Directors on International Aluminum Corporation, a publicly-held company. Mr. McIntyre received a B.A. from Stanford University in 1960 and J.D. from University of California, Los Angeles in 1963.

    DANIEL C. TOOMEY has been nominated to become a director of the Company following the Offering. Mr. Toomey has served as Vice President and Chief Financial Officer of Eltron International, Inc., a publicly-held company ("Eltron"), since October 1992 and as its Secretary since 1993. From 1987 until he joined Eltron, Mr. Toomey was employed with Arthur Andersen LLP, where he served as Manager in the Enterprise Division of its Woodland Hills, California office. In January 1998, Mr. Toomey plans to join a Los Angeles-based venture capital firm. Mr. Toomey received a B.A. from the University of California, Los Angeles in 1986.

    The Board of Directors has established an Audit Committee and a Compensation Committee. The functions of the Audit Committee include recommending to the Board the selection and retention of independent auditors, reviewing the scope of the annual audit undertaken by the Company's independent auditors and the progress and results of their work and reviewing the financial statements of the Company and its internal accounting and auditing procedures. The functions of the Compensation Committee include establishing the compensation of the Chief Executive Officer, reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain executive officers of the Company, administering the Company's employee stock option plans and considering such other matters as may from time to time be delegated to the Compensation Committee by the Board of Directors. The Board of Directors intends to appoint independent directors to the Audit and Compensation Committees at such time as such directors join the Board of Directors. The Board of Directors has also established a nominating committee whose function is to select the slate of directors to be presented to the shareholders for election at the Annual Meeting of the shareholders of the Company.

    The Company's executive officers are appointed by, and serve at the discretion of, the Board of Directors of the Company. See
"Management--Employment Agreements." The Company's Directors serve until the next annual meeting of shareholders or until successors are elected and qualified.

DIRECTOR COMPENSATION

    Following the Offering, each non-employee Director will receive a cash fee of $1,500 per regular and special Board meeting attended in person and $1,000 per telephonic Board meeting and an additional $500 per month for being a member of one or more committees of the Board. Each non-employee Director is expected to receive, as additional director compensation, such number of options as determined by the Board to purchase shares of Common Stock per year at an exercise price equal to the fair market value of the Common Stock on the date of the grant. The Directors are reimbursed for expenses incurred in connection with the performance of services as Directors.

EXECUTIVE COMPENSATION

    The following table sets forth certain compensation earned or accrued during the years ended December 31, 1994, 1995 and 1996 by the Company's Chief Executive Officer and the Company's three other most highly compensated executive officers whose total salary and bonus during such year exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               ANNUAL COMPENSATION
                                                                         --------------------------------
NAME AND PRINCIPAL POSITION                                                YEAR       SALARY    BONUS(1)     OTHER
-----------------------------------------------------------------------  ---------  ----------  ---------  ----------
David Lokken...........................................................       1996  $  192,566  $  67,125  $  173,220(2)
  Chief Executive Officer                                                     1995     184,256     --
                                                                              1994     178,126     50,790
Brian Aune.............................................................       1996  $   98,440  $  28,763
  Chief Financial Officer                                                     1995     100,509     --
                                                                              1994      91,666     15,000
Brian Carr.............................................................       1996  $  111,258  $  26,910
  Managing Director of Sun Valley Operations                                  1995     104,785     --
                                                                              1994     103,178     20,500
Michael Riley..........................................................       1996  $   95,584  $  23,550
  Vice President--Hydromechanical Business Unit                               1995      93,335     --
                                                                              1994      83,375     17,000

------------------------

(1) Bonus amounts are shown in the year accrued.

(2) Nonrecurring payment made for services rendered in connection with BTR's sale of the Company to Unique of which 31% was paid in 1996 and 69% was paid in 1997.

    In November 1996, the Company entered into an employment agreement with David L. Lokken pursuant to which Mr. Lokken agreed to serve as the Company's President and Chief Executive Officer. The employment agreement is for an initial term of five years and as amended in 1997 provides for an annual base salary of $205,000, a performance bonus to be awarded in accordance with the terms and conditions of a separate Management Incentive Compensation Plan, and a monthly automobile allowance of $1,500. Pursuant to the employment agreement, the Company may terminate Mr. Lokken's employment with or without cause at any time before its term expires upon providing written notice. In the event the Company terminates Mr. Lokken's employment without cause, Mr. Lokken would be entitled to receive a severance amount equal to his annual base salary for the greater of two years or the balance of the term of his employment agreement and a bonus for the year of termination. In the event of a termination by reason of Mr. Lokken's death or permanent disability, his legal representative will be entitled to receive his annual base salary for the remaining term of his employment agreement.

    In November 1996, the Company also entered into employment agreements with each of Brian Aune, the Company's Vice President and Chief Financial Officer, Brian Carr, the Company's Managing Director of Sun Valley Operations, and Michael Riley, the Company's Vice President--Hydromechanical Business

Unit. The employment agreements are each for an initial term of three years and as amended in 1997 provide for annual base salaries of $130,000, $130,000 and $115,000, respectively, performance bonuses to be awarded in accordance with the terms and conditions of a separate Management Incentive Compensation Plan, and monthly automobile allowances of $750. In the event the Company terminates their employment without cause, Messrs. Aune, Carr and Riley would each be entitled to receive a severance amount equal to his respective annual base salary for the greater of one year or the balance of the term of his employment agreement and a bonus for the year of termination. In the event of a termination by reason of Messrs. Aune's, Carr's or Riley's death or permanent disability, his legal representative will be entitled to receive his annual base salary for the remaining term of his employment agreement. Upon consummation of the BA Acquisition, the Company will enter into an employment agreement with Mr. Richard Adey to serve as the Company's Managing Director of its UK Operations which will provide for an annual base salary of $120,000 and otherwise contain the same terms and conditions as the Company's agreements with Messrs. Aune, Carr and Riley.

    In addition, pursuant to each of their amended employment agreements, in the event of, or termination following, a change in control of the Company, as defined in the agreements, Mr. Lokken and each of Messrs. Aune, Carr, Riley, and Adey would be entitled to receive 18 and 12 months' salary, respectively, based on the total annual salary then in effect paid according to a schedule to be determined at the time such event occurs.

MANAGEMENT STOCK OPTIONS

    In November 1997, the Board of Directors granted five-year management stock options to purchase an aggregate of 116,444 shares of Common Stock to David Lokken, Brian Aune, Brian Carr, and Michael Riley. These options are in addition to those granted under the 1997 Stock Option Plan described below. All of these options are vested and are exercisable at the initial public offering price per share.

STOCK OPTION PLAN

    In November 1997, the Board of Directors adopted the Company's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan, which was approved by the Company's shareholders in November 1997, provides for the grant of options to directors, officers, other employees and consultants of the Company to purchase up to an aggregate of 640,444 shares of Common Stock. The purpose of the 1997 Plan is to provide participants with incentives that will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1997 Plan is to be administered by the Board of Directors, or a committee of the Board, which has discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the 1997 Plan. Options granted under the 1997 Plan may be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options.

    The exercise price of incentive stock options may not be less than 100% of the fair market value of Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one year pursuant to incentive stock options under the 1997 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1997 Plan at an exercise price of not less than 85% of the fair market value of the Common Stock on the date of grant. Nonqualified options may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year. Options may not be exercised more than ten years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10.0% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1997 Plan generally are nontransferable, but transfers may be permitted under certain circumstances in the discretion of the administrator. Shares subject to options that expire unexercised under the 1997 Plan will once again become available for future grant under the 1997 Plan. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1997 Plan is effective for ten years, unless sooner terminated or suspended.

    In November 1997, the Board of Directors of the Company granted six-year options to purchase 262,000 shares of Common Stock under the 1997 Plan, of which 232,888 were granted to David Lokken, Brian Aune, Brian Carr, Michael Riley and Richard Adey. All of these options are exercisable at the initial public offering price per share. The options generally will be subject to vesting and will become exercisable at a rate of 5% per quarter from the date of grant, subject to the optionee's continuing employment with the Company. Each of the option agreements for Messrs. Lokken, Aune, Carr, Riley and Adey provides that all options will become fully vested and exercisable upon a change in control of the Company, as defined in the agreements.

    In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination will immediately terminate, and any options that are exercisable will terminate not less than three months (six months in the case of termination by reason of death or disability) following termination of employment.

    To the extent nonqualified options are granted under the 1997 Plan after this Offering, the Company intends to issue such options with an exercise price of not less than the market price of the Common Stock on the date of grant.

EMPLOYEE DEFINED BENEFIT PLAN

    GENERAL. On January 1, 1997 the Board of Directors adopted the Employee Defined Benefit Pension Plan (the "Pension Plan") for the benefit of the eligible employees of the Company. The primary purpose of the Pension Plan is to provide a retirement benefit for participating employees. All employees of the Company are eligible to participate in the Pension Plan on the January 1st next following their date of hire. Employees who are covered by collective bargaining units and whose retirement benefits are the subject of good faith bargaining, however, are not eligible to participate in the Pension Plan.

    ADMINISTRATION. The Pension Plan is administered by a committee (the "Plan Committee") whose members are appointed by the Board of Directors of the Company. The Plan Committee oversees the day-to-day administration of the Pension Plan and has the authority to take action and make rules and regulations necessary to carry out the purposes of the Pension Plan.

    NORMAL RETIREMENT BENEFITS AND VESTING. The Pension Plan provides for employer contributions only. Each year, the Company makes a contribution to the pension plan equal to the minimum funding requirement sufficient to fund for the benefits being accrued under the Pension Plan for the year. The Pension Plan provides for a normal retirement benefit payable on a monthly basis for the lifetime of the participant. The normal retirement benefit is equal to the participant's credited benefit service (up to a maximum of 35 years) times the sum of 0.75% of the participant's final average monthly compensation plus 0.65% of such compensation in excess of the participant's average monthly wage. However, the benefit actually payable from the Pension Plan will be reduced for any benefits payable (or paid) with respect to service credited from the Defined Benefit Pension Plan of the Company's predecessor.

    For purposes of calculating a participant's normal retirement benefits, average monthly compensation is defined in the Pension Plan as average monthly compensation during the five consecutive plan years of the participant's employment which yields the highest average compensation.

    No maximum monthly benefit payable under the Pension Plan is to exceed the applicable Internal Revenue Code Section 415 limit ($10,416.67 for 1997) adjusted actuarially to reflect a participant's retirement age if the retirement age is other than the social security retirement age. The monthly retirement benefit payable by the Pension Plan is a benefit payable in the form of a straight life annuity with no ancillary benefits. For a participant who is to receive benefits other than in the form of a straight life annuity, the monthly retirement benefit will be adjusted to an equivalent benefit in the form of a straight life annuity on an actuarial equivalent basis.

    A participant becomes fully vested in his accrued benefits under the Pension Plan upon attainment of normal retirement age (age 65), permanent disability, death or the termination of the Pension Plan. If a participant terminates employment with the Company prior to retirement, death or disability, the vested interest he has in accrued benefits under the Pension Plan is based on years of service, with 0% vesting for less than five years of service and 100% vesting after five or more years of service.

    PENSION PLAN INVESTMENTS. The Committee selects vehicles for the investment of plan assets. The Committee then directs the trustee to invest employer contributions in the investment option selected by the Committee under the Pension Plan.

    PENSION PLAN AMENDMENT OR TERMINATION. Under the terms of the Pension Plan, the Company reserves the right to amend or terminate the Pension Plan at any time and in any manner. No amendment or termination, however, may deprive a participant of any benefit accrued under the Pension Plan prior to the effective date of the amendment or termination.

    ESTIMATED MONTHLY BENEFITS. The following table sets forth the estimated monthly benefits under the Pension Plan, without regard to any offsetting benefit which may be payable from the Defined Benefit Pension Plans of the Company's predecessors for service prior to January 1, 1997, based on the current benefit structure and assuming the participant's current age is 50.

                               PENSION PLAN TABLE

                                                                                     YEARS OF SERVICE
                                                                   -----------------------------------------------------
REMUNERATION                                                          15         20         25         30         35
-----------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
$125,000.........................................................  $   1,743  $   2,323  $   2,904  $   3,485  $   4,066
 150,000.........................................................      2,180      2,907      3,633      4,360      5,087
 175,000.........................................................      2,355      3,140      3,925      4,710      5,495
 200,000.........................................................      2,355      3,140      3,925      4,710      5,495
 225,000.........................................................      2,355      3,140      3,925      4,710      5,495
 250,000.........................................................      2,355      3,140      3,925      4,710      5,495
 300,000.........................................................      2,355      3,140      3,925      4,710      5,495
 400,000.........................................................      2,355      3,140      3,925      4,710      5,495
 450,000.........................................................      2,355      3,140      3,925      4,710      5,495
 500,000.........................................................      2,355      3,140      3,925      4,710      5,495

    The compensation covered by the Pension Plan includes basic salary or wages, overtime payments, bonuses, commissions and all other direct current compensation but does not include contributions by the Company to Social Security, benefits from stock options (whether qualified or not), contributions to this or any other retirement plans or programs or the value of any other fringe benefits provided at the expense of the Company. For benefit calculation purposes, a "highest five-year" average of compensation is used. Benefits are paid as straight-life annuities with no subsidies or effects. The compensation covered by the Pension Plan for all of the Named Executives was limited to $160,000 in accordance with Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.

    The years of credited service for each Named Executive Officer who participates in the Pension Plan are as follows:

NAME                                                                                   YEARS
-----------------------------------------------------------------------------------  ---------
Dave Lokken........................................................................    9 years
Brian Aune.........................................................................    6 years
Brian Carr.........................................................................    5 years
Michael Riley......................................................................    8 years

LIMITATION ON DIRECTORS' LIABILITY

    The Company's Amended and Restated Articles of Incorporation ("Amended Articles") provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for breach of a director's duties to the Company or its shareholders. This provision in the Amended Articles does not eliminate the directors' fiduciary duty and does apply for certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company's Amended and Restated Bylaws (the "Amended Bylaws") require the Company to indemnify its officers and directors to the full extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the Amended Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and allows the Company to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    The Company believes that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company intends to enter into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and executive officers prior to the consummation of the Offering. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements will also require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that its Amended Articles and Amended Bylaws provisions are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

ACQUISITION OF THE COMPANY FROM BTR

    Effective November 1, 1996, Aqhawk, purchased all of the outstanding capital stock of the company from BTR. The purchase price Aqhawk paid was $29,802,861, consisting of (i) $18,828,841 obtained through debt financing provided by Bank of America to the Company (the "Bank of America Loan"), which then loaned such amount to Aqhawk, (ii) $6,500,000 obtained through a subordinated note (the "Subordinated Note") provided by Melanie Bastian, a principal shareholder and the former Chairman of the Company, to Unique which then loaned such amount to Aqhawk, (iii) $2,000,000 obtained in return for the issuance to Ms. Bastian of 400 shares of Preferred Stock of Aqhawk, and (iv) the remaining amount obtained through cash provided by the Company. In December 1996, Aqhawk was merged with the Company. In the merger, each two shares of Common Stock of Aqhawk were converted into one share of Common Stock of the Company, and each share of preferred stock was converted into one share of Preferred Stock of the Company.

    In connection with the BTR Transaction, BTR Dunlop entered into an Environmental Indemnity Agreement pursuant to which it agreed to indemnify Aqhawk and the Company against losses arising from any finding that the Company or Aqhawk is liable for the handling, storage and disposal of hazardous substances on, around or originating from the Company's facilities that existed on or before November 1, 1996, including any future amounts for which the Company may be responsible in connection with the SFVB Actions. See "Business--Environmental Matters and Proceedings." BTR and its subsidiary also agreed not to compete against the Company in the repair and overhaul of aircraft landing gear for a period of three years following the BTR Transaction. In addition, BTR granted the Company an exclusive, worldwide, royalty-free license to use the Hawker Pacific logo and name, for as long as the Company continues to use such marks, in connection with the repair and overhaul of aircraft landing gear and a non-exclusive right to use the logo and name for the same period in connection with all other operations of the Company.

    To obtain a portion of the purchase price paid for the Company in connection with the BTR Transaction, in November 1996, the Company issued the Subordinated
Note in the aggregate principal amount of $6.5 million. The Subordinated Note bears interest at the rate of 11.8% per annum paid monthly and matures January 1, 2001. A portion of the proceeds of this Offering will be used to repay a portion of the Subordinated Note. See "Use of Proceeds."

    Pursuant to a Limited Guaranty dated as of November 27, 1996 by Melanie L. Bastian in favor of Bank of America, in connection with the Bank of America Loan, Ms. Bastian has guaranteed the Company's payment obligations, and the shareholders of the Company pledged as collateral for the loan all of their capital stock of the Company. The Company has arranged for Ms. Bastian's guarantee to be released upon the consummation of this Offering, and the pledges will be released upon repayment of the Bank of America loan using a portion of the proceeds of this Offering and funds from a new credit facility.

CONVERSION OF PREFERRED STOCK INTO COMMON STOCK

    As of September 30, 1997, all of the Company's issued and outstanding shares of Preferred Stock were held by Ms. Bastian. Pursuant to the Company's Amended Articles, all of the outstanding shares of Preferred Stock will upon the closing of this Offering be converted into such number of shares of Common Stock as shall equal $2.0 million divided by the initial offering price per share. Assuming an initial public offering price of $9 per share, the Preferred Stock will be converted into 222,222 shares of Common Stock. If the initial public offering price is less than $9, Ms. Bastian will receive a greater number of shares of Common Stock upon conversion, and the remaining current holders of Common Stock of the Company will own such number of shares as shall equal 3,222,222 less the number of shares issued upon Ms. Bastian's conversion of Preferred Stock.

SALES OF COMMON STOCK TO PRINCIPAL SHAREHOLDER

    In September and October 1997, Ms. Bastian purchased an aggregate of 102,569 shares of Common Stock for $1,000,000 ($9.75 per share).

AGREEMENTS WITH UNIQUE INVESTMENT CORP.

    The Company and Unique entered into a management agreement dated March 1, 1997 (the "Old Management Agreement"), pursuant to which the Company paid Unique management fees and reimbursable expenses totalling approximately $225,000 during the nine months ended September 30, 1997. In November 1997, the Company and Unique entered into a new management services agreement (the "Management Services Agreement") pursuant to which, upon the consummation of this Offering, the Old Management Agreement will be terminated, and Unique will be entitled to receive $150,000 per year payable monthly commencing in January 1999 for certain management services to be rendered to the Company. The Management Services Agreement will terminate upon the Company's completing an additional underwritten public offering in which selling shareholders offer 25% or more in such offering.

    The Company also entered into a mergers and acquisitions agreement dated as of September 2, 1997 with Unique pursuant to which Unique is entitled to receive $300,000 upon the closing of the BA Acquisition for services provided in connection with the acquisition.

FUTURE TRANSACTIONS

    The Company intends that any future transactions with affiliates of the Company will be on terms at least as favorable to the Company as those that can be obtained from nonaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth the beneficial ownership of Common Stock as of November 14, 1997, and as adjusted to reflect the sale of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), by: (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company,
(iii) each Named Executive Officer of the Company, (iv) the Selling Shareholder and (v) all directors and executive officers of the Company as a group.

                                                            SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                               OWNED PRIOR TO                   OWNED AFTER OFFERING(1)
                                                                OFFERING(1)
                                                         --------------------------  NUMBER OF  -----------------------
NAME AND BENEFICIAL OWNERS                                 NUMBER       PERCENT       SHARES      NUMBER      PERCENT
-------------------------------------------------------  ----------  --------------   OFFERED   ----------  -----------
                                                                                     ---------
Melanie L. Bastian(2)..................................   1,527,225       47.4%        166,667   1,360,558        23.4%
Sidney G. Makoff.......................................     289,743        9.0          --         289,743         5.0
John G. Makoff.........................................     449,102       13.9          --         449,102         7.7
Daniel J. Lubeck.......................................     333,205       10.3          --         333,205         5.7
Scott W. Hartman.......................................     333,205       10.3          --         333,205         5.7
David L. Lokken(3).....................................     217,651        6.6          --         217,651         3.7
Brian S. Aune(4).......................................      43,529        1.3          --          43,529       *
Brian S. Carr(4).......................................      43,529        1.3          --          43,529       *
Michael A. Riley(4)....................................      43,529        1.3          --          43,529       *
All directors and executive officers as a group
  (7 persons)..........................................   1,463,750       43.8          --       1,463,750       26.65

------------------------

 *  Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of November 14, 1997, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Ms. Bastian has granted the Underwriters an option to purchase up to 415,000 shares of Common Stock solely to cover over-allotments, if any. In the event that the over-allotment option is exercised in full, Ms. Bastian will sell an additional 415,000 shares, reducing her ownership in the Company to 945,558 shares (16.2%) after this Offering.

(3) Includes 72,779 shares issuable upon exercise of vested options to purchase Common Stock.

(4) Includes 14,555 shares issuable upon exercise of vested options to purchase Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

    As of the date of this Prospectus, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock.

COMMON STOCK

    As of November 14, 1997, 3,222,222 shares of Common Stock were outstanding, held of record by 11 shareholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and may cumulate their votes in the election of directors upon giving notice required by law. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." The Company's shareholders currently may cumulate their votes for the election of directors so long as at least one shareholder has given notice at the meeting of shareholders prior to the voting of that shareholder's desire to cumulate his or her votes. Cumulative voting means that in any election of directors, each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or such shareholder may distribute such number of votes among as many candidates as the shareholder sees fit. Cumulative voting will no longer be required or permitted under the Amended Articles at such time as (i) the Company's shares of Common Stock are listed on the Nasdaq National Market and the Company has at least 800 holders of its equity securities as of the record date of the Company's most recent annual meeting of shareholders or (ii) the Company's shares of Common Stock are listed on the New York Stock Exchange or the American Stock Exchange. At that time, the Company may divide its Board into two classes of directors. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably with the holders of any then outstanding Preferred Stock in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock (including the shares to be sold by the Selling Shareholder) are, and all shares of Common Stock to be issued by the Company in this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

    As of November 14, 1997, 400 shares of Series A Preferred Stock were outstanding held by one shareholder. Such shares will automatically be converted into 222,222 shares of Common Stock upon the consummation of this Offering.

    The Board of Directors has authority to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue shares of preferred stock. No shares of preferred stock are currently outstanding, other than the shares of preferred stock which shall be automatically converted into Common Stock upon this Offering.

STOCK TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is U.S. Stock Transfer Corporation, Glendale, California.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have 5,822,222 shares of Common Stock outstanding. Of these shares, the 2,766,667 shares sold in this Offering (3,181,667 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act, unless they are purchased by "affiliates" of the Company as that term is defined under Rule 144 adopted under the Securities Act. The remaining 3,055,555 shares will be "restricted securities" as defined in Rule 144 ("Restricted Shares"). All such Restricted Shares are subject to lock-up agreements with the Underwriters. See "Underwriting."

    Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and adversely affect the Company's ability to raise additional capital in the capital markets at a time and price favorable to the Company. As a result of the lock-up agreements and the provisions of Rules 144(k), 144 and 701, additional shares will be available for sale in the public market as follows: (i) 2,766,667 shares will be eligible for immediate sale on the date of this Prospectus, and (ii) 3,055,555 shares (less any shares sold in the over-allotment option) will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus, subject to the provisions of Rule 144.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 58,222 shares immediately after this Offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the Restricted Shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers between May 20, 1988, the effective date of Rule 701, and the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before they become subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities, and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, such securities may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and
(ii) by Affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

    The Company intends to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 756,888 shares of Common Stock reserved for issuance under the 1997 Plan or under management stock options, thus permitting the resale of shares issued under such plan by non-affiliates in the public market without restriction under the Securities Act. The registration statement is expected to be filed after the date of this Prospectus and will automatically become effective upon filing. 180 days following the date of this Prospectus, 116,444 shares issuable upon exercise of vested options that are subject to the lock-up agreements will be eligible for sale pursuant to Rule 701.

    Prior to this Offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of Common Stock offered hereby.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom EVEREN Securities, Inc. and The Seidler Companies Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholder, and the Company and the Selling Shareholder have agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite each Underwriter's name below:

UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
EVEREN Securities, Inc.....................................................
The Seidler Companies Incorporated.........................................

                                                                             -----------------
        Total..............................................................       2,766,667
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they are committed to purchase and pay for all the shares of Common Stock if any are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain securities dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such selected dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After this Offering, the price to the public, concession, allowance and reallowance may be changed by the representatives of the Underwriters.

    The Selling Shareholder has granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 415,000 shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,766,667 purchased by the Underwriters of the Company. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares of Common Stock in approximately the same proportions as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.

    At the closing of this Offering, the Company has agreed to pay the Representatives a non-accountable expense allowance of one percent of the total offering proceeds, which will include proceeds from the Underwriters' exercise of the over-allotment option to the extent exercised. The Company has paid $50,000 to be applied to the non-accountable expense allowance. The Representatives' expenses in excess of the non-accountable expense allowance will be borne by the Underwriters.

    The Company has agreed to issue to the Representatives warrants (the "Representatives' Warrants") to purchase up to 222,716 shares of Common Stock, at an exercise price per share equal to the initial public offering price per share. The Representatives' Warrants are exercisable for a period of four years, commencing one year from the effective date (the "Effective Date") of the Registration Statement of which this Prospectus is a part and expire five years from the Effective Date. The Representatives' Warrants are not transferrable prior to the expiration of one year from the Effective Date other than to officers or partners of the Underwriters and members of the selling group and their officers and partners. The holders of the Representatives' Warrants will have no voting, dividend or other shareholders' rights until the Warrants are exercised. The Company has granted the Representatives certain demand and piggy-back registration rights related to the Representatives' Warrants, which are applicable during the period that the Representatives' Warrants are exercisable and expire five years from the Effective Date.

    The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    The Company has agreed not to issue, and all the Company's officers and directors and all of the other shareholders, who in the aggregate hold 100% of the shares of the Common Stock of the Company outstanding immediately prior to the completion of this Offering, have agreed not to sell, or otherwise dispose of, any shares of Common Stock or other equity securities of the Company for 180 days after the date of this Prospectus (other than shares sold pursuant to this Prospectus) without the prior written consent of the Representatives.

    The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Prior to this Offering, there has been no trading market for the Common Stock. Consequently, the initial public offering price was negotiated among the Company and the Representatives. Among the factors considered in such negotiations were the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the past earnings of the Company and the trend and future prospects of such earnings, the present state of the Company's development, the general conditions of the securities markets at the time of this Offering and the market prices of publicly-traded common stocks of comparable companies in recent periods. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this Offering at or above the initial public offering price.

    The initial public offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. No assurances can be given that Common Stock can be resold at or above the initial public offering price.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Troy & Gould Professional Corporation, Los Angeles, California. Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California, has acted as counsel to the Underwriters in connection with certain legal matters related to this Offering.

                                    EXPERTS

    The financial statements of the Company at December 31, 1995 and 1996 and September 30, 1997 and for the year ended December 31, 1995, the ten months ended October 31, 1996, the two months ended December 31, 1996 and the nine months ended September 30, 1997, included in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock being offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules. A copy of the Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the Registration Statement may be accessed at the Commission's site on the World Wide Web located at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.
                            ------------------------

    The Company intends to furnish its shareholders with annual reports containing consolidated audited financial statements and quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year.

                            HAWKER PACIFIC AEROSPACE
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors.......................................................        F-2

Audited Financial Statements

Balance Sheets.......................................................................        F-3
Statements of Operations.............................................................        F-4
Statements of Changes in Stockholders' Equity........................................        F-5
Statements of Cash Flows.............................................................        F-6
Notes to Financial Statements........................................................        F-7

Unaudited Pro Forma Condensed Combining Statements of Operations

  For the year ended December 31, 1996 (unaudited)...................................       F-24
  For the nine months ended September 30, 1996 (unaudited)...........................       F-25
Notes to Unaudited Pro Forma Statements of Operations................................       F-26

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Hawker Pacific Aerospace

    We have audited the accompanying balance sheet of Hawker Pacific Aerospace, a wholly owned subsidiary of BTR Dunlop Holdings, Inc. (the "Predecessor") as of December 31, 1995, and the related statements of operations, and cash flows for the year ended December 31, 1995 and the ten months ended October 31, 1996. We have also audited the accompanying balance sheets of Hawker Pacific Aerospace (the "Successor") as of December 31, 1996 and September 30, 1997 and the related statements of operations, changes in stockholders' equity and cash flows for the two months ended December 31, 1996 and the nine months ended September 30, 1997. These financial statements are the responsibility of the Predecessor's and Successor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hawker Pacific Aerospace, as the Predecessor and Successor companies, at December 31, 1995 and 1996 and September 30, 1997, and the results of their operations and their cash flows for the year ended December 31, 1995, the ten months ended October 31, 1996, the two months ended December 31, 1996, and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Woodland Hills, CA
November 7, 1997, except as to Note 14,
as to which the date is November 13, 1997

The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 14 to the financial statements.

                                          /s/ ERNST & YOUNG LLP

Woodland Hills, CA
November 13, 1997

                            HAWKER PACIFIC AEROSPACE

                                 BALANCE SHEETS

                                     ASSETS

                                                                PREDECESSOR          SUCCESSOR
                                                                -----------  -------------------------
                                                                 DECEMBER     DECEMBER     SEPTEMBER
                                                                 31, 1995     31, 1996      30, 1997
                                                                -----------  -----------  ------------
Current assets:
  Cash........................................................   $ 399,000    $1,055,000   $   36,000
  Accounts receivable, less allowance for doubtful accounts of
    $39,000, $67,000 and $100,000 at December 31, 1995,
    December 31, 1996 and September 30, 1997, respectively....   6,392,000    6,336,000     6,852,000
  Accounts receivable from affiliates.........................     624,000       --            --
  Other receivables...........................................   1,086,000       59,000        19,000
  Inventories.................................................  13,446,000   12,950,000    16,000,000
  Prepaid expenses and other current assets...................     404,000      344,000       337,000
                                                                -----------  -----------  ------------
Total current assets..........................................  22,351,000   20,744,000    23,244,000
Equipment and leasehold improvements, net.....................   4,871,000    4,719,000     4,780,000
Landing gear exchange, less accumulated amortization of
  $422,000, $61,000 and $271,000 at December 31, 1995,
  December 31, 1996 and September 30, 1997, respectively......   7,479,000    8,654,000    10,226,000
Goodwill, less accumulated amortization of $17,000 and $24,000
  at December 31, 1996 and September 30, 1997, respectively...      --          620,000       227,000
Deferred taxes................................................     680,000       --            --
Deferred financing costs......................................      --          325,000       275,000
Deferred offering costs.......................................      --           --           143,000
Other assets..................................................      74,000      116,000       504,000
                                                                -----------  -----------  ------------
                                                                3$5,455,000  3$5,178,000   $39,399,000
                                                                -----------  -----------  ------------
                                                                -----------  -----------  ------------
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................   $2,536,000   $3,806,000   $6,876,000
  Accounts payable to affiliates..............................   1,365,000       --            --
  Line of credit..............................................      --        5,329,000     7,479,000
  Deferred revenue............................................   1,299,000    1,593,000       827,000
  Accrued payroll and employee benefits.......................     511,000      809,000       745,000
  Environmental remediation...................................     234,000      657,000        --
  Accrued expenses and other liabilities......................   1,012,000      475,000       435,000
  Current portion of notes payable............................   2,105,000      850,000     1,300,000
                                                                -----------  -----------  ------------
Total current liabilities.....................................   9,062,000   13,519,000    17,662,000
Due to parent and affiliates..................................  27,310,000       --            --
Notes payable:
  Bank note...................................................      --       12,650,000    11,563,000
  Related party...............................................      --        6,500,000     6,500,000
                                                                -----------  -----------  ------------
                                                                    --       19,150,000    18,063,000
Commitments and contingencies
Stockholders' equity:
  Preferred Stock--Series A, $5,000 per share
    liquidation preference, non-voting, 400 shares authorized,
    issued and outstanding....................................      --        2,000,000     2,000,000
  Common Stock--20,000,000 shares authorized,
    2,897,405 shares and 2,947,820 issued and outstanding at
    December 31, 1996 and September 30, 1997, respectively....     500,000       40,000       540,000
  Additional paid-in capital..................................   4,126,000       --            --
  Retained earnings (deficit).................................  (5,543,000)     469,000     1,134,000
                                                                -----------  -----------  ------------
Total stockholders' equity (deficiency).......................    (917,000)   2,509,000     3,674,000
                                                                -----------  -----------  ------------
Total liabilities and stockholders' equity (deficiency).......  3$5,455,000  3$5,178,000   $39,399,000
                                                                -----------  -----------  ------------
                                                                -----------  -----------  ------------

                            See accompanying notes.

                            HAWKER PACIFIC AEROSPACE

                            STATEMENTS OF OPERATIONS

                                                                            SUCCESSOR
                                                  PREDECESSOR        -----------------------
                                             ----------------------                  NINE
                                                         TEN MONTHS  TWO MONTHS     MONTHS
                                             YEAR ENDED    ENDED        ENDED       ENDED
                                              DECEMBER    OCTOBER     DECEMBER    SEPTEMBER
                                              31, 1995    31, 1996    31, 1996     30, 1997
                                             ----------  ----------  -----------  ----------
Revenues...................................  $35,012,000 $32,299,000  $6,705,000  $30,060,000
Cost of revenues...........................  28,993,000  27,027,000   4,599,000   23,083,000
                                             ----------  ----------  -----------  ----------
Gross profit...............................   6,019,000   5,272,000   2,106,000    6,977,000
                                             ----------  ----------  -----------  ----------
Operating expenses:
  Selling expenses.........................   2,858,000   2,248,000     525,000    2,139,000
  General and administrative expenses......   1,979,000   2,796,000     534,000    1,979,000
  Restructuring charges....................      --       1,196,000      --           --
                                             ----------  ----------  -----------  ----------
Total operating expenses...................   4,837,000   6,240,000   1,059,000    4,118,000
                                             ----------  ----------  -----------  ----------
                                             ----------  ----------  -----------  ----------
Income (loss) from operations..............   1,182,000    (968,000)  1,047,000    2,859,000
Other (expense) income:
  Interest expense.........................  (1,598,000) (1,609,000)   (203,000)  (1,804,000)
  Interest income..........................      --          --           7,000        2,000
                                             ----------  ----------  -----------  ----------
Total other (expense) income...............  (1,598,000) (1,609,000)   (196,000)  (1,802,000)
                                             ----------  ----------  -----------  ----------
Income (loss) before income tax provision
  (benefit)................................    (416,000) (2,577,000)    851,000    1,057,000
Income tax provision (benefit).............    (680,000)   (971,000)    382,000      392,000
                                             ----------  ----------  -----------  ----------
Net income (loss)..........................  $  264,000  $(1,606,000)  $ 469,000  $  665,000
                                             ----------  ----------  -----------  ----------
                                             ----------  ----------  -----------  ----------
Pro forma earnings per common share........                           $    0.15   $     0.21
                                                                     -----------  ----------
                                                                     -----------  ----------
Weighted average shares outstanding........                           3,119,627    3,119,811
                                                                     -----------  ----------
                                                                     -----------  ----------

                            See accompanying notes.

                            HAWKER PACIFIC AEROSPACE

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                            PREFERRED STOCK            COMMON STOCK
                                       -------------------------  ----------------------    RETAINED
                                         SHARES        AMOUNT       SHARES      AMOUNT      EARNINGS       TOTAL
                                       -----------  ------------  ----------  ----------  ------------  ------------
Balance at November 1, 1996..........      --       $    --           --      $   --      $    --       $    --
Issuance of Preferred Stock..........         400      2,000,000      --          --           --          2,000,000
Issuance of Common Stock to
  founders...........................      --            --        2,665,611      --           --            --
Issuance of Common Stock to
  management.........................      --            --          231,794      40,000       --             40,000
Net income for the period............      --            --           --          --           469,000       469,000
                                              ---   ------------  ----------  ----------  ------------  ------------
Balance at December 31, 1996.........         400      2,000,000   2,897,405      40,000       469,000     2,509,000
Issuance of Common Stock.............      --            --           50,415     500,000       --            500,000
Net income for the period............      --            --           --          --           665,000       665,000
                                              ---   ------------  ----------  ----------  ------------  ------------
Balance at September 30, 1997........         400   $  2,000,000   2,947,820  $  540,000  $  1,134,000  $  3,674,000
                                              ---   ------------  ----------  ----------  ------------  ------------
                                              ---   ------------  ----------  ----------  ------------  ------------

                            See accompanying notes.

                            HAWKER PACIFIC AEROSPACE
                            STATEMENTS OF CASH FLOWS

                                                                                 PREDECESSOR                  SUCCESSOR
                                                                          -------------------------  ---------------------------
                                                                                        TEN MONTHS    TWO MONTHS    NINE MONTHS
                                                                           YEAR ENDED      ENDED        ENDED          ENDED
                                                                          DECEMBER 31,  OCTOBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                                              1995         1996          1996          1997
                                                                          ------------  -----------  ------------  -------------
OPERATING ACTIVITIES
Net income (loss).......................................................   $  264,000   ($1,606,000)  $  469,000    $   665,000
Adjustments to reconcile net income (loss) to net cash provided by
  (used in) operating activities:
  Deferred income taxes.................................................     (680,000)    (971,000)      382,000        391,000
  Depreciation..........................................................      680,000      525,000       183,000        537,000
  Amortization..........................................................      174,000      294,000        17,000        329,000
  Non cash restructuring charge.........................................       --          561,000        --            --
  Stock compensation....................................................       --           --            40,000        --
  (Gain) loss on the sale of machinery, equipment and landing gear......      332,000       --            --            (78,000)
  Changes in operating assets and liabilities:..........................
    Accounts receivable.................................................   (1,773,000)   1,771,000      (103,000)      (476,000)
    Inventory...........................................................   (4,433,000)   1,156,000      (901,000)    (1,371,000)
    Prepaid expenses and other current assets...........................     (101,000)     (72,000)       21,000          7,000
    Accounts payable....................................................     (397,000)  (2,681,000)    2,195,000        552,000
    Deferred revenue....................................................    1,029,000      532,000       115,000       (766,000)
    Accrued liabilities.................................................      682,000      261,000      (139,000)      (766,000)
                                                                          ------------  -----------  ------------  -------------
Cash provided by (used in) operating activities.........................   (4,223,000)    (230,000)    2,279,000       (976,000)
INVESTING ACTIVITIES
Purchase of equipment, leasehold improvements and landing gear..........   (4,479,000)  (1,173,000)     (155,000)    (1,438,000)
Proceeds from disposals of equipment, leasehold
  improvements and landing gear.........................................      350,000       --            --            250,000
Other assets............................................................       15,000      (26,000)       --           (388,000)
Acquisition of Predecessor..............................................       --           --       (28,398,000)       --
                                                                          ------------  -----------  ------------  -------------
Cash used in investing activities.......................................   (4,114,000)  (1,199,000)  (28,553,000)    (1,576,000)
FINANCING ACTIVITIES
Borrowing under bank note...............................................       --           --        13,500,000        --
Principal payments on bank note.........................................       --           --            --           (637,000)
Borrowing on note payable to related party..............................       --           --         6,500,000        --
Borrowings/payments on line of credit, net..............................       --           --        (1,287,000)     2,150,000
Initial borrowing under line of credit..................................       --           --         6,616,000        --
Borrowings/payments on due to Parent and Affiliates (net)...............    8,010,000    2,193,000        --            --
Deferred offering costs.................................................       --           --            --           (143,000)
Deferred financing cost.................................................       --           --            --           (337,000)
Issuance of preferred stock.............................................       --           --         2,000,000        --
Contributions to capital................................................       --          242,000        --            500,000
                                                                          ------------  -----------  ------------  -------------
Cash provided by financing activities...................................    8,010,000    2,435,000    27,329,000      1,533,000
Increase (decrease) in cash.............................................     (327,000)   1,006,000     1,055,000     (1,019,000)
Cash, beginning of period...............................................      726,000      399,000        --          1,055,000
                                                                          ------------  -----------  ------------  -------------
Cash, end of period.....................................................   $  399,000    $1,405,000   $1,055,000    $    36,000
                                                                          ------------  -----------  ------------  -------------
                                                                          ------------  -----------  ------------  -------------
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest............................................................   $1,574,000    $1,279,000   $  193,000    $ 1,745,000
                                                                          ------------  -----------  ------------  -------------
                                                                          ------------  -----------  ------------  -------------
    Income taxes........................................................   $   44,000    $  20,000    $   --        $     3,000
                                                                          ------------  -----------  ------------  -------------
                                                                          ------------  -----------  ------------  -------------
Noncash investing and financing activities
Acquisition of Predecessor:
  Fair market value of assets acquired..................................   $   --        $  --        $34,973,000   $   --
  Fair market value of liabilities assumed..............................       --           --        (5,170,000)       --
  Less cash received....................................................       --           --        (1,405,000)       --
                                                                          ------------  -----------  ------------  -------------
Net cash paid...........................................................   $   --        $  --        $28,398,000   $   --
                                                                          ------------  -----------  ------------  -------------
                                                                          ------------  -----------  ------------  -------------

                            See accompanying notes.

                            HAWKER PACIFIC AEROSPACE

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Hawker Pacific Aerospace, formerly known as Hawker Pacific, Inc., (the "Company") is a California Corporation with headquarters in Sun Valley, California, with satellite facilities in the Netherlands and, through May 31, 1996, Miami, Florida. The Company repairs and overhauls aircraft and helicopter landing gear, hydromechanical components and wheels, brakes and braking system components for a diverse international customer base, including commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, aircraft parts distributors and original equipment manufacturers. In addition, the Company distributes and sells new and overhauled spare parts and components for both fixed wing aircraft and helicopters.

ORGANIZATION AND BASIS OF PRESENTATION

    The Company operated as a subsidiary of BTR Dunlop Holdings, Inc., a Delaware corporation, from December 21, 1994 to October 31, 1996. BTR Dunlop Holdings, Inc. was a subsidiary of BTR plc, a United Kingdom company (collectively, the "Parent").

    Effective January 1, 1994, the Company merged its operations with certain operations of Dunlop Aviation, Inc., a subsidiary of the Parent. The merger was a combination of companies under common control and was accounted for similar to the pooling of interests method of accounting.

    Pursuant to an Agreement of Purchase and Sale of Stock, AqHawk, Inc. purchased all of the Company's outstanding stock from BTR plc effective as of November 1, 1996 (the "Acquisition"). AqHawk, Inc. was formed as a holding company for the sole purpose of acquiring the stock of the Company and was subsequently merged into the Company. The Acquisition has been accounted for under the purchase accounting method. The aggregate purchase price was approximately $29,800,000, which includes the cost of the Acquisition. The aggregate purchase price was allocated to the assets of the Company, based upon estimates of their respective fair market values. The excess of purchase price over the fair values of the net assets acquired was $1,019,000 and has been recorded as goodwill. Goodwill has been subsequently reduced for the reduction of certain allowances on deferred taxes and amortization.

    The financial statements as of December 31, 1995, and for the years ended December 31, 1994 and 1995 and the ten months ended October 31, 1996, are presented under the historical cost basis of the Company, as a wholly owned subsidiary of BTR Dunlop Holdings, Inc., the predecessor Company (the "Predecessor"). The financial statements as of December 31, 1996, and September 30, 1997, and for the two months ended December 31, 1996, and the nine months ended September 30, 1997, are presented under the new basis of the successor company (the "Successor") established in the Acquisition.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma information combines the results of operations of the Successor and Predecessor as if the Acquisition had occurred on January 1, 1996 and includes certain pro forma adjustments to the historical operating results for amortization of goodwill, depreciation and amortization of fixed assets, interest expense and the removal of approximately $947,000 of environmental related legal expenses and settlement costs which the parent of the Predecessor indemnified the Successor and thus would not had been incurred by the Successor during the period. The pro forma information is presented

                            HAWKER PACIFIC AEROSPACE

                         NOTES TO FINANCIAL STATEMENTS
                         SEPTEMBER 30, 1997 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for illustrative purposes only, and is not necessarily indicative of what the actual results of operations would have been during such periods or representative of future operations.

                                                                                 TWELVE MONTHS
                                                                                     ENDED
                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
                                                                                  (UNAUDITED)
Revenues.......................................................................   $39,004,000
Net loss.......................................................................    (1,523,000)
Net loss per share.............................................................         (0.43)

LANDING GEAR EXCHANGE

    Landing gear and other rotable assets are accounted for as fixed assets at cost and are depreciated over their estimated useful lives to their respective salvage values. These assets include various airplane, wing, body and nose landing gear shipsets. Landing gear and other rotable assets are held for purposes of exchanging the assets for a customer's landing gear or other parts needing repair or overhaul. As the landing gear is exchanged and the customer is billed for the cost of the repair, the landing gear or other parts are typically repaired and overhauled and maintained as property of the Company for future exchanges. The estimated useful lives range from 10 to 15 years depending on the age of the aircraft and projected marketability of the exchange gear over time. Amortization expense is recorded as a component of cost of revenues using the straight-line amortization method.

RECOGNITION OF REVENUE

    The Company generates revenue primarily from repair and overhaul services. In some cases repair and overhaul services include exchange fees for the exchange of the Company's landing gear or other parts for the customer's landing gear or other parts needing repair or overhaul services. The Company also generates revenues from the sale and distribution of spare parts.

    Spare parts sales and exchange fee revenues are each individually less than 10% of total revenues.

    Revenues for repair and overhaul services not involving an exchange transaction are recognized when the job is complete. Deferred revenue is principally comprised of customer prepayments and progress billings related to the overhaul and repair of landing gear and other services which are in process. Revenues from spare parts sales are recognized at the time of shipment. Landing gear exchange fees are recognized on shipment of the exchanged gear to the customer. Revenues for repair and overhaul service involving an exchange are recognized when the cost of repairing the part received from the customer are known and billable.

CONCENTRATIONS OF RISK

    MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK--The Company performs credit evaluations and analysis of amounts due from its customers; however, the Company generally does not require collateral. Credit losses have been within management's expectations and an estimate of uncollectible accounts has been provided for in the financial statements.

                            HAWKER PACIFIC AEROSPACE

                         NOTES TO FINANCIAL STATEMENTS
                         SEPTEMBER 30, 1997 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    One customer accounted for 18.2% of the Company's total revenues for the nine month period ended September 30, 1997 and represented 20.9% of the accounts receivable balance at September 30, 1997.

    One customer accounted for 13.1% of the Company's total revenues for the two month period ended December 31, 1996 and represented 7.4% of the accounts receivable balance at December 31, 1996.

    Revenues from two customers, who individually accounted for greater than 10% of total revenues, were 19.6% and 11.7%, respectively, of the Company's total revenues for the ten month period ended October 31, 1996.

    Revenues from two customers, who individually accounted for greater than 10% of total revenues, were 17.1% and 10.0%, respectively, of the Company's total revenues for the year ended December 31, 1995 and accounted for 9.9% and 11.3%, respectively, of the accounts receivable balance at December 31, 1995.

    MAJOR VENDORS--Three vendors accounted for $6,944,000 of the Company's total purchases during the nine month period ended September 30, 1997.

    Three vendors accounted for $1,901,000 of the Company's total purchases for the two month period ended December 31, 1996.

    Two vendors accounted for $7,030,000 of the Company's total purchases during the ten month period ended October 31, 1996.

    One vendor accounted for $5,005,000 of the Company's total purchases for the year ended December 31, 1995.

INVENTORIES

    Inventories are stated at the lower of cost or market. Purchased parts and assemblies are valued based on the weighted average cost. Work-in-process inventories include purchased parts, direct labor and factory overhead. Provisions for potentially obsolete or slow moving inventory are made based on management's analysis of inventory levels, turnover and future revenue forecasts.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements are recorded at cost. Depreciation expense is being provided using the straight-line method based on the following estimated useful lives:

                                                 PREDECESSOR                          SUCCESSOR
                                      ----------------------------------  ----------------------------------
Leasehold improvements..............  Lesser of life of lease or asset    Lesser of life of lease or asset
Machinery and equipment.............  13.3 years                          8 years
Tooling.............................  13.3 years                          5 years
Furniture and fixtures..............  7 years                             5 years
Vehicles............................  5 years                             3 years
Computer equipment..................  5 years                             3 years

    Expenditures for repairs are expensed as incurred and additions, renewals and betterments are capitalized.

                            HAWKER PACIFIC AEROSPACE

                         NOTES TO FINANCIAL STATEMENTS
                         SEPTEMBER 30, 1997 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL

    In connection with the purchase of Hawker Pacific, Inc. by AqHawk, Inc. as previously described, the Company recorded goodwill which represents the excess of the purchase price over the estimated fair value of the net assets acquired. The Company is amortizing goodwill using the straight-line method over a period of 15 years. The Company assesses the recoverability of its goodwill whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows for the business may not be sufficient to support recorded goodwill.

    At December 31, 1996 and September 30, 1997, goodwill was reduced by $382,000 and $391,000, respectively, due to the realization of certain deferred tax assets and the corresponding reduction of the valuation allowance established in the allocation of the purchase price of the Acquisition.

FOREIGN REVENUES

    The Company generated revenues from customers located outside of the United States of $5,616,000, $4,493,000, $1,517,000 and $7,099,000, of which
$3,368,000, $2,887,000, $1,191,000 and $5,557,000 were revenues generated from the Company's United States location for the year ended December 31, 1995, the ten months ended October 31, 1996, and the two months ended December 31, 1996, and the nine months ended September 30, 1997, respectively.

    Realized and unrealized foreign exchange gains (losses) amounted to $161,000, $33,000, ($3,000) and $200,000 for the year ended December 31, 1995, the ten months ended October 31, 1996, the two months ended December 31, 1996 and the nine months ended September 30, 1997.

ENVIRONMENTAL EXPENSE AND INSURANCE RECOVERY

    Included in general and administrative expense for the years ended December 31, 1995, and the ten months ended October 31, 1996, is $717,000 and $947,000, respectively, of legal fees and settlement cost associated with investigating, defending and settling the environmental remediation matter discussed in Note 7. In addition, for the year ended December 31, 1995, general and administrative expense has been reduced by insurance recoveries of $1,000,000. There were no corresponding costs incurred in the two months ended December 31, 1996 or the nine months ended September 30, 1997.

EARNINGS PER SHARE

    Earnings per common share are computed based on the weighted average number of shares outstanding during each period. The weighted average number of shares outstanding give effect to the stock split and conversion of preferred stock discussed in Note 14 as if they had occurred on November 1, 1996.

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," ("Statement 128") which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating earnings per share, the dilutive effect of stock options will be excluded and the calculation will be referred to as basic earnings per share. Basic earnings (loss) per share under Statement 128 would have been the same as primary earnings (loss) per

                            HAWKER PACIFIC AEROSPACE

                         NOTES TO FINANCIAL STATEMENTS
                         SEPTEMBER 30, 1997 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) share for all periods presented because there were no dilutive securities included in the calculation. The impact of Statement 128 on the calculation of fully diluted earnings (loss) per share for these periods is also not expected to be material.

SUPPLEMENTAL EARNINGS PER SHARE

    Supplemental earnings per share reflects what earnings would have been under Accounting Principles Bulletin No. 15 if the debt retired with the proceeds from the initial public offering (see footnote 14) had been retired at the beginning of the period. The number of shares of common stock to be sold in this offering, the proceeds from which will be used to retire debt are included in this calculation with a corresponding reduction in interest expense.

    Supplemental earnings per share for each of the periods presented are set forth below:

                                                                             SUCCESSOR
                                                                  --------------------------------
                                                                    TWO MONTHS       NINE MONTHS
                                                                  ENDED DECEMBER   ENDED SEPTEMBER
                                                                     31, 1996         30, 1997
                                                                  ---------------  ---------------
Supplemental earnings per share.................................     $    0.14        $    0.25
                                                                         -----            -----
                                                                         -----            -----

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments principally consist of accounts receivable, accounts payable, line of credit, note payable to a bank, and notes payable to a related party as defined by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The carrying value of accounts receivable and accounts payable approximate of their fair value due to the short-term nature of these instruments. The carrying value of the line of credit and note payable to a bank approximates its fair market value since these financial instruments carry a floating interest rate. The fair market value of the note payable to a related party approximated its carrying value based on current market rates for such debt.

MANAGEMENT'S USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates.

                            HAWKER PACIFIC AEROSPACE

2. INVENTORIES

    Inventories are comprised of the following:

                                                                       PREDECESSOR            SUCCESSOR
                                                                      -------------  ----------------------------
                                                                      DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
Purchased parts and assemblies......................................  $  10,658,000  $   9,722,000  $  12,630,000
Work-in-process.....................................................      2,788,000      3,228,000      3,370,000
                                                                      -------------  -------------  -------------
                                                                      $  13,446,000  $  12,950,000  $  16,000,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements, at cost, consist of the following:

                                                                       PREDECESSOR            SUCCESSOR
                                                                       ------------  ---------------------------
                                                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                                           1995          1996          1997
                                                                       ------------  ------------  -------------
Leasehold improvements...............................................   $1,331,000    $1,009,000    $ 1,344,000
Machinery and equipment..............................................    5,354,000     3,202,000      3,308,000
Tooling..............................................................      641,000       308,000        339,000
Furniture and fixtures...............................................      342,000        72,000         91,000
Vehicles.............................................................       31,000        30,000         30,000
Computer equipment...................................................    1,301,000       209,000        319,000
                                                                       ------------  ------------  -------------
                                                                         9,000,000     4,830,000      5,431,000
Less: Accumulated depreciation.......................................    4,129,000       111,000        651,000
                                                                       ------------  ------------  -------------
                                                                        $4,871,000    $4,719,000    $ 4,780,000
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

4. INCOME TAXES

    The tax provision of the Predecessor has been computed as if the Predecessor filed a separate income tax return. For the period ending December 31, 1995, the taxable income of the Predecessor was included in the consolidated federal and state tax returns of its Parent. Under a tax sharing arrangement with its Parent, the Predecessor's deferred tax assets were expected to be recoverable against the current or future earnings of the Predecessor or its Parent. Accordingly, the deferred tax valuation allowance for certain deferred taxes recoverable through the consolidated tax return of the Parent was reduced resulting in a net deferred tax benefit for the year ended December 31, 1995.

    For the two months ended December 31, 1996, and the nine months ended September 30, 1997, the taxable income will be included in a stand-alone federal and state tax return of the Successor. A full valuation allowance for the Successor's net deferred tax assets was provided at the Acquisition date as an adjustment to goodwill due to future uncertainty concerning the ultimate realization of the net deferred tax asset. To the extent the deferred tax assets of the Successor are realized the related reduction in the valuation allowance will be recorded as a reduction to goodwill until goodwill is eliminated and then as a reduction of income tax expense.

                            HAWKER PACIFIC AEROSPACE

4. INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                        PREDECESSOR            SUCCESSOR
                                                                       -------------  ----------------------------
                                                                       DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                                           1995           1996           1997
                                                                       -------------  -------------  -------------
Deferred tax assets:
  Net operating loss carryforwards...................................  $   3,026,000  $   1,953,000   $ 2,972,000
  Inventory valuation accruals.......................................        942,000      1,449,000       331,000
  Accounts receivable valuation accruals.............................         17,000        131,000        22,000
  Environmental remediation accruals.................................        102,000        285,000       --
  Employee benefits and compensation.................................        135,000        195,000       164,000
  Product and service warranties.....................................        109,000         82,000        70,000
  State tax credits..................................................       --             --             126,000
  Other items, net...................................................        335,000        351,000       167,000
                                                                       -------------  -------------  -------------
Total deferred tax assets............................................      4,666,000      4,446,000     3,852,000
Less valuation allowance.............................................     (1,824,000)    (1,427,000)     (761,000)
                                                                       -------------  -------------  -------------
Net deferred tax asset...............................................      2,842,000      3,019,000     3,091,000

Deferred tax liabilities:............................................
  Depreciation and amortization methods..............................      1,977,000      2,474,000     2,583,000
  Property, equipment and landing gear exchange asset basis
    adjustments......................................................       --              445,000       445,000
  Other items, net...................................................        185,000        100,000        63,000
                                                                       -------------  -------------  -------------
Total deferred tax liabilities.......................................      2,162,000      3,019,000     3,091,000
                                                                       -------------  -------------  -------------
Net deferred tax asset after allowance                                 $     680,000  $    --         $   --
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    Significant components of the provision for taxes based on income are as follows:

                                                                PREDECESSOR                  SUCCESSOR
                                                         -------------------------  ---------------------------
                                                                       TEN MONTHS    TWO MONTHS    NINE MONTHS
                                                          YEAR ENDED      ENDED        ENDED          ENDED
                                                         DECEMBER 31,  OCTOBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                             1995         1996          1996          1997
                                                         ------------  -----------  ------------  -------------
Current:
  Federal..............................................   $   --        $  --        $   --        $   --
  State................................................       --           --            --              1,000
                                                         ------------  -----------  ------------  -------------
                                                              --           --            --              1,000
Deferred:
  Federal..............................................     (504,000)    (746,000)      277,000        391,000
  State................................................     (176,000)    (225,000)      105,000        --
                                                         ------------  -----------  ------------  -------------
                                                            (680,000)    (971,000)      382,000        391,000
                                                         ------------  -----------  ------------  -------------
(Benefit) provision for taxes..........................   $ (680,000)   $(971,000)   $  382,000    $   392,000
                                                         ------------  -----------  ------------  -------------
                                                         ------------  -----------  ------------  -------------

                            HAWKER PACIFIC AEROSPACE

4. INCOME TAXES (CONTINUED)
    The tax provision (benefit) for the year ended December 31, 1995, includes a benefit of $525,000, resulting from the reduction of the deferred tax valuation allowance.

    For the two months ended December 31, 1996, and the nine months ended September 30, 1997, reductions of the valuation reserve of approximately $382,000 and $391,000, respectively, resulted in equivalent reductions of goodwill. For the nine months ended September 30, 1997 deferred tax assets of $275,000, were determined not to be realizable and were charged directly against the valuation allowance.

    A reconciliation of the statutory federal income tax rate to the effective tax rate, as a percentage of income before tax, is as follows:

                                                                PREDECESSOR                        SUCCESSOR
                                                      --------------------------------  --------------------------------
                                                                         TEN MONTHS       TWO MONTHS       NINE MONTHS
                                                        YEAR ENDED          ENDED            ENDED            ENDED
                                                       DECEMBER 31,      OCTOBER 31,     DECEMBER 31,     SEPTEMBER 30,
                                                           1995             1996             1996             1997
                                                      ---------------  ---------------  ---------------  ---------------
Statutory federal income tax rate...................           (34)%            (34)%             34%              34%
Nondeductible expenses..............................            13                2                3                3
State income taxes, net of federal benefit..........            (4)              (6)               8           --
Decrease in valuation reserve.......................          (139)          --               --               --
                                                               ---              ---              ---              ---
Other...............................................          (164)%            (38)%             45%              37%
                                                               ---              ---              ---              ---
                                                               ---              ---              ---              ---

    The Company has net operating loss carryforwards for federal tax purposes of $7,768,000 which expire in the years 2007 to 2012. The Company also has state net operating loss carryforwards of $3,486,000 which expire in the years 1999 to 2002. Utilization of the net operating losses may be limited as a result of limitations due to changes in ownership.

                            HAWKER PACIFIC AEROSPACE

5. SUCCESSOR LINE OF CREDIT AND SHIPSET PURCHASE LINE

    The Company has a revolving line of credit agreement with a bank which permits borrowings up to the lesser of $10,000,000 or a borrowing base of 85% of eligible accounts receivable plus the lesser of $6,000,000 or 50% of the value of acceptable inventory. The line of credit agreement also includes a facility for up to $2,000,000 in letters of credit. The line of credit expires November 30, 1999, and bears interest at either the "offshore rate" plus 1.5% or the bank's reference rate, at the option of the Company. The weighted average interest rate on borrowing outstanding under the line of credit was 7.51% at September 20, 1997. The Company had available borrowings of $511,000 at September 30, 1997, under this agreement.

    The line of credit agreement contains certain covenants which include, but are not limited to, quick ratio, fixed charge coverage ratio, profitability, and dividend and capital investment limitations. The line of credit is collateralized by all personal property of the Company and guaranteed by a shareholder of the Company.

    The Company also has a shipset purchase line of credit from a bank up to $3,000,000 to finance a portion of the purchase price for landing gear used in the ordinary course of business. This line is payable in monthly installments equal to one eighty-fourth of the initial amount of the loan plus interest at either the offshore rate plus 1.875% or at the bank's reference rate, subject to the same terms and conditions as the bank line of credit. The shipset purchase line of credit matures November 30, 1998. At December 31, 1996 and September 30, 1997, there were no amounts outstanding under the shipset purchase line of credit.

6. NOTES PAYABLE

    The Company's note payable balance consists of the following:

                                                                                     DECEMBER 31,   SEPTEMBER 30,
                                                                                         1996           1997
                                                                                     -------------  -------------
Note payable to a bank, payable in quarterly installments increasing from $212,500 in 1997 to $625,000 in 2002, plus interest at either the "offshore rate" plus
  1.875% or the bank's reference rate, subject to the same terms and conditions as the line of credit (Note 5), maturing December 31, 2003. The interest rate in effect at September 30, 1997, was 7.6%...........................................  $  13,500,000  $  12,863,000

Note payable to related party, interest accrues monthly at 11.8% per annum, interest payments due monthly equal to the lesser of the accrued interest or
  "excess cash flow" as defined, subordinated to the line of credit (Note 5), term loan and capital expenditure loan, quarterly principal payments of $700,000
  scheduled to begin in January 2004 through December 2006.........................      6,500,000      6,500,000
                                                                                     -------------  -------------
                                                                                        20,000,000     19,363,000
Less current portion...............................................................        850,000      1,300,000
                                                                                     -------------  -------------
                                                                                     $  19,150,000  $  18,063,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            HAWKER PACIFIC AEROSPACE

6. NOTES PAYABLE (CONTINUED)
Maturity of notes payable as of September 30, 1997, is summarized as follows:

1998...........................................................................  $   1,300,000
1999...........................................................................      1,637,000
2000...........................................................................      2,113,000
2001...........................................................................      2,250,000
2002...........................................................................      2,438,000
2003 and thereafter............................................................      9,625,000
                                                                                 -------------
                                                                                 $  19,363,000
                                                                                 -------------
                                                                                 -------------

    The Company entered into an interest rate swap agreement (the "Swap Agreement)" to reduce the impact of changes in interest rates in its floating-rate long term debt. The Swap Agreement dated January 13, 1997 has an initial notional amount of $6,750,000 reducing to $2,781,000 through the expiration date of December 31, 2001. The Company is required to pay interest on the notional amount at the rate of 6.65% and receives from the bank a percentage of the notional amount based on a floating interest rate. The Swap Agreement effectively reduces its interest rate exposure to a fixed rate of 6.65% of the notional amount. The notional amount at September 30, 1997 was $6,537,500. The floating interest rate in effect under the Swap Agreement at September 30, 1997 was 5.66%. The Swap Agreement had a negative fair market value of $97,000 at September 30, 1997.

7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company leases its facilities, certain office equipment and a vehicle under operating lease agreements, which expire through May 2010 and contain certain escalation clauses based on various inflation indexes. Future minimum rental payments as of September 30, 1997, are summarized as follows:

1998...........................................................................  $   1,110,000
1999...........................................................................      1,116,000
2000...........................................................................      1,123,000
2001...........................................................................      1,101,000
2002...........................................................................      1,088,000
2003 and thereafter............................................................      5,554,000
                                                                                 -------------
                                                                                 $  11,092,000
                                                                                 -------------
                                                                                 -------------

    The Company entered into a 13-year operating lease for additional office space and warehouse facilities during July 1997. In addition, significant leasehold improvement costs were incurred during the nine months ended September 30, 1997.

    The Company incurred rent expense of approximately $980,000, $586,000, $109,000 and $567,000 for the year ended December 31, 1995, the ten months ended October 31, 1996, the two months ended December 31, 1996, and the nine months ended September 30, 1997, respectively.

                            HAWKER PACIFIC AEROSPACE

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
EMPLOYMENT AGREEMENTS

    The Company is obligated under certain management employment contracts through October 31, 2001. Future minimum salary expense related to these contracts are summarized as follows:

1998............................................................................  $    575,000
1999............................................................................       575,000
2000............................................................................       200,000
2001............................................................................       200,000
                                                                                  ------------
                                                                                  $  1,550,000
                                                                                  ------------
                                                                                  ------------

ENVIRONMENTAL REMEDIATION

    During 1993, the Company and other parties became defendants in a United States Environmental Protection Agency and State of California lawsuit (the "Plaintiffs") alleging violations of certain environmental regulations related to the contamination of ground water in the San Fernando Valley Basin that resulted from the release of hazardous substances. During 1996, the Company recorded additional reserves related to this matter for total reserves of $657,000 at October 31, 1996, and December 31, 1996. The Company has been indemnified by BTR plc for any claims related to this matter in excess of the amount recorded. The amount recorded at December 31, 1996, represented the Company's portion of a settlement that was reached with the Plaintiffs during 1997.

LITIGATION

    The Company is involved in various lawsuits, claims and inquiries, which the Company believes are routine to the nature of the business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

8. RELATED PARTY TRANSACTIONS

SALES AND PURCHASES

    The Predecessor generated revenue and purchased goods and services from its Parent and various subsidiaries of its Parent (collectively, the "Affiliates"). Certain long term purchase agreements with the Affiliates have continued under the Successor company.

    Total revenues for the year ended December 31, 1995, and the ten months ended October 31, 1996, from the Affiliates were approximately $552,000 and $331,000, respectively.

    Total purchases for the year ended December 31, 1995, and the ten months ended October 31, 1996, from the Affiliates were approximately $6,820,000 and $5,437,000, respectively.

    In the ordinary course of business, the Successor pays sales commissions to a company which is also a shareholder of the Successor. During the period from January 1, 1997 through September 30, 1997, the Successor paid $422,000 of commissions and reimbursed expenses to this related party.

                            HAWKER PACIFIC AEROSPACE

8. RELATED PARTY TRANSACTIONS (CONTINUED)
NOTES PAYABLE TO RELATED PARTY

    As more fully described in Note 6, the Successor is subject to a note payable to a company controlled by shareholders of the Successor for $6,500,000 which is included in notes payable on the balance sheets. Interest expense on this note payable for the two months ended December 31, 1996, and the nine months ended September 30, 1997, amounted to $74,000 and $574,000, respectively.

DUE TO PARENT AND AFFILIATES

    The Predecessor generally funded its operations through borrowings from the Parent through October 31, 1996. The Predecessor made payments against such borrowings based on cash availability although there were no contractual payment terms. Amounts classified as current in the balance sheet at December 31, 1995, represent the estimated amount of the borrowing paid from working capital as of December 31, 1995. During the year ended December 31, 1995, and the ten months ended October 31, 1996, the weighted average interest rate was 5.6% and 4.9%, respectively. During the years ended December 31, 1995 and the ten months ended October 31, 1996, the average borrowings outstanding on the due to Parent and Affiliates were approximately $28,624,000 and $32,978,000, respectively, and Company recognized interest expense on borrowings from its Parent and Affiliates of $1,598,000, and $1,609,000, respectively. All borrowing amounts due to Parent and Affiliates were settled in connection with the November 1, 1996, acquisition of the Company.

MANAGEMENT FEE

    The Company has an agreement (the "Old Management Agreement") with Unique Investment Corporation ("UIC") to pay a management fee of $25,000 per month. Certain shareholders of the Company are related parties to UIC. The Company paid $50,000 to UIC during the period from November 1, 1996 through December 31, 1996, and $225,000 during the period from January 1, 1997 through September 30, 1997.

    In September 1997, the Company and Unique entered into a new management services agreement (the "New Management Services Agreement") pursuant to which, upon the consummation of the anticipated Offering, the Old Management Agreement will be terminated, and Unique will be entitled to receive $150,000 per year payable monthly commencing in January 1999 for certain management services rendered to the Company. The New Management Services Agreement will terminate upon the Company completing an underwritten public offering in which selling shareholders offer 25% or more of the Common Stock sold in such offering.

    In September 1997, the Company also entered into a mergers and acquisitions agreement with Unique pursuant to which Unique is entitled to receive $300,000 upon the closing of the BA Acquisition for services provided in connection with the acquisition.

PARENT COMPANY ALLOCATION OF EXPENSES

    The Predecessor received a charge from its Parent for certain insurance (i.e., workers' compensation, product liability, group medical, etc.) and employee benefit program expenses that were contracted and paid by the Parent and allocated to the various subsidiaries. Management believes these allocations approximate the amounts that would have been incurred had the Predecessor operated on a stand-alone basis. Included in general and administrative expense and cost of revenues is $436,000 and $1,504,000 for

                            HAWKER PACIFIC AEROSPACE

8. RELATED PARTY TRANSACTIONS (CONTINUED) the year ended December 31, 1995, and the ten months ended October 31, 1996, respectively, of costs charged to the Predecessor by the Parent for these programs.

WARRANTY REIMBURSEMENT FROM PARENT

    The Predecessor had an arrangement with the Parent whereby certain warranty costs incurred by the Predecessor for the failure of parts purchased from the Parent or its affiliates were reimbursed to the Predecessor. For the year ended December 31, 1995, the Predecessor received $184,000 for reimbursement of warranty costs incurred by the Predecessor.

9. EMPLOYEE BENEFIT PLANS

    Effective January 1, 1997, the Company adopted a defined benefit pension plan (the "1997 Plan") to provide retirement benefits to its employees. This non-contributory plan covers substantially all employees of the Company as of the effective date of the plan. Pursuant to plan provisions, normal monthly retirement benefits are equal to the participant's credited benefit service (up to a maximum of 35 years) times the sum of 0.75% of the participant's final average monthly compensation plus 0.65% of such compensation in excess of the participant's covered average monthly wage. The plan also provides for early retirement and certain death and disability benefits. The Company's funding policy for the plans is to contribute amounts sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974, plus any additional amounts which the Company may determine to be appropriate.

    During the year ended December 31, 1995, the assets and liabilities of the defined benefit pension plan were transferred to the Parent. For the year ended December 31, 1995 the Company recorded net periodic pension expense of $166,000. During the ten months ended October 31, 1996, the Company recorded a net periodic pension expense of $234,000 as part of the allocated charges from the Parent.

    The net pension cost for Company-sponsored defined benefit pension plans for the nine months ended September 30, 1997, included the following components:

                                                                                   SUCCESSOR
                                                                                 -------------
                                                                                  NINE MONTHS
                                                                                     ENDED
                                                                                 SEPTEMBER 30,
                                                                                     1997
                                                                                 -------------
Service cost...................................................................   $    70,000
Interest cost..................................................................        41,000
Actual gain on plan assets.....................................................       --
Net amortization and deferral..................................................        25,000
                                                                                 -------------
Net pension cost...............................................................   $   136,000
                                                                                 -------------
                                                                                 -------------

                            HAWKER PACIFIC AEROSPACE

9. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The reconciliation of the funded status of the defined benefit pension plan is as follows:

                                                                                   SUCCESSOR
                                                                                 -------------
                                                                                 SEPTEMBER 30,
                                                                                     1997
                                                                                 -------------
Actuarial present value of benefits:
  Vested benefits..............................................................   $  (111,000)
  Nonvested benefits...........................................................       (99,000)
                                                                                 -------------
Accumulated benefit obligation.................................................      (210,000)
Effect of projected future compensation increases..............................      (680,000)
                                                                                 -------------
Projected benefit obligation...................................................      (890,000)
Fair value of plan assets......................................................       --
                                                                                 -------------
Projected benefit obligation in excess of plan assets..........................      (890,000)
Unrecognized net losses........................................................       --
Unrecognized transition obligation.............................................       --
Unrecognized prior service cost................................................       753,000
Minimum pension liability......................................................       (74,000)
                                                                                 -------------
Pension liability..............................................................   $  (211,000)
                                                                                 -------------
                                                                                 -------------

    The Company made no contributions to the Plans during the nine months ended September 30, 1997.

    The assumptions used in the determination of the net pension cost for the defined benefit pension plan were as follows:

                                                                                            1997
                                                                                            -----
Discount rate..........................................................................          7%
Rate of increase in compensation levels................................................          3%
Expected long-term rate of return on assets............................................          7%

    Effective January 1, 1997, the Company also adopted a defined contribution 401(k) retirement savings plan which covers substantially all employees of the Company. Plan participants are allowed to contribute up to 15% of their base annual compensation and are entitled to receive a company match equal to 50% of the participant's contribution up to a maximum of 6% of the participant's annual base compensation. Participant contributions to the plan are immediately fully vested while company matching contributions are subject to a five-year vesting period. All contributions to the plan are held in a separate trust account. During the nine months ended September 30, 1997, the Company's matching contribution amounted to $105,000. This amount was expensed during the period and is included in the statement of operations.

10. RESTRUCTURING CHARGES

    The Predecessor closed its facility in Miami, Florida during May 1996. This closure and the transfer of certain fixed assets and inventory to the Sun Valley, California facility resulted in a nonrecurring restructuring charge of $1,196,000 in the statement of operations for the ten months ended October 31, 1996. The nonrecurring charge primarily includes costs incurred related to fixed and other asset write-offs of approximately $600,000, payroll and severance of approximately $190,000, moving and integration costs

                            HAWKER PACIFIC AEROSPACE

10. RESTRUCTURING CHARGES (CONTINUED)
of approximately $243,000 and the balance for facility and other charges. Additionally, the Company recorded Miami related inventory write-offs of approximately $489,000, which were charged to cost of sales during the ten months ended October 31, 1996. Revenues and operating income of Miami, Florida operations which will not be continued were approximately as follows for the year ended December 31, 1995, and the ten months ended October 31, 1996:

                                                                        1995          1996
                                                                    ------------  ------------
Revenue...........................................................  $  7,404,000  $  2,049,000
Operating income (loss)...........................................       (74,000)      (40,000)

11. STOCKHOLDERS EQUITY

    Aqhawk, Inc. was formed on November 1, 1996 with the issuance of 400 shares of Series A Preferred Stock to an individual for $2,000,000 and the issuance of 5,794,860 shares of Common Stock to the same individual, certain shareholders of UIC and management of the Company. Effective November 1, 1996 Aqhawk, Inc. merged with the Company through the issuance of 2,897,430 shares of Common Stock of the Company in exchange for the 5,794,860 shares of Common Stock of Aqhawk, Inc. and the issuance of 400 shares of Series A Preferred Stock of the Company for 400 shares of Preferred Stock of Aqhawk, Inc. A value of $40,000 was assigned to the 231,794 shares of Common Stock issued to management and such amount was expensed as compensation expense in the two months ended December 31, 1996. In September 1997 the Company received $500,000 for the issuance of 50,415 shares of the Company's Common Stock. The capital infusion was made pursuant to an agreement under which the majority shareholder had agreed to provide to the Company up to $1,000,000 in return for Common Stock. Subsequent to September 30, 1997 the majority shareholder provided an additional $500,000 in exchange for 52,154 shares of Common Stock of the Company.

12. NONMONETARY EXCHANGE TRANSACTION

    During the nine months ended September 30, 1997, the Company sold certain landing gear with a book value of $1,240,000 for a different landing gear valued at $1,800,000 and cash of $250,000. In connection with the exchange transaction the Company recognized profit of $78,000 during the nine months ended September 30, 1997, representing the pro rata portion of the gain associated with the cash received. The landing gear received in the exchange was recorded in the amount of $1,068,000.

13. ACQUISITION

    On September 8, 1997, the Company signed a "letter of intent" related to a significant purchase of assets for approximately $21.9 million, subject to due diligence, from British Airways to expand international operations to include the United Kingdom. The assets to be purchased consist primarily of machinery and equipment, tooling, inventory and rotable assets. These assets will be generally located in the United Kingdom and utilized in landing gear, flap track and carriage overhaul and repair services, related to the British Airways fleet as well as other customers.

                            HAWKER PACIFIC AEROSPACE

14. PROPOSED INITIAL PUBLIC OFFERING AND OTHER SUBSEQUENT EVENTS

    During 1997, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission, relating to an initial public offering of 2,600,000 shares of the Company's unissued Common Stock (222,716 additional shares if the underwriters' warrants are exercised) and up to 415,000 shares of Common Stock held by a selling shareholder. If the initial public offering is consummated under the terms presently anticipated, all of the Preferred Stock outstanding will convert into 222,222 shares of Common stock.

    In connection with the initial public offering, the Board of Directors has approved a 579.48618 for one stock split of the Company's Common Stock which is to be effected prior to the registration statement going effective. All references in the accompanying financial statements to the number of shares of Common Stock, per common share amounts have been retroactively adjusted to reflect the stock split. In addition, the Company's capital structure was changed to reflect 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock authorized. The Board of Directors has authority to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the shareholders.

    In November 1997, the Board of Directors adopted the Company's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan, provides for the grant of options to directors, officers, other employees and consultants of the Company to purchase up to an aggregate of 640,444 shares of Common Stock. The purpose of the 1997 Plan is to provide participants with incentives that will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. Options granted under the 1997 Plan may be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options.

    The exercise price of any incentive stock options granted may not be less than 100% of the fair market value of Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10.0% of the total combined voting power of all classes of capital stock of the Company). Nonqualified options may be granted under the 1997 Plan at an exercise price of not less than 85% of the fair market value of the Common Stock on the date of grant. Options may not be exercised more than ten years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10.0% of the total combined voting power of all classes of capital stock of the Company). The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

    In November 1997, the Board of Directors of the Company granted six-year options to purchase 262,000 shares of Common Stock under the 1997 Plan. All of these options are exercisable at the initial public offering price per share. The options generally will be subject to vesting and will become exercisable at a rate of 5% per quarter from the date of grant, subject to the optionee's continuing employment with the Company. Certain options become fully vested and exercisable upon a change in control as defined.

    In addition, in November 1997, the Board of Directors granted five-year management stock options to purchase an aggregate of 116,444 shares of Common Stock. All of these options are vested and are exercisable at $9 per share or, in the event of the initial public offering described above, the exercise price will be changed to the initial public offering price per share.

                            HAWKER PACIFIC AEROSPACE
        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

    Pursuant to an Agreement of Purchase and Sale of Stock, AqHawk, Inc. (the "Purchase Agreement") purchased all of the Company's outstanding stock from BTR plc effective as of November 1, 1996 (the "Acquisition"). AqHawk, Inc. was formed as a holding company for the sole purpose of acquiring the stock of the Company. Effective December 6, 1996, the assets and liabilities of AqHawk, Inc. were merged into the Company. The Acquisition has been accounted for under the purchase accounting method. The aggregate purchase price was approximately $29,800,000, which includes the cost of the Acquisition. The aggregate purchase price was allocated to the assets of the Company, based upon estimates of their respective fair market values. The excess of purchase price over the fair values of the net assets acquired was initially $1,019,000 and has been recorded as goodwill.

    The following unaudited pro forma condensed combining statements of operations of Hawker Pacific, Inc. (the "Company") for the year ended December 31, 1996 and the nine months ended September 30, 1996, have been prepared to illustrate the effect of the Acquisition, as though the Acquisition had occurred on January 1, 1996, for purposes of the pro forma statements of operations. The pro forma adjustments and the assumptions on which they are based are described in the accompanying Notes to the Unaudited Pro Forma Condensed Combining Statements of Operations.

    The pro forma condensed combining statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations of the Company that would have been reported had the Acquisition occurred on January 1, 1996, nor do they represent a forecast of the results of operations for any future period. The unaudited pro forma condensed combining statements, including the Notes thereto should be read in conjunction with the historical consolidated financial statements of the Company and the Predecessor to the Company, which are, respectively, incorporated herein by reference and included herein.

                            HAWKER PACIFIC AEROSPACE
        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                  HISTORICAL
                                                           -------------------------
                                                           PREDECESSOR   SUCCESSOR                    PRO FORMA
                                                           -----------  ------------                   COMBINED
                                                           TEN MONTHS    TWO MONTHS                  ------------
                                                              ENDED        ENDED                      YEAR ENDED
                                                           OCTOBER 31,  DECEMBER 31,    PRO FORMA    DECEMBER 31,
                                                              1996          1996       ADJUSTMENTS       1996
                                                           -----------  ------------  -------------  ------------
Revenues.................................................   $  32,299    $    6,705     $      --     $   39,004
Cost of revenues.........................................      27,027         4,599           173(1)      31,799
                                                           -----------  ------------        -----    ------------
Gross profit.............................................       5,272         2,106          (173)         7,205
Operating expenses:
  Selling expenses.......................................       2,248           525            --          2,773
  General and administrative expenses....................       2,796           534            58          3,388
  Restructuring charges..................................       1,196            --            --          1,196
                                                           -----------  ------------        -----    ------------
                                                                6,240         1,059            58          7,357
                                                           -----------  ------------        -----    ------------
Income (loss) from operations............................        (968)        1,047          (231)          (152)
Other:
  Interest and other income..............................          --             7            --              7
  Interest expense.......................................      (1,609)         (203)         (500)        (2,312)
                                                           -----------  ------------        -----    ------------
Income (loss) before taxes...............................      (2,577)          851          (731)        (2,457)

Provision (benefit) for income taxes.....................        (971)          382          (345)          (934)
                                                           -----------  ------------        -----    ------------
Net income (loss)........................................   $  (1,606)   $      469     $    (386)    $   (1,523)
                                                           -----------  ------------        -----    ------------
                                                           -----------  ------------        -----    ------------
Net earnings per share...................................                $     0.15                   $    (0.43)
Average shares outstanding...............................                 3,119,627                    3,119,627

           See accompanying notes to pro forma financial statements.

                            HAWKER PACIFIC AEROSPACE
        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                                                  PRO FORMA
                                                                   HISTORICAL                     COMBINED
                                                                  -------------                 -------------
                                                                   NINE MONTHS                   NINE MONTHS
                                                                      ENDED                         ENDED
                                                                  SEPTEMBER 30,    PRO FORMA    SEPTEMBER 30,
                                                                      1996        ADJUSTMENTS       1996
                                                                  -------------  -------------  -------------
Revenues........................................................    $  29,567      $  --         $    29,567
Cost of revenues................................................       25,018            139(1)       25,157
                                                                  -------------        -----    -------------
Gross profit....................................................        4,549           (139)          4,410

Operating expenses:
  Selling expenses, general.....................................        4,346             60(2)        4,406
  Restructuring charges.........................................        1,196             --           1,196
                                                                  -------------        -----    -------------
                                                                        5,542             60          (5,602)
                                                                  -------------        -----    -------------
Income (loss) from operations...................................         (993)          (199)         (1,192)
Other:
  Interest expense                                                     (1,449)          (285)(3)       (1,734)
                                                                  -------------        -----    -------------
Income (loss) before taxes......................................       (2,442)          (484)         (2,926)
Provision (benefit) for income taxes............................         (928)          (184)         (1,112)
                                                                  -------------        -----    -------------
Net income (loss)...............................................    $  (1,514)     $    (300)    $    (1,814)
                                                                  -------------        -----    -------------
                                                                  -------------        -----    -------------
Net earnings (loss) per share...................................                                 $     (0.58)
Average shares outstanding......................................                                   3,119,627

           See accompanying notes to pro forma financial statements.

                            HAWKER PACIFIC AEROSPACE

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING

                            STATEMENTS OF OPERATIONS

The unaudited pro forma combined statements of operations assume that the Acquisition was completed on January 1, 1996. The unaudited pro forma combined statement of operations are not necessarily indicative of operating results which would have been achieved had the Acquisition been consummated as of January 1, 1996 and should not be construed as representative of future operations. The allocation of the purchase price amount identifiable tangible and intangible assets was based on analysis of the estimated fair value of those assets. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill.

1) Represents the pro forma adjustment for depreciable equipment and leasehold improvements and amortization of landing gear based on the allocation of the purchase price to the fair values of those assets and there remaining useful lives.

2)  Pro forma adjustment consist of the following:

                                                            NINE MONTHS
                                                               ENDED            YEAR ENDED
                                                         SEPTEMBER 30, 1996  DECEMBER 31, 1996
                                                         ------------------  -----------------
A -- Depreciation and amortization of equipment,
   leasehold improvements                                    $    9,000          $   8,000
B -- Amortization of goodwill                                    51,000             50,000
                                                                -------            -------
                                                             $   60,000          $  58,000
                                                                -------            -------
                                                                -------            -------

    A -- Represents depreciation and amortization of equipment and leasehold improvement as described in note 1 above.

    B  -- Represents the amortization of goodwill calculated as follows.

Goodwill                                                          $1,019,000
Life                                                               15 years
                                                                  ---------
Annual Amortization                                               $  68,000
                                                                  ---------
                                                                  ---------

      Amortization for nine months =                                $  51,000
                                                                    ---------
                                                                    ---------
      Amortization for year                              $  68,000
      Amortization recorded in two months ended
        December 31, 1996                                  (18,000)
                                                         ---------
                                                            50,000  $  50,000
                                                                    ---------
                                                                    ---------

General and administrative expense includes $947,000 of expense related to environmental remediation costs, settlement costs and legal fees related to the predecessor Company's lawsuit with the United States Environmental Protection Agency and the State of California in connection with certain alleged violations of environmental regulations an groundwater contamination. The Company was fully indemnified by BTR plc in the Purchase Agreement.

                            HAWKER PACIFIC AEROSPACE

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING

                      STATEMENTS OF OPERATIONS (CONTINUED)

3) Adjusts interest expense assuming the revolving line of credit, bank and related party notes which funded the Acquisition were outstanding on January 1, 1996 and that the applicable interest rates on the Acquisition date were effective on January 1, 1996. Deferred financing costs are being amortized as a component of interest expense over five years using on a straight-line basis. Total interest expense include in the unaudited pro forma condensed combining statement of operations was calculated as follows:

                                                                      ACQUISITION DATE           PRO FORMA
                                                                ----------------------------     INTEREST
                         DESCRIPTION                               BALANCE     INTEREST RATE      EXPENSE
            -------------------------------------               -------------  -------------  ---------------
Revolving line of credit                                        $   6,615,841        7.13%     $     472,000
Note payable to bank                                               13,500,000        7.45%         1,006,000
Note payable to related party                                       6,500,000        11.8%           767,000
Deferred financing costs                                              337,000          N/A            67,000
                                                                                              ---------------
Annual interest expense                                                                        $   2,312,000
Interest recorded                                                                                  1,812,000
                                                                                              ---------------
  Pro forma adjustment                                                                         $     500,000
                                                                                              ---------------
                                                                                              ---------------
Pro forma interest expense for nine months                                                     $   1,734,000
Interest recorded                                                                                  1,449,000
                                                                                              ---------------
                                                                                              ---------------
Pro forma adjustment                                                                           $     285,000
                                                                                              ---------------
                                                                                              ---------------

4) The income tax expense adjustment relates to the above described pro forma adjustments and was calculated using the historical effective tax rate of 38% for the ten months ended October 31, 1996.

HOLLAND FACILITY

    The Company's Netherlands operation extends its services internationally, providing an advanced hydraulic maintenance facility to service Europe and the Middle East.

SPARES

    Hawker Pacific stocks thousands of different parts to assist operators in planning and controlling their maintenance budgets.

    EXCHANGE POOL SHORTS 3-30 BRAKE ASSEMBLY

    A DUNLOP CARBON BRAKE ASSEMBLY FOR THE BAEL AND RJ SERIES AIRCRAFT

MANUFACTURING

    Hawker Pacific designs and fabricates its own proprietary components, plus a variety of build-to-print components and assemblies for aircraft manufacturers and the military.

CUSTOMER SUPPORT

    The Company constantly strives to build on its quality assurance standards, and decrease overhaul and repair turn times.

AOG SUPPORT

    The Company maintains Aircraft On the Ground service 24 hours a day, seven days a week staffed by personnel who have the experience to solve problems fast.

    ALL NON DESTRUCTIVE TESTING PROCESSES ARE PERFORMED ON-SITE BY THE COMPANY'S TECHNICIANS

    IN-HOUSE LAB FACILITIES PROVIDE ALL PLATING BATHS AND SOLUTIONS TO MEET CUSTOMERS' SPECIFICATIONS

    HYDRO-ELECTRIC TESTING OF BRAKE SERVO VALVE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HERETO.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          8
Acquisition of Certain Assets of British
  Airways......................................         15
Use of Proceeds................................         17
Dividend Policy................................         17
Capitalization.................................         18
Dilution.......................................         19
Selected Financial Data........................         20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         22
Business.......................................         30
Management.....................................         42
Certain Transactions...........................         49
Principal and Selling Shareholders.............         51
Description of Capital Stock...................         52
Shares Eligible For Future Sale................         53
Underwriting...................................         54
Legal Matters..................................         55
Experts........................................         55
Additional Information.........................         55
Financial Statements...........................        F-1

                            ------------------------

    UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,766,667 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                            EVEREN SECURITIES, INC.

                             THE SEIDLER COMPANIES
                                  INCORPORATED

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an itemized statement of all expenses to be incurred in connection with the issuance and distribution of the securities that are the subject of this Registration Statement other than underwriting discounts and commissions. The following expenses incurred with respect to the distribution will be paid by the Company, and such amounts, other than the Securities and Exchange Commission registration fee and the NASD filing fee, are estimates only.

Securities and Exchange Commission registration fee.............  $  10,316
NASD filing fee.................................................      3,904
Nasdaq National Market System listing fee.......................     32,055
Representative's nonaccountable expense allowance (1%)*.........    234,000
Printing and engraving expenses.................................    125,000
Transfer agent and registrar fees...............................      3,000
Legal fees and expenses.........................................    160,000
Accounting fees and expenses....................................    267,000
Miscellaneous expenses..........................................    164,725
                                                                  ---------
      Total.....................................................  $1,000,000
                                                                  ---------
                                                                  ---------

------------------------

*   Assumes an initial public offering price of $9 per share.

    The Selling Shareholder shall bear the underwriting discounts and commissions and nonaccountable expense allowance attributable to the shares sold by the Selling Shareholder in this Offering.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Amended and Restated Articles of Incorporation ("Amended Articles") provide that, pursuant to the California Corporations Code, the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by, or in the right of, the Company for breach of a director's duties to the Company or its shareholders. This provision in the Amended Articles does not eliminate the directors' fiduciary duty and does apply for certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Company's Amended and Restated Bylaws (the "Amended Bylaws") require the Company to indemnify its officers and directors to the full extent permitted by law, including circumstances in which indemnification would otherwise be discretionary. Among other things, the Amended Bylaws require the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and allows the Company to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    Section 317 of the California Corporations Code ("Section 317") provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 317 also provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such persons shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 317 provides further that to the extent a director or officer of a California corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification authorized by Section 317 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 317.

    In addition, the Company intends to enter into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and executive officers prior to the consummation of the Offering. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements will also require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that its Amended Articles of

Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The Company also intends to obtain directors' and officers' liability insurance.

    The Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

    The Company believes that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following is a table of recent option grants and sales of unregistered securities:

EFFECTIVE DATE OF ISSUANCE            ISSUED TO           NUMBER AND TYPE OF SECURITY         CONSIDERATION
---------------------------  ---------------------------  ---------------------------  ---------------------------
November 1996                Five shareholders of Unique  2,607,688 shares of Common               (1)
                             Investment Corp. ("Unique")  Stock

November 1996                Four executive officers      231,794 shares of Common                 (1)
                                                          Stock

November 1996                Two sales representatives    57,948 shares of Common                  (1)
                                                          Stock

November 1997                Four executive officers      Options to Purchase 116,444  Services Rendered
                                                          shares at $9

IPO date                     A principal shareholder      222,222 shares of Common     Conversion of 400 shares of
                                                          Stock                        Series A Preferred Stock
                                                                                       issued in connection with
                                                                                       the BTR Transaction, for
                                                                                       which Ms. Bastian paid
                                                                                       $2,000,000

November 1997                Employee Stock Options to    Options to purchase 262,000  Services rendered
                             employees, including four    shares at IPO price
                             executive officers

September 30, 1997           A principal shareholder      50,415 shares of Common      $500,000
                                                          Stock

October 10, 1997             A principal shareholder      52,154 shares of Common      $500,000
                                                          Stock

------------------------

(1) Effective November 1, 1996, Aqhawk, Inc., ("Aqhawk"), a corporation owned by the Unique shareholders and management of the Company, purchased all of the outstanding capital stock of the Company from BTR Dunlop, Inc. ("BTR") (the "BTR Transaction"). The purchase price Aqhawk paid was approximately $29,802,861 provided through a combination of bank debt and funds in the aggregate amount of $8,500,000 provided by Melanie L. Bastian, a principal shareholder and former director of the Company, consisting of subordinated debt and $2,000,000 cash in return for the issuance of Preferred Stock. In December 1996, Aqhawk was merged with the Company. In the merger, each two shares of Common Stock of Aqhawk were converted into one share of Common Stock of the Company, and each share of preferred stock was converted into one share of Series A Preferred Stock of the Company, resulting in the issuance of the shares shown on this chart.

    The Company believes that the issuances of securities pursuant to the foregoing transactions were exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof as transactions not involving public offerings. No underwriters were engaged in connection with any of the foregoing offers or sales of securites and no commissions were paid in connection with such sales.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits, which are furnished with this Registration Statement or incorporated herein by reference, are filed as a part of this Registration Statement:

EXHIBIT
NUMBER                            EXHIBIT DESCRIPTION
------ --------------------------------------------------------------------------
  1.1  Form of Underwriting Agreement.
  2.1  Agreement relating to the Sale and Purchase of part of the Business of
         British Airways plc dated December 20, 1997 by and among the Company,
         Hawker Pacific Aerospace Limited and British Airways plc., and related
         Landing Gear Overhaul Services Agreement.+

  3.1  Amended and Restated Articles of Incorporation of the Company.(1)

  3.2  Amended and Restated Bylaws of the Company.(1)

  4.1  Specimen Common Stock Certificate.*

  4.2  Representatives' Warrant Agreement.

  5.1  Opinion of Troy & Gould Professional Corporation.*

 10.1  1997 Stock Option Plan and forms of Stock Option Agreements.(1)

 10.2  Employment Agreement dated November 1, 1996 between the Company and David
         L. Lokken.(1)

 10.2A Amendment No. 1 dated November 14, 1997 to Employment Agreement.*

 10.3  Employment Agreement dated November 1, 1996 between the Company and Brian
         S. Aune.(1)

 10.3A Amendment No. 1 dated November 14, 1997 to Employment Agreement.*

 10.4  Employment Agreement dated November 1, 1996 between the Company and Brian
         S. Carr.(1)

 10.4A Amendment No. 1 dated November 14, 1997 to Employment Agreement.*

 10.5  Employment Agreement dated November 1, 1996 between the Company and
         Michael A. Riley.(1)

 10.5A Amendment No. 1 dated November 14, 1997 to Employment Agreement.*

 10.6 Form of Indemnification Agreement for directors and executive officers of the Company.*

 10.7  Business Loan Agreement dated November 27, 1996 between the Company and
         Bank of America National Trust and Savings Association.(1)

 10.8 Agreement of Purchase and Sale of Stock effective as of November 1, 1996 by and among BTR Dunlop, Inc., BTR, Inc., the Company and Aqhawk,
         Inc.(1)

 10.9  Repair, Overhaul, Exchange, Warranty and Distribution Agreement dated
         November 1, 1996 between the Company and Dunlop Limited, Aviation
         Division.(1)+

EXHIBIT
NUMBER                            EXHIBIT DESCRIPTION
------ --------------------------------------------------------------------------
 10.10 Distribution Agreement dated November 1, 1996 between the Company and
         Dunlop Limited, Precision Rubber.(1)

 10.11 Repair, Overhaul, Exchange, Warranty and Distribution Agreement dated
         November 1, 1996 between the Company and Dunlop Equipment Division.+

 10.12 Repair Services Agreement dated September 9, 1997 between the Company and
         American Airlines, Inc.+*

 10.13 Award/Contract dated September 20, 1995 issued by USCG Aircraft Repair and
         Supply Center to the Company.(1)+

 10.14 Maintenance Services Agreement dated August 19, 1994 between the Company and Federal Express Corporation.+

 10.15 Addendum to Leases dated March 31, 1997 by and between the Company and Industrial Centers Corp.(1)

 10.16 Management Services Agreement dated November 14, 1997 between the Company and Unique Investment Corp.(1)

 10.17 Mergers and Acquisitions Agreement dated September 2, 1997 between the
         Company and Unique Investment Corp.(1)

 10.18 Subordinated Note for $6,500,000 in favor of Melanie Bastian.*

 10.19 First Amendment to Subordinated Promissory Note in favor of Melanie L.
         Bastian.*

 10.20 Bank of America Loan Amendment.*

 10.21 Lease Agreement dated July 28, 1994 by and between the Company and
         Industrial Bowling Corp.

 10.22 Lease Agreement dated July 28, 1994 by and between the Company and
         Industrial Bowling Corp.

 10.23 Lease Agreement dated July 28, 1994 by and between the Company and
         Industrial Bowling Corp.

 10.24 Lease Agreement dated July 28, 1994 by and between the Company and
         Industrial Bowling Corp.

 21.1  Subsidiaries of the Company.*

 23.1  Consent of Ernst & Young LLP.

 23.2  Consent of Troy & Gould Professional Corporation (contained in Exhibit
         5.1).*

 23.3  Consent of Daniel C. Toomey, Director Nominee.

 23.4  Consent of Joel F. McIntyre, Director Nominee.

 24.1  Power of Attorney (1)

 27.1  Financial Data Schedule(1)

------------------------

+ Portions of exhibits deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidentiality.

*   To be filed by amendment.

(1) Previously filed on November 14, 1997.

    (b) The following schedules supporting the financial statements are included herein:

        Schedule II--Valuation and Qualifying Accounts

    All other schedules are omitted, since the required information is not present in amounts sufficient to require submission of schedules or because the information required is included in the Registrant's financial statements and notes thereto.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sun Valley, State of California, on December 24, 1997.

                                HAWKER PACIFIC AEROSPACE

                                By:             /s/ DAVID L. LOKKEN
                                     -----------------------------------------
                                                  David L. Lokken
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Lokken and Scott Hartman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement and/or amendment thereto pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ SCOTT W. HARTMAN
------------------------------  Chairman of the Board        December 24, 1997
       Scott W. Hartman

                                Chief Executive Officer
     /s/ DAVID L. LOKKEN          (Principal Executive
------------------------------    Officer), President and    December 24, 1997
       David L. Lokken            Director

                                Vice President and Chief
      /s/ BRIAN S. AUNE           Financial Officer
------------------------------    (Principal Financial and   December 24, 1997
        Brian S. Aune             Accounting Officer)

    /s/ DANIEL J. LUBECK*
------------------------------  Director                     December 24, 1997
       Daniel J. Lubeck

     /s/ JOHN G. MAKOFF*
------------------------------  Director                     December 24, 1997
        John G. Makoff

*By: /s/ SCOTT W. HARTMAN
------------------------------
    Scott W. Hartman
    ATTORNEY-IN-FACT

                            HAWKER PACIFIC AEROSPACE
                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

                                                   COLUMN B           COLUMN C                        COLUMN E
                                                  ----------  ------------------------               ----------
                    COLUMN A                      BALANCE AT  CHARGED TO   CHARGED TO    COLUMN D    BALANCE AT
------------------------------------------------  BEGINNING    COSTS AND      OTHER     -----------  THE END OF
                  DESCRIPTION                     OF PERIOD    EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
------------------------------------------------  ----------  -----------  -----------  -----------  ----------
                  PREDECESSOR
Year Ended December 31, 1995                      $  111,000   $  50,000       --       $ $(122,000 (a) $   39,000

Ten Months Ended October 31, 1996                     39,000     345,000       --          (188,000 (a)    196,000

                   SUCCESSOR
Two Months Ended December 31, 1996                   196,000      --           --          (129,000 (a)     67,000

Nine Months Ended September 30, 1997                  67,000     117,000       --           (84,000 (a)    100,000

------------------------

(a) Represents amounts written-off against the allowance for doubtful accounts, net of recoveries and reversals.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            EXHIBIT DESCRIPTION
------ --------------------------------------------------------------------------
  1.1  Form of Underwriting Agreement.
  2.1  Agreement relating to the Sale and Purchase of part of the Business of
         British Airways plc dated December 20, 1997 by and among the Company,
         Hawker Pacific Aerospace Limited and British Airways plc., and related
         Landing Gear Overhaul Services Agreement.+

  3.1  Amended and Restated Articles of Incorporation of the Company.(1)

  3.2  Amended and Restated Bylaws of the Company.(1)

  4.1  Specimen Common Stock Certificate.*

  4.2  Representatives' Warrant Agreement.

  5.1  Opinion of Troy & Gould Professional Corporation.*

 10.1  1997 Stock Option Plan and forms of Stock Option Agreements.(1)

 10.2  Employment Agreement dated November 1, 1996 between the Company and David
         L. Lokken.(1)

 10.2A Amendment No. 1 dated November 14, 1997 to Employment Agreement.*

 10.3  Employment Agreement dated November 1, 1996 between the Company and Brian
         S. Aune.(1)

 10.3A Amendment No. 1 dated November 14, 1997 to Employment Agreement.*

 10.4  Employment Agreement dated November 1, 1996 between the Company and Brian
         S. Carr.(1)

 10.4A Amendment No. 1 dated November 14, 1997 to Employment Agreement.*

 10.5  Employment Agreement dated November 1, 1996 between the Company and
         Michael A. Riley.(1)

 10.5A Amendment No. 1 dated November 14, 1997 to Employment Agreement.*

 10.6 Form of Indemnification Agreement for directors and executive officers of the Company.*

 10.7  Business Loan Agreement dated November 27, 1996 between the Company and
         Bank of America National Trust and Savings Association.(1)

 10.8 Agreement of Purchase and Sale of Stock effective as of November 1, 1996 by and among BTR Dunlop, Inc., BTR, Inc., the Company and Aqhawk,
         Inc.(1)

 10.9  Repair, Overhaul, Exchange, Warranty and Distribution Agreement dated
         November 1, 1996 between the Company and Dunlop Limited, Aviation
         Division.(1)+

 10.10 Distribution Agreement dated November 1, 1996 between the Company and
         Dunlop Limited, Precision Rubber.(1)

 10.11 Repair, Overhaul, Exchange, Warranty and Distribution Agreement dated
         November 1, 1996 between the Company and Dunlop Equipment Division.+

 10.12 Repair Services Agreement dated September 9, 1997 between the Company and
         American Airlines, Inc.+*

 10.13 Award/Contract dated September 20, 1995 issued by USCG Aircraft Repair and
         Supply Center to the Company.(1)+

 10.14 Maintenance Services Agreement dated August 19, 1994 between the Company and Federal Express Corporation.+

 10.15 Addendum to Leases dated March 31, 1997 by and between the Company and Industrial Centers Corp.(1)

EXHIBIT
NUMBER                            EXHIBIT DESCRIPTION
------ --------------------------------------------------------------------------
 10.16 Management Services Agreement dated November 14, 1997 between the Company and Unique Investment Corp.(1)

 10.17 Mergers and Acquisitions Agreement dated September 2, 1997 between the
         Company and Unique Investment Corp.(1)

 10.18 Subordinated Note for $6,500,000 in favor of Melanie Bastian.*

 10.19 First Amendment to Subordinated Promissory Note in favor of Melanie L.
         Bastian.*

 10.20 Bank of America Loan Amendment.*

 10.21 Lease Agreement dated July 28, 1994 by and between the Company and
         Industrial Bowling Corp.

 10.22 Lease Agreement dated July 28, 1994 by and between the Company and
         Industrial Bowling Corp.

 10.23 Lease Agreement dated July 28, 1994 by and between the Company and
         Industrial Bowling Corp.

 10.24 Lease Agreement dated July 28, 1994 by and between the Company and
         Industrial Bowling Corp.

 21.1  Subsidiaries of the Company.*

 23.1  Consent of Ernst & Young LLP.

 23.2  Consent of Troy & Gould Professional Corporation (contained in Exhibit
         5.1).*

 23.3  Consent of Daniel C. Toomey, Director Nominee.

 23.4  Consent of Joel F. McIntyre, Director Nominee.

 24.1  Power of Attorney (1)

 27.1  Financial Data Schedule(1)

------------------------

+ Portions of exhibits deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidentiality.

*   To be filed by amendment.

(1) Previously filed on November 14, 1997.

    (b) The following schedules supporting the financial statements are included herein:

        Schedule II--Valuation and Qualifying Accounts